As filed with the Securities and Exchange Commission on June 13, 2007

Registration No. 333-139203

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 9 to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOFUEL ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	2869	20-5952523
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1801 Broadway, Suite 1060
Denver, CO 80202
(303) 592-8110

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Scott H. Pearce BioFuel Energy Corp. 1801 Broadway, Suite 1060 Denver, CO 80202 (303) 592-8110 Fax: (303) 592-8117	Thomas J. Edelman BioFuel Energy Corp. 667 Madison Avenue New York, NY 10021 (212) 371-1117 Fax: (212) 888-6877
(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

Ronald Cami Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000 Fax: (212) 474-3700	Gerald S. Tanenbaum Cahill Gordon & Reindel llp 80 Pine Street New York, NY 10005 (212) 701-3000 Fax: (212) 269-5420

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

CALCULATION OF REGISTRATION FEE

Title of class of securities	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common stock, $0.01 par value per share	6,037,500 shares	$10.50	$63,393,750	$6,784

(1) Includes 787,500 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any. See ‘‘Underwriting’’.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3) $32,100 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 13, 2007

Prospectus

5,250,000 shares

BioFuel Energy Corp.

Common stock

This is an initial public offering of shares of common stock by BioFuel Energy Corp.

Prior to this offering, there has been no public market for our common stock. The estimated initial public offering price is $10.50 per share.

We are selling 5,250,000 shares of common stock to the underwriters in this offering. Concurrent with this offering, we are selling 4,250,000 shares in a private placement directly to affiliates of Greenlight Capital, Inc. and Third Point LLC, our two principal stockholders, and Thomas J. Edelman, our Chairman. We refer to the affiliates of Greenlight and Third Point and Mr. Edelman, in their capacity as purchasers of shares, collectively as the private purchasers, and we refer to the private placement of shares of common stock hereunder to the private purchasers as the concurrent private placement. We will receive the full proceeds and will not pay underwriting discounts or commissions with respect to shares that are sold to the private purchasers.

Our common stock has been approved for listing on the Nasdaq Global Market under the symbol ‘‘BIOF’’.

	Per share to public	Per share to private purchasers		Total
Initial public offering price	$	$		$
Underwriting discount	$		—	$
Proceeds to BioFuel, before expenses	$	$		$

We have granted the underwriters an option for a period of 30 days to purchase up to 787,500 additional shares of common stock on the same terms and conditions set forth above to cover over-allotments, if any.

Investing in our common stock involves a high degree of risk. See ‘‘Risk factors’’ beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on             , 2007.

JPMorgan	Citi	A.G. Edwards
Bear, Stearns & Co. Inc.		Cowen and Company

, 2007

You should rely only on the information contained in this prospectus or to which we have referred you, including any free writing prospectus that we file with the Securities and Exchange Commission relating to this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

‘‘BioFuel Energy Corp.’’ and our logo are trademarks for which we have applied for federal trademark protection. Other products, services and company names mentioned in this prospectus are the service marks or trademarks of their respective owners.

i

Industry and market data

We obtained the industry, market and competitive data used in this prospectus from our own research, internal surveys and studies conducted by third parties, industry associations or general publications and other publicly available information. Much of our discussion of the ethanol industry, including government regulation and forecasted demand growth is based on information published by the Renewable Fuels Association, or RFA, the national trade association for the American ethanol industry, to which we belong. Because the RFA is a trade organization, it may present information in a manner that is more favorable to the ethanol industry.

Ethanol units and ethanol production capacities

All references to gallons of ethanol refer to denatured ethanol, a blend of pure ethanol and approximately 5% unleaded gasoline. The gasoline is added as a denaturant, rendering the ethanol undrinkable and therefore not subject to alcoholic beverage taxes.

Each of our planned ethanol plants will have a production capacity specified in the applicable construction agreement. The Wood River and Fairmont plants will each have a production capacity of 115 million gallons per year, or Mmgy, of ethanol. We also expect our planned Alta facility to have a 115 Mmgy production capacity. ‘‘Mmgy’’ means millions of gallons per year, ‘‘Bgpy’’ means billions of gallons per year and ‘‘Mmbtu’’ means millions of British Thermal Units.

Stock split immediately prior to offering

BioFuel Energy Corp. currently has 1,000 shares of common stock issued and outstanding. Immediately prior to this offering, BioFuel Energy Corp. will effect a stock split with respect to its outstanding common stock. Based upon an assumed public offering price of $10.50 per share, the stock split would be effected at a ratio of 5,041.824 to 1, which would result in 5,041,824 shares of common stock outstanding immediately prior to the offering. The actual stock split will be determined based upon the actual initial offering price. The per share amounts set forth in the BioFuel Energy Corp. financial information presented in this prospectus have not been adjusted to reflect the anticipated stock split.

Following the stock split, there will be an aggregate of 32,500,000 shares of common stock and Class B common stock outstanding. The actual stock split will have no effect on the percentage economic or voting ownership of BioFuel Energy Corp. represented by the 5,250,000 shares of common stock offered hereby or the 4,250,000 shares of common stock to be sold to the private purchasers in the concurrent private placement, but will only affect the relative economic and voting ownership of our historical equity investors.

ii

Summary

This summary highlights certain information in the prospectus. It does not contain all information that may be important to you. You should carefully read the entire prospectus, including ‘‘Risk factors’’ before making an investment decision. Unless the context requires otherwise, ‘‘BioFuel’’, ‘‘we’’, ‘‘our’’ and ‘‘us’’ refer to BioFuel Energy Corp. and its subsidiaries, after giving effect to the recapitalization described below. References to ‘‘Cargill’’ refer to Cargill, Incorporated, its subsidiaries or affiliates.

Overview

We are a development stage company whose goal is to become a leading ethanol producer in the United States. We are currently constructing two 115 Mmgy ethanol plants in the Midwestern corn belt. In addition, we expect to commence construction of a third 115 Mmgy ethanol plant later this year. At each location, Cargill, with whom we have an extensive relationship, has a strong local presence and, directly or through affiliates, owns adjacent grain storage facilities. Three similar sites are being developed in anticipation of the possible construction of additional plants. All six sites were selected primarily based on access to favorably priced corn as well as availability of rail transportation and natural gas. We ultimately expect to grow, at least in part, through acquisitions. However, in current market conditions, we believe it is more attractive financially to build rather than buy. We will continue to assess the build versus acquire trade-off as we consider initiating construction on one or more of our next three sites.

From inception, we have worked closely with Cargill, one of the world’s leading agribusiness companies. Cargill will handle corn procurement, marketing of ethanol and distillers grain and transportation logistics for our two initial plants under long-term contracts. In addition, they will lease us their adjacent grain storage and handling facilities. We expect to enter into similar agreements for our third plant. Finally, we will have access to Cargill’s risk management services, which we believe to be particularly attractive with regard to corn given their virtually unique position in that market.

The Wood River, Nebraska and Fairmont, Minnesota plants are currently under construction and should be operational in the first quarter of 2008. Plans to construct a third plant in Alta, Iowa are being finalized and engineering and construction contracts relating to that facility should be finalized within 90 to 120 days. In the interim, site preparation in Alta will begin so that construction can proceed promptly once agreements are finalized. Sites in Gilman, Illinois, Atchison, Kansas and Litchfield, Illinois have been selected as the locations for possible additional plants. Land has been optioned and permit filings have begun at each of these sites.

Fixed-price, turnkey construction contracts are in place covering the Wood River and Fairmont plants with The Industrial Company, or TIC, of Steamboat Springs, Colorado, a leading industrial general contractor. We have a construction time slot confirmed and a preliminary agreement with TIC to build our Alta plant. Groundbreaking for the facility is currently expected late in the third quarter or early in the fourth quarter of 2007. Technology for the Wood River and Fairmont plants is being provided by Delta-T Corporation of Williamsburg, Virginia, a company with extensive experience in ethanol process technology and plant operation. We have not yet reached a commercial understanding with Delta-T for using its technology at Alta. If we are unable to reach an agreement, we will need to engage an alternative technology firm for that plant before construction there can begin. Once complete, the initial three plants are expected to produce 345 Mmgy of fuel grade ethanol and 1.1 million tons of distillers grain annually.

The following table provides an overview of ethanol plants we have under construction or in development.

	Under Construction		Under Development	Additional Development Sites
	Wood River, Nebraska	Fairmont, Minnesota	Alta, Iowa	Gilman, Illinois	Atchison, Kansas	Litchfield, Illinois
Capacity	115 Mmgy	115 Mmgy	115 Mmgy	115 Mmgy	115 Mmgy	115 Mmgy
Rail transportation	Union Pacific	Union Pacific	CN	CN and TPW	Union Pacific	Norfolk Southern and BNSF
Site	Owned	Owned	Optioned	Optioned	Optioned	Optioned
Construction start	Begun	Begun	Q3/Q4 2007	—	—	—
Expected completion	Q1 2008	Q1 2008	Q2 2009	—	—	—

Industry overview

Ethanol is a clean-burning, high-octane fuel produced from renewable sources. In the United States, ethanol is produced primarily from corn. It is used primarily as a gasoline additive to increase octane ratings and comply with air emissions regulations. According to the RFA, ethanol is blended into 30% of the gasoline sold in the United States. Ethanol blends of up to 10% are approved for use by major motor vehicle manufacturers.

We believe that the ethanol industry currently lacks sufficient capacity to meet anticipated demand. Drivers of substantial growth prospects in the market include:

•	Favorable production economics. Based on data provided by the RFA, the cost to produce a gallon of ethanol is currently significantly lower than the cost to produce a gallon of gasoline.

•	Blending benefits. Adding ethanol to gasoline raises gasoline’s octane level and results in a more complete fuel combustion, reducing carbon monoxide and nitrogen oxide emissions.

•	Expansion of gasoline supply. By blending ethanol with gasoline, the volume of gasoline available for sale is increased. According to the Energy Information Administration, between 1980 and 2005, petroleum refining capacity in the United States decreased approximately 5% while domestic demand increased approximately 21%. We believe that increased pressure on domestic fuel refining capacity will result in greater demand for ethanol.

•	Strong legislative and government policy support. The Renewable Fuels Standard, included in the Energy Policy Act of 2005, mandated minimum annual use of 7.5 billion gallons per year of renewable fuels in the U.S. fuel supply by 2012. In addition, the President and many members of Congress and farm state legislators are extremely supportive of the ethanol industry.

•	Favorable tax treatment. Ethanol’s favorable production economics are enhanced by a federal tax credit of $0.51 a gallon — $0.051 a gallon of gasoline at a 10% blend — that is received by refiners or marketers for blending ethanol into gasoline.

•	Replacement of MTBE. Historically, ethanol and methyl tertiary butyl ether, or MTBE, were the two primary additives used to meet the Clean Air Act’s oxygenate requirements. In recent years, as a result of health and environmental concerns, refiners have been phasing out MTBE. Ethanol has served as a replacement for much of the MTBE eliminated.

Competitive strengths

We believe we have the following competitive strengths:

•	Proven management. Our senior management has an extensive and successful record in the energy and natural resource sectors. Our Chairman, Thomas J. Edelman, has founded, led or played a significant role in managing more than half a dozen successful public and private energy companies over the past 25 years. Our President and Chief Executive Officer, Scott H. Pearce, and our Executive Vice President and Chief Operating Officer, Daniel J. Simon, have significant expertise in industrial development. Our senior management has extensive experience in acquisitions and dispositions of businesses, individual properties and groups of properties.

•	Plant locations. We have selected our plant locations based on an in-depth analysis designed to maximize profitability, particularly by minimizing the costs of corn, natural gas and electricity and assuring adequate rail access.

•	Relationship with Cargill. We have entered into a number of long-term contracts with Cargill, which participates in almost every aspect of the corn industry in the United States. In addition, Cargill has made an equity investment in BioFuel. We are aware of only one other ethanol company with which Cargill has this type of commercial relationship. We believe our relationship with Cargill will provide us with a number of competitive advantages:

•	Reliable corn supply. We expect to benefit from Cargill’s expertise in corn origination services and extensive experience with corn supply in the areas of our facilities. Pursuant to our corn supply agreements for our Wood River and Fairmont plants, Cargill will supply our corn requirements during the 20-year term of the contracts, regardless of local supply and demand.

•	Logistics and transportation. We believe access to Cargill’s expertise, through its extensive network of rail and trucking relationships and an array of logistical and scheduling tools, will minimize the risk of disruption or unexpected additional transportation costs for the delivery of corn and the transportation of the ethanol and distillers grain.

•	Ethanol and distillers grain marketing. Because of Cargill’s significant historical experience marketing ethanol and distillers grain, Cargill will provide immediate access to a broad customer base. Under 10-year agreements, Cargill will be responsible for maintaining a continuous outlet for the marketing, sale and distribution of all ethanol and distillers grain produced by our Wood River and Fairmont plants. In addition, we believe our relationship with Cargill positions us well with large end-users of ethanol due to the size and reliability of Cargill compared to other small ethanol marketers and producers that market ethanol directly or through other marketing channels.

•	Risk management services. We will have the opportunity to utilize Cargill’s comprehensive risk management platform to help manage our commodity risks relating to corn, ethanol and natural gas prices and may hedge through them.

We have entered into a letter agreement with Cargill with respect to our planned Alta plant and anticipate entering into long-term commercial agreements with them for this facility similar to those described above.

•	Close relationship with TIC. We are one of TIC’s strategic ethanol accounts and have a priority relationship with them. We believe this will enable us to add new ethanol production capacity faster than many of our competitors by providing access to construction slots as needed. This may be a key advantage over our competitors that have not secured construction commitments for their announced capacity expansions.

•	State-of-the-art production technology and operational scale. We expect each of our plants will utilize state-of-the-art ethanol production technology designed to produce the highest corn-to-ethanol conversion yields in the industry today, in addition to higher throughput, lower production costs and higher operating efficiency than smaller and older plants, which currently comprise the majority of industry capacity. In addition, we expect the scale of our facilities to generate significant cost efficiencies and other economies of scale.

Strategy

•	Become an industry leader. We intend to become one of the nation’s leading producers of ethanol. We initially intend to construct three ethanol plants, each of which will produce 115 Mmgy of fuel grade ethanol. We also have additional projects under development and evaluation that could further expand our ethanol production capacity. We expect to incur up to approximately $130 million in additional debt as funds are required to finance a portion of the costs of construction of our third plant. To the extent that we repay any outstanding subordinated debt with a portion of the proceeds of this offering and the concurrent private placement, then we would need to borrow additional debt to finance our Alta plant.

•	Dedication to cost control and efficiency. We are developing and constructing our ethanol facilities with a focus on minimizing cost inputs such as corn, natural gas and transportation. Once our plants are operational, we will continue to promote a culture of cost control and efficiency regardless of economic cycle.

•	Evaluate alternative production technologies. We will continually review technological developments that could result in more efficient production. We believe our sites will accommodate modifications to utilize alternative feedstock supplies or production technologies that may become available in the future, including ethanol from corn stover, cellulosic biomass and switchgrass.

•	Flexibility to capitalize on market opportunities. Because of the unpredictability of energy markets and commodity prices, we believe it is important to be prepared to respond quickly to strategic opportunities presented by changes in market conditions. We plan to maintain a capital structure that will enable us to withstand and capitalize on opportunities presented by changing market conditions.

•	Consider possible sales of plants or plant sites. We believe our plants will have a number of competitive advantages, particularly under certain market conditions. Consequently, there may be opportunities to sell individual plants or plant sites on favorable terms. Being dedicated to maximizing our stockholders’ returns, we expect to consider the sale of one or more plants or plant sites and to actively seek such opportunities on a regular basis.

•	Risk management. We will seek to eventually hedge a majority of our corn and natural gas costs, as well as our primary product, ethanol. By doing so, we expect to limit our exposure to commodity price fluctuations and reduce earnings volatility.

Risk factors

Our relationship with Cargill subjects our company to certain risks that are more fully described in the ‘‘Risk Factors’’ and ‘‘Business’’ sections. These risks include the following.

•	We are dependent on Cargill, and it is possible that our interests may conflict. Cargill has commercial relationships with other ethanol producers, including at least one of our competitors, and has announced plans to develop four 100 Mmgy ethanol plants in the Midwestern United States. Cargill may favor its own interests or those of its other business partners over ours. We have waived any claims for conflict of interest under our marketing agreements with Cargill except that we have retained a right to terminate the agreements if we suffer material quantifiable loss.

•	Under our agreement with Cargill, if any of five parties identified on an annual basis by Cargill acquires 30% or more of our common stock or the power to elect a majority of our Board, Cargill may terminate our commercial agreements.

•	If either the Wood River or Fairmont plant is not complete by December 31, 2009, Cargill may terminate its commercial agreements relating to that plant.

In addition, we will face other significant challenges. The numerous risks we are exposed to are discussed more fully in the ‘‘Risk Factors’’ section immediately following this summary. These risks include:

•	A lack of operating history;

•	Difficulties securing suitable sites, obtaining the services of qualified contractors, receiving approvals and permits and funding construction costs;

•	Possible excess production capacity in the ethanol industry resulting from new plants under construction or decreases in demand;

•	Dependence on key members of management;

•	Failure to reach definitive agreements with Cargill with respect to our Alta plant or any additional plants;

•	Dependence on TIC and its partner Delta-T, and the possibility that delays, defaults or non-performance by TIC or Delta-T could adversely affect us;

•	Failure or inability to reach definitive agreements relating to the construction of and/or the technology to be used in our proposed Alta plant;

•	Emergence of new, more energy-efficient technologies for producing ethanol that could displace corn-based ethanol;

•	Our significant indebtedness;

•	Fluctuations in the selling price and production cost of gasoline;

•	Possible operating disruptions in our operations;

•	Dependence on commodity prices, which are subject to significant volatility and uncertainty;

•	Increasing prices, escalation of construction costs and potential shortages of corn and natural gas;

•	The potentially adverse effects of hedging and other risk mitigation strategies;

•	Our ability to compete effectively;

•	The dependence of our industry upon a myriad of federal and state legislation and regulation, including the blenders’ credit, the Freedom to Farm Act, tariff barriers and the RFS; and

•	The effect of environmental, health and safety laws, regulations and liabilities.

Any of the above risks could adversely affect our financial condition, results of operations and profitability. Investment in our common stock involves significant risks. You should read and consider the information set forth in ‘‘Risk factors’’ and all other information set forth in this prospectus before investing in our stock.

Organizational structure

Immediately prior to this offering we will effect the recapitalization described in ‘‘Organizational structure’’. BioFuel Energy Corp. will contribute the net proceeds to BioFuel Energy, LLC, which we refer to as ‘‘the LLC’’, in exchange for additional membership interests. Following the recapitalization and this offering, BioFuel Energy Corp. will be a holding company whose sole asset will be a controlling equity interest in the LLC. As the sole managing member of the LLC, BioFuel Energy Corp. will operate and control all of the business and affairs of the LLC and its subsidiaries. BioFuel Energy Corp. will consolidate the financial results of the LLC and its subsidiaries. Members of the LLC prior to the recapitalization (other than Biofuel Energy Corp.), which we refer to as our ‘‘historical LLC equity investors’’, will be the only other members of the LLC at the time of this offering and their ownership interest in the LLC will be reflected as a minority interest in BioFuel Energy Corp.’s consolidated financial statements. Our historical LLC equity investors consist of affiliates of Greenlight Capital, Inc., Third Point LLC and Cargill, certain of our Directors and officers and certain other investors. The historical LLC equity investors’ interests in the LLC will entitle them to their pro rata economic benefits in the LLC, but they will have no voting rights in the LLC. However, each historical LLC equity investor will be issued one share of our Class B common stock for each membership interest held by them in the LLC.

Holders of shares of Class B common stock will have no economic rights because they will not be entitled to any monetary rights, including rights to receive dividends or to receive a distribution upon a dissolution, liquidation or winding up of BioFuel Energy Corp. Holders of shares of Class B common stock, however, will be entitled to one vote for each share held. Prior to this offering, two affiliates of Greenlight Capital, Inc. held all the interests in BioFuel Energy Corp. We refer to these two historical investors in BioFuel Energy Corp., together with our historical LLC equity investors, as our ‘‘historical equity investors’’. To ensure that our public stockholders are treated fairly with our historical LLC equity investors, our charter will require that all distributions received from the LLC, other than distributions to cover tax obligations and other corporate expenses, will be dividended to holders of our common stock (which does not include the Class B common stock).

Our historical LLC equity investors may exchange their LLC membership interests for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. We expect that, as a result of these exchanges in the future, the tax basis of the LLC’s assets attributable to our interest in the LLC will be increased. These increases in tax basis will result in a tax benefit to BioFuel that would not have been available but for the future exchanges of the LLC membership interests for shares of our common stock. These increases in tax basis would reduce the amount of tax that BioFuel would otherwise be required to pay in the future, although the IRS may challenge all or part of the tax basis increases, and a court could sustain such a challenge. The exchanges by our historical LLC equity investors of membership interests for shares of our common stock will not, except for the tax benefit generated for BioFuel, affect our public stockholders.

We intend to enter into a tax benefit sharing agreement with our historical LLC equity investors that will provide for a sharing of these tax benefits between the company and the historical LLC equity investors. Under this agreement, BioFuel will make a payment to an exchanging LLC member of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of this increase in tax basis. BioFuel and its common stockholders will benefit from the remaining 15% of cash savings, if any, in income tax that is realized by BioFuel. For purposes of the tax benefit sharing agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of the LLC as a result of the exchanges and had we not entered into the tax benefit sharing agreement. The term of the tax benefit sharing agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless a change of control occurs and we exercise our resulting right to terminate the tax benefit sharing agreement for an amount based on agreed payments remaining to be made under the agreement. For additional information regarding our tax benefit sharing agreement, see ‘‘Certain relationships and related party transactions—Tax benefit sharing agreement’’.

Immediately following this offering our public stockholders will own approximately 16.2% of our equity and our historical equity investors (including the private purchasers) will own approximately 83.8%. If the underwriters exercise in full their option to purchase additional shares, immediately following this offering, public stockholders will own approximately 18.1% of our equity and historical equity investors (including the private purchasers) will own approximately 81.9%.

Concurrent private placement

Concurrent with this offering, the private purchasers have agreed to purchase directly from us in a private placement 4,250,000 shares of our common stock at the initial public offering price.

Corporate information

BioFuel Energy Corp. was formed as a Delaware corporation in April 2006 as a holding company through which certain of our historical equity investors hold membership interests in the LLC. The LLC was organized as a Delaware limited liability company in January 2006. For a more complete description of our company history, please refer to ‘‘Organizational structure — Company history’’.

Our principal executive offices are located at 1801 Broadway, Suite 1060, Denver, Colorado 80202. Our telephone number is (303) 592-8110. Our website address is www.bfenergy.com. The content of our website is not a part of this prospectus.

The offering

Common stock offered by us in this offering through the underwriters	5,250,000 shares

Common stock sold by us in the concurrent private placement	4,250,000 shares

Total common stock offered by us in this offering and sold in the concurrent private placement	9,500,000 shares

Common stock and Class B common stock to be outstanding after this offering and the concurrent private placement	32,500,000 total shares. Based on an assumed initial public offering price of $10.50 per share, 14,541,824 of such shares will be common stock and 17,958,176 of such shares will be Class B common stock. The actual number of shares of common stock and Class B common stock constituting the 32,500,000 total shares will depend on a stock split, which split will be determined based on the actual initial public offering price. The actual stock split, however, will have no effect on the percentage economic or voting ownership of BioFuel represented by the 5,250,000 shares of common stock offered hereby and the 4,250,000 shares of common stock to be sold in the concurrent private placement. Holders of shares of Class B common stock will have no economic rights but will be entitled to one vote for each share held. In addition, there will be 17,958,176 membership interests in the LLC that can be exchanged for newly issued shares of common stock on a one-for-one basis, in which case the related shares of Class B common stock will be retired.

Use of proceeds	We estimate that the net proceeds from this offering and the concurrent private placement will approximate $93 million, after deducting underwriting discounts and our offering expenses. We expect that the net proceeds will ultimately be used to fund the equity portion of the construction costs of our Alta plant. However, prior to the time funds are required at Alta, we may use them to repay or defer borrowings under our bank construction loans for the Wood River and Fairmont plants. To the extent we feel we have sufficient liquidity, we may use a portion of the net proceeds to repay outstanding subordinated debt.

We intend to borrow up to approximately $130 million of additional debt to finance the remaining costs of construction of our Alta plant. Such required borrowing would be increased to the extent we use a portion of the net proceeds to repay outstanding subordinated debt. As funds are required for the construction of our Alta ethanol plant, we expect to borrow these funds under existing or subsequent bank facilities, which, in combination with proceeds from this offering and the concurrent private placement and internal cash flow, would fund such expenditures. For further discussion of our expected use of proceeds from this offering and the concurrent private placement, see ‘‘Use of proceeds’’.

Voting rights	Each share of our common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally. Our public stockholders will collectively have approximately 16.2% of the voting power in BioFuel Energy Corp. (or approximately 18.1% if the underwriters exercise in full their option to purchase additional shares) and our historical equity investors (including the private purchasers) will have approximately 83.8% of the voting power in BioFuel Energy Corp. (or approximately 81.9% if the underwriters exercise in full their option to purchase additional shares).

Each member of the LLC (other than BioFuel Energy Corp.) will receive one share of our Class B common stock for each membership interest held. The shares of Class B common stock have no economic rights but will entitle the holder to one vote for each share held of record on all matters submitted to a vote of stockholders. If a holder of Class B common stock exchanges any of its membership interests in the LLC for shares of our common stock, the shares of Class B common stock held by such holder and attributable to the exchanged LLC membership interests will automatically be transferred to BioFuel Energy Corp. and be retired without further action.

Holders of our common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend policy	We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Risk factors	See ‘‘Risk factors’’ and the other information included in this prospectus for a discussion of some of the factors you should consider carefully before deciding to invest in our common stock.

Listing	Our common stock has been approved for listing on the Nasdaq Global Market, or Nasdaq, under the symbol ‘‘BIOF’’.

The number of shares of our common stock to be outstanding after this offering and the concurrent private placement excludes 3,000,000 shares of common stock reserved for issuance under our 2007 Equity Incentive Compensation Plan. Effective upon and subject to the completion of this offering, we plan to grant to employees and Directors an aggregate of 100,810 shares of restricted common stock and options to purchase an aggregate of 370,950 shares of our common stock with an exercise price equal to the initial public offering price per share indicated on the cover of this prospectus. The number of shares of common stock to be outstanding after the offering and the concurrent private placement set forth in this prospectus does not take these restricted stock and option awards into account.

Other information about this prospectus

Unless specifically stated otherwise, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option.

Risk factors

Investing in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as other information contained in this prospectus, including ‘‘Management’s discussion and analysis of financial condition and results of operations’’. The risks described below are those that we believe are the material risks we face. Any of these risks could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks relating to our business and industry

We do not have an operating history and our business may not succeed.

We are a new company with no operating results to date, and therefore you do not have an operating history upon which you can evaluate our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly over a short period.

Some of these risks relate to our potential inability to:

•	construct our planned plants;

•	commence significant operations;

•	recruit and retain key personnel, including plant managers, particularly as the industry expands and we face increasing competition;

•	effectively manage our business and operations;

•	successfully establish and maintain our intended low-cost structure;

•	predict the extent to which our operations may adversely impact the local price of our primary production inputs and our primary products;

•	manage rapid growth in personnel and operations; and

•	successfully address the other risks described throughout this prospectus.

If we cannot successfully manage these risks, our business and results of operations and financial condition will suffer.

We may not be able to implement our strategy as planned or at all.

Our strategy depends on our ability to develop and construct ethanol production facilities. While we currently have two facilities under construction, we have not yet begun construction of our third plant under development. The construction of this facility is contingent on a number of significant uncertainties, including those described below. In addition, the two facilities that are currently under construction may encounter difficulties or delays during the construction process. As a result, we may be unable to construct our facilities as planned or at all.

We may not be able to secure sites for our plants.    We have entered into option agreements to purchase land for our third plant in Alta, Iowa and for our other development sites, but we have not yet secured property for any plant under evaluation. As a result of the significant expansion of ethanol production capacity currently underway in the United States, we believe that there is increasing and intense competition for suitable sites for ethanol plants, and we may not be able to secure suitable sites for construction of future facilities. In addition, title defects or other title problems may arise following the purchase of land options which may render the land unsuitable for the construction of an ethanol plant.

We may not be able to obtain the approvals and permits that will be necessary in order to construct and operate our facilities as planned.    Although we have begun the permitting process

with respect to our Alta plant and our other plants under development, we have not yet obtained all of the required permits for the operation of Alta and the construction of these other plants. Before we begin construction of these plants, we will need to obtain a number of required permits, which is often a time-consuming process. If we experience delays in obtaining the required approvals and permits for our plants under development, our expected construction start dates may be delayed. If we are unable to obtain the required approvals and permits for any of our plants under development, we will not be able to construct these plants. In addition, in order to operate our new facilities, we will also need to obtain the final approval of the rail line operators that operate adjacent rail lines. In addition, federal and state governmental requirements could substantially increase our costs, which could materially harm our results of operations and financial condition.

We may be unable to secure construction services or supplies for our additional plants under development and evaluation on acceptable terms.    Our strategy is particularly dependent on the continued availability of construction services. Although we have received a construction commitment from TIC with respect to our Alta plant under development, we have not entered into agreements for the engineering, procurement or construction for this plant or with respect to any of our other plants under development or evaluation. We have also not yet reached an agreement with Delta-T to use its technology at Alta. If we are unable to reach an agreement, we will need to engage an alternative technology firm for the Alta plant before construction can begin. Any such contracts would limit our exposure to higher costs in developing and completing new ethanol production facilities. We believe that contractors, engineering firms, construction firms and equipment suppliers increasingly are receiving requests and orders from other companies to build ethanol production facilities, which has led to an escalation of projected construction costs and an increase in the length of time to construct ethanol plants. Therefore, we may not be able to secure their services or products for our Alta plant or other plants under development or evaluation on a timely basis or on acceptable financial or commercial terms.

We may not be able to obtain the financing necessary to complete construction of our Alta plant under development or to complete future acquisitions.    In addition to the net proceeds of this offering and the concurrent private placement, we intend to borrow up to approximately $130 million of additional debt as funds are required to finance a portion of the costs of construction of our Alta plant. To the extent that we repay any outstanding subordinated debt with a portion of the proceeds of this offering and the concurrent private placement, then we would need to borrow additional debt to finance our Alta plant. This amount assumes the full utilization of our current bank facility. This amount may be partially offset by cash flow generated by our first two plants. We intend to raise part or all of these necessary funds through additional debt financing. We may also need further funding if there are delays in construction or increased construction costs at any of our planned construction sites or to complete any acquisitions that we may identify from time to time. We may finance unanticipated construction costs or acquisitions with additional indebtedness or by issuing additional equity securities. We may not have access to the required funding, or funding may not be available to us on acceptable terms.

Although we have completed our initial borrowing under our bank facility, additional borrowings for the construction of our Wood River and Fairmont plants remain subject to the satisfaction of a number of additional conditions precedent, including, among other considerations, compliance with debt covenants and the provision of engineers’ reports satisfactory to the lenders. To the extent that we are not able to satisfy these requirements, we will not be able to make additional borrowings under the bank facility without obtaining a waiver or consent from the lenders. Any inability to borrow under our bank facility could materially harm our ability to finance construction of these plants.

We may encounter unanticipated difficulties in constructing our plants. The TIC subsidiary that has agreed to construct our Wood River and Fairmont plants has not previously constructed an entire ethanol plant of the size and type we are constructing. In addition, the Delta-T technology we plan to utilize at our plants is currently in use only in ethanol plants with capacities of 60 Mmgy or less. Further, we remain responsible for the construction of certain infrastructure outside of the Wood River and Fairmont plants, such as a rail loop and rail connections, natural gas interconnect pipelines and grain elevator improvements. As a result, we may encounter unanticipated difficulties and the construction and development of our proposed plants may be more costly or time-consuming than we anticipate. We may be entitled to seek damages from TIC if we encounter unanticipated difficulties in constructing or operating our proposed plants, but our ability to seek damages may be limited. Under the engineering, procurement and construction, or EPC, contracts relating to our Wood River and Fairmont plants, TIC’s liability is capped at 100% of the contract price until provisional acceptance of the relevant plant and 30% of the contract price thereafter. TIC may also be wholly or partially excused from performance under the EPC contracts due to certain force majeure events or delays or defaults on our part.

Competition for qualified personnel in the ethanol industry is intense, and we may not be able to hire and retain qualified personnel to operate our ethanol plants.    Our success depends in part on our ability to attract and retain competent personnel. For each of our plants, we must hire qualified managers, engineers and operations and other personnel, which can be challenging in a rural community. Competition for both managers and plant employees in the ethanol industry is intense, and we may not be able to attract and maintain qualified personnel. If we are unable to hire and maintain productive and competent personnel, our strategy may be adversely affected and we may not be able to efficiently operate our ethanol plants upon completion of construction as planned.

Delays and defects may cause our costs to increase to levels that would make our new facilities too expensive to construct or unprofitable.    We may suffer significant delays or cost overruns at our sites that could prevent us from commencing operations as expected as a result of various factors. These factors include shortages of workers or materials, construction and equipment cost escalation, transportation constraints, adverse weather, unforeseen difficulties or labor issues, or changes in political administrations at the federal, state or local levels that result in policy change towards ethanol in general or our projects in particular. Defects in materials or workmanship could also delay the commencement of operations of our planned facilities, increase production costs or negatively affect the quality of our ethanol and distillers grain. Due to these or other unforeseen factors, we may not be able to proceed with the construction or operation of our ethanol production facilities under construction or in development in a timely manner or at all.

Excess production capacity in our industry resulting from new plants under construction or decreases in the demand for ethanol or distillers grain could adversely affect our business.

According to the RFA, domestic ethanol production capacity has increased from approximately 1.8 Bgpy, in 2001, to an estimated 5.9 Bgpy at April 2007. The RFA estimates that, as of April 2007, approximately 6.2 Bgpy of additional production capacity, an increase of approximately 106% over current production levels, is under construction at 85 new and existing facilities. This estimate does not include our construction plans or certain expansion plans of other ethanol producers. In particular, Archer Daniels Midland Company, the largest domestic ethanol producer, has announced plans to increase its production capacity by approximately 51% by mid-2008. As a result of this increase in production, the ethanol industry faces the risk of excess capacity. In a manufacturing industry with excess capacity, producers have an incentive to continue manufacturing products for so long as the price of the product exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard to interest, overhead or other fixed costs). If there is excess capacity in our industry, this could result in a reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs, which would have an adverse effect on our results of operations, cash flows and financial condition. If such circumstances were to arise, it would be extremely unlikely that the potential sale of one or more plants or plant sites would be worth pursuing at that time.

Excess ethanol production capacity also may result from decreases in the demand for ethanol, which could result from a number of factors, including regulatory developments and reduced gasoline consumption in the United States. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage, or as a result of technological advances, such as the commercialization of hydrogen fuel-cells, which could supplant gasoline-powered engines. There are a number of governmental initiatives designed to reduce gasoline consumption, including tax credits for hybrid vehicles and consumer education programs. There is some evidence that reduced gasoline consumption has occurred in the recent past as gasoline prices have increased in the United States.

In addition, because ethanol production produces distillers grain as a co-product, increased ethanol production will also lead to increased supplies of distillers grain. An increase in the supply of distillers grain, without corresponding increases in demand, could lead to lower prices.

Increased acceptance of ethanol as a fuel and construction of additional ethanol production plants could lead to shortages of availability and increases in the price of corn.

We anticipate that the expansion of the ethanol industry will lead to significantly greater demand for corn. Cargill, which has agreed to supply corn for our plants under construction, may have difficulty from time to time in sourcing corn on economical terms, due to supply shortages or elevated market prices. Any supply shortage could require us to suspend operations until corn becomes available on economical terms. Suspension of operations would materially harm our business, results of operations and financial condition. Additionally, the price we pay for corn could increase if another ethanol production facility were built in the same general vicinity, if we expand one of our production facilities or based on market conditions. In Minnesota, one of our competitors has begun construction on a large scale ethanol production plant approximately six miles from our Fairmont site, near Welcome, Minnesota. Two plants in such close proximity could lead to increases in the price of corn or shortages of availability of corn in the area. In addition, the price of corn has increased significantly over historical levels in late 2006 and to date in 2007. This increase in corn prices is due in part to the anticipated demand from new ethanol production plants under construction or development. We cannot assure you that the price of corn will not continue to rise, which could adversely affect our results of operations.

We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon the diligence and skill of our senior management for implementation of our proposed strategy and execution of our business plan. Our future success depends to a significant extent on the continued service and coordination of our senior management team, particularly Thomas J. Edelman, Scott H. Pearce, Daniel J. Simon, David J. Kornder and Timothy S. Morris. We rely on Mr. Edelman’s experience managing natural resources companies and his skill and experience in acquiring and disposing of businesses and properties. We also rely on the expertise and business relationships of Messrs. Edelman, Pearce and Simon in identifying our plant sites and securing construction, supply, marketing and other arrangements for our plants. None of these individuals would be easy to replace on short notice. In addition, Mr. Edelman, our Chairman, also serves as Chairman of two other companies and is on the board of directors and a significant stockholder in several additional companies. As a result, Mr. Edelman can commit only a portion of his business time to our company. We do not have employment agreements with any of our officers or key employees, other than Mr. Pearce and Mr. Simon. We do not maintain ‘‘key person’’ life insurance for any of our officers or other employees. The loss of any of our officers could delay or prevent the achievement of our business objectives.

We will be dependent on our commercial relationship with Cargill and will be subject to various risks associated with this relationship.

Our operating results may suffer if Cargill does not perform its obligations under our contracts.    We have entered into an extensive commercial relationship with Cargill and will be dependent on Cargill for the success of our business. This relationship includes long-term marketing agreements with Cargill, under which Cargill has agreed to market and distribute 100% of the ethanol and distillers grain produced at our Wood River and Fairmont production plants. We have also entered into corn supply agreements with Cargill, under which Cargill will supply 100% of the corn for our Wood River and Fairmont plants. We intend to enter into ethanol and distillers grain marketing agreements and corn supply agreements with Cargill for our Alta plant under development, although we cannot assure you that we will be able to enter into these agreements or that they will be on the same terms as the agreements currently in place with respect to our Wood River and Fairmont plants. The success of our business will depend on Cargill’s ability to provide our production plants with the required corn supply in a cost-effective manner and to market and distribute our products successfully. If Cargill defaults on payments to us, fails to perform any of its responsibilities or does not perform its responsibilities as effectively as we expect them to, our results of operations will be adversely affected.

Cargill may terminate the marketing and supply agreements relating to each of our Wood River and Fairmont plants if provisional acceptance of the plants does not occur by December 31, 2009.    If provisional acceptance under our EPC contracts with TIC relating to our Wood River or Fairmont plant does not occur by December 31, 2009, Cargill may terminate the marketing and supply agreements relating to that plant. This means that if the completion of construction of either of the first two plants, currently scheduled for the first quarter of 2008, were delayed beyond December 31, 2009 for any reason, Cargill could terminate, or seek to renegotiate the terms of, its commercial agreements with us relating to the delayed plant. Without our commercial relationship with Cargill, we may not be able to acquire sufficient corn to produce ethanol and distillers grain at expected capacities and may not be able to market our products successfully.

Cargill may terminate its arrangements with us in the event that certain parties acquire 30% or more of our common stock or the power to elect a majority of the Board. Cargill has the right to terminate its arrangements with us for any or all of our facilities if any of five identified parties or their affiliates acquires 30% or more of our common stock or the power to elect a majority of our Board of Directors. Cargill has designated five parties, each of which is currently engaged primarily in the agricultural commodities business, and it has the right to annually update this list of identified parties, so long as the list does not exceed five entities and the affiliates of such entities. The five parties currently identified by Cargill are Archer Daniels Midland Company, CHS Inc., Tate & Lyle PLC, The Scoular Company and Bunge Limited. Cargill’s termination right may have the effect of deferring, delaying or discouraging transactions with these parties and their affiliates that might otherwise be beneficial to us. If Cargill were to terminate any of our goods and services agreements, it would have a significant negative impact on our business and we would be unable to continue our operations at each affected facility until alternative arrangements were made. If we were required to make alternative arrangements, we may not be able to make such arrangements or, if we are able to make such arrangements, they may not be on terms as favorable as our agreements with Cargill. We currently have no agreements or structure in place that would prohibit any of the parties identified by Cargill from acquiring 30% or more of our common stock and we do not expect to have any such agreements or structures in the future. However, we have no expectation that any of these parties would have an interest in acquiring stock of the company. We will implement a procedure upon initiation of public trading to monitor Schedule 13D filings so that we will be informed of any parties accumulating ownership of our stock. If any identified party accumulates a significant amount of stock, our Board of Directors will address the matter at that time consistent with its fiduciary duties under applicable law.

If we do not meet certain quality and quantity standards under our marketing agreements with Cargill, our results of operations may be adversely affected.    If our ethanol or distillers grain does not meet certain quality standards, Cargill may reject our products or accept our products and decrease the purchase price to reflect the inferior quality. In addition, if our distillers grain is subject to a recall reasonably determined by Cargill to be necessary, we will be responsible for all reasonable costs associated with the recall. If we fail to produce a sufficient amount of ethanol or distillers grain and, as a result, Cargill is required to purchase replacement products from third parties at a higher purchase price to meet sale commitments, we must pay Cargill the price difference plus a commission on the deficiency volume. Our failure to meet the quality and quantity standards in our marketing agreements with Cargill could adversely affect our results of operations.

We will be subject to certain risks associated with Cargill’s ethanol marketing pool.    Under the terms of our ethanol marketing agreements, Cargill will place our ethanol in a common marketing pool with ethanol produced by Cargill and certain other third party producers. Each participant in the pool will receive the same price for its share of ethanol sold, net of freight and other agreed costs incurred by Cargill with respect to the pooled ethanol. Freight and other charges will be divided among pool participants based solely upon each participant’s ethanol volume in the pool. As a result, we may be responsible for higher freight and other costs than we would be if we did not participate in the marketing pool, depending on the freight and other costs attributable to the other marketing pool members. We have the right to opt out of the ethanol marketing pool for any contract year by giving Cargill six-months advance notice. However, we may be required to participate in the pool for an additional 18 months if Cargill has contractually committed to sell ethanol based on our continued participation in the pool.

We are subject to certain risks associated with our corn supply agreements with Cargill.    We have agreed to purchase our required corn supply for our Wood River and Fairmont plants exclusively from Cargill and will pay Cargill a per bushel fee for all corn Cargill sells to us. We cannot assure you that the prices we will pay for corn under our corn supply agreements with Cargill, together with the fee we have agreed to pay to Cargill, will be lower than the prices we could pay for corn from other sources.

Our interests may conflict with the interests of Cargill.    According to the RFA, as of April 2007, Cargill was the sixth largest domestic producer of ethanol, producing approximately 120 Mmgy, and has announced its intention to expand production at one of these facilities by approximately 110 Mmgy and to develop four new 100 Mmgy ethanol plants in the Midwestern United States. In addition, we understand that Cargill has entered into commercial arrangements similar to ours with ASAlliances Biofuels, Inc. and has made an equity investment in that company. Furthermore, we understand that Cargill markets ethanol for other third parties under the marketing pool arrangements described above. We cannot assure you that Cargill will not favor its own interests or those of other parties over our interests. Under our marketing agreements with Cargill, other than our right to terminate to the extent such conflict results in material quantifiable pecuniary loss, we have waived any claim of conflict of interest against Cargill for failure to use commercially reasonable efforts to maximize our returns to the extent such claims relate to an alleged conflict of interest or alleged preference to third parties for which Cargill provides marketing services. If we elected to terminate the marketing agreements in these circumstances, we would need to enter into replacement marketing arrangements with another party, which may not be possible at all or on terms as favorable as our current agreements with Cargill. To the extent a conflict of interest does not result in material quantifiable pecuniary loss, we would be without recourse against Cargill.

We may not be able to enter into definitive agreements with Cargill with respect to our additional plants under development.    Although we have entered into a letter agreement with Cargill with respect to our additional plants under development, we cannot assure you that we will be able to enter into definitive commercial agreements with Cargill relating to our planned Alta plant or any future plants on commercially reasonable terms or at all. If we are unable to enter into definitive commercial arrangements with Cargill with respect to these plants, we cannot assure you that we will be able to enter into replacement agreements with another party on commercially reasonable terms or at all.

New, more energy-efficient technologies for producing ethanol could displace corn-based ethanol and materially harm our results of operations and financial condition.

The development and implementation of new technologies may impact our business significantly. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulosic biomass such as agricultural waste, forest residue, and municipal solid waste. This trend is driven by the fact that cellulosic biomass is generally cheaper than corn and producing ethanol from cellulosic biomass would create opportunities to produce ethanol in areas that are unable to grow corn. Another trend in ethanol production research is to produce ethanol through a chemical process rather than a fermentation process, thereby significantly increasing the ethanol yield per pound of feedstock. Although current technology does not allow these production methods to be cost competitive, new technologies may develop that would allow these or other methods to become viable means of ethanol production in the future thereby displacing corn-based ethanol in whole or in part or intensifying competition in the ethanol industry. Our planned plants are designed to produce corn-based ethanol through a fermentation process. If we are unable to adopt or incorporate these advances into our operations, our cost of producing ethanol could be significantly higher than those of our competitors, and retrofitting our plants may be very time-consuming and could require significant capital expenditures. In addition, advances in the development of alternatives to ethanol, such as alternative fuel additives, or technological advances in engine and exhaust system design performance, such as the commercialization of hydrogen fuel-cells or hybrid engines, or other factors could significantly reduce demand for or eliminate the need for ethanol. We cannot predict when new technologies may become available, the rate of acceptance of new technologies, the costs associated with new technologies or whether these other factors may harm demand for ethanol.

We expect to incur a significant amount of indebtedness to construct our facilities, a substantial portion of which will be secured by our assets.

Assuming that this offering and the concurrent private placement generate net proceeds to us of $93 million as set forth under ‘‘Use of proceeds’’, we expect to borrow up to approximately $360 million in order to finance the construction of our three planned facilities. Under our current bank facility and our subordinated loan agreement, we have commitments in place for up to an aggregate of $210 million of construction loans for our Wood River and Fairmont plants. In addition, up to $20 million in working capital loans will be available to pay the operating expenses of these plants, with up to $5 million becoming available upon mechanical completion of a plant, up to $10 million becoming available upon provisional acceptance of a plant and the full $20 million becoming available if certain conditions precedent, including completion of the plants, are satisfied prior to June 30, 2009. We may also borrow additional amounts in order to finance construction or acquisition of, or investment in, additional ethanol production projects.

Our substantial indebtedness could have important consequences by adversely affecting our financial position.

Our substantial indebtedness could:

•	require us to dedicate all of our cash flow from operations (after the payment of operating expenses) to payments with respect to our indebtedness, thereby reducing the availability of our cash flow for working capital, capital expenditures and other general corporate expenditures;

•	restrict our ability to take advantage of strategic opportunities;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, competition or changes in our business or industry;

•	limit our ability to borrow additional funds;

•	restrict us from building new facilities or exploring business opportunities; and

•	place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

Our ability to make payments on and refinance our indebtedness will depend on our ability to generate cash from our operations. Our ability to generate cash from operations is subject, in large part, to general economic, competitive, legislative and regulatory factors and other factors that are beyond our control. We may not be able to generate enough cash flow from operations or obtain enough capital to service our debt or fund our planned capital expenditures.

If we do not have sufficient cash flow to service our debt, we would need to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, any or all of which we may not be able to do on commercially reasonable terms or at all.

We are subject to risks associated with our existing debt arrangements.

Our bank facility.    The subsidiaries that own our Wood River and Fairmont plants have entered into a bank facility with a group of financial institutions that is secured by substantially all of those subsidiaries’ assets. Although we have completed our initial borrowing under our bank facility, additional borrowings remain subject to the satisfaction of a number of additional conditions precedent, including compliance with debt covenants and the provision of engineers’ reports satisfactory to the lenders. To the extent that we are not able to satisfy these requirements, we will not be able to make additional borrowings under the bank facility without obtaining a waiver or consent from the lenders, which could result in a delay of our construction.

The terms of the bank facility include customary events of default and covenants that limit the applicable subsidiaries from taking certain actions without obtaining the consent of the lenders. In particular, our bank facility places significant restrictions on the ability of those subsidiaries to distribute cash to the LLC, which limits our ability to use cash generated by those subsidiaries for other purposes. In addition, the bank facility restricts those subsidiaries’ ability to incur additional indebtedness.

Under our bank facility, if Cargill, or as long as any warranty obligations remain outstanding under our Wood River or Fairmont EPC contracts, TIC or Delta-T admits in writing its inability to, or is generally unable to, pay its debts as such debts become due, we will be deemed to be in default.

In addition, the construction loans for our Wood River and Fairmont plants under our bank facility will become due and payable on June 30, 2009, unless certain conditions precedent are met by that date, including the substantial completion of those plants. If our Wood River and Fairmont plants are not substantially complete by June 30, 2009, any outstanding borrowings under our bank facility will be immediately due and payable, and we may not have sufficient funds to repay the borrowings.

Moreover, because the bank facility only contains limits on the amount of indebtedness that certain of our subsidiaries may incur, we have the ability to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

Our subordinated loan agreement.    The LLC has entered into a subordinated loan agreement with entities affiliated with Greenlight Capital, Inc. and entities and individuals affiliated with Third Point LLC. Subordinated borrowings are secured by the subsidiary equity interests owned by the LLC.

A default under our senior debt would also constitute a default under our subordinated debt and would entitle the lenders to accelerate the repayment of amounts outstanding. Moreover, these lenders would have the option to terminate any obligation to make further extensions of credit. In the event of a default, the lenders could also proceed to foreclose against the assets securing such obligations. Because the debt under our existing arrangements subjects substantially all of our assets to liens, there may be no assets left for stockholders in the event of a liquidation. In the event of a foreclosure on all or substantially all of our assets, we may not be able to continue to operate as a going concern.

Our future debt facilities will likely be secured by substantially all our assets.

We expect that the debt we will incur to finance our plants under development or evaluation will be incurred either pursuant to a new corporate credit facility that would replace our current bank facility and would be secured by substantially all of our assets or, in the alternative, by different, newly-formed subsidiaries, secured by substantially all of the assets related to those additional plants. Because the debt under these facilities may subject substantially all of our assets to liens, there may be no assets left for stockholders in the event of a liquidation.

Our profit margins may be adversely affected by fluctuations in the selling price and production cost of gasoline.

Ethanol is marketed as a fuel additive to reduce vehicle emissions from gasoline, as an octane enhancer to improve the octane rating of the gasoline with which it is blended and, to a lesser extent, as a gasoline substitute. As a result, ethanol prices are influenced by the supply of and demand for gasoline. Our results of operations may be materially harmed if the demand for or the price of gasoline decreases. Conversely, a prolonged increase in the price of or demand for gasoline could lead the U.S. government to relax import restrictions on foreign ethanol that currently benefit us.

Any facility that we complete may not operate as planned. A disruption in our operations could result in a reduction of sales volume and could cause us to incur substantial losses.

Our revenues will be derived from the sale of ethanol and distillers grain that we produce at our facilities. Any facility we construct may have operational problems preventing production at its expected capacity or requiring halts in production. Furthermore, local water, electricity and gas utilities may not be able to reliably supply the resources that our facilities will need or may not be able to supply them on acceptable terms. Our operations may be subject to significant interruption if any of our facilities experiences a major accident or is damaged by severe weather or other natural disasters. In addition, our operations may be subject to labor disruptions, unscheduled downtime or other operational hazards inherent in our industry. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not be adequate to cover the potential operational hazards described above and we may not be able to renew our insurance on commercially reasonable terms or at all. In addition, until our Alta plant under development is operational, we will be particularly dependent on our Wood River and Fairmont plants, and the effects of a disruption at these plants could have a more significant effect on our business.

Our business will be highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and on the availability of raw materials supplies, so our results of operations, financial condition and business outlook may fluctuate substantially.

Our results of operations depend substantially on the prices of various commodities, particularly the prices for ethanol, corn, natural gas and unleaded gasoline. The prices of these commodities are volatile and beyond our control. See ‘‘Management’s discussion and analysis of financial condition and results of operations — Components of revenues and expenses’’ for information regarding changes in the prices of ethanol, corn and natural gas during the period since 2000. As a result of the volatility of the prices for these items, our results may fluctuate substantially. We may experience periods during which the prices of our products decline and the costs of our raw materials increase, which in turn may result in operating losses and hurt our financial condition. If a substantial imbalance occurred, we may take actions to mitigate the effect of the imbalance, such as storing our uncontracted ethanol for a period of time. These actions could involve additional costs and could have a negative impact on our operating results.

Our business will be highly sensitive to corn prices, and we generally cannot pass along increases in corn prices to our customers.

Corn is the principal raw material we will use to produce ethanol and distillers grain. We expect corn costs to represent approximately 60% of our total operating expenses. Changes in the price of corn therefore will significantly affect our business. In general, rising corn prices result in lower profit margins. Under current market conditions, because ethanol competes with fuels that are not corn-based, we generally will be unable to pass along increased corn costs to our customers. At certain levels, corn prices would make ethanol uneconomical to use in fuel markets. Over the period from May 1997 to May 2007, corn prices, based on the Chicago Board of Trade, or CBOT, daily futures data, have ranged from a low of $1.83 per bushel in July 2000 to a high of $4.48 per bushel in February 2007, with prices averaging $2.44 per bushel during this period. As of May 18, 2007, the CBOT spot price of corn was $3.56 per bushel. The price of corn is influenced by a number of factors, including weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors, government policies and subsidies with respect to agriculture and international trade, and global and local supply and demand. In addition, any event that tends to increase the demand for corn could cause the price of corn to increase. We believe it is likely that increasing ethanol production capacity will contribute to a period of elevated corn prices compared to historical levels.

The price spread between ethanol and corn can vary significantly.

Our gross profit will depend principally on the spread — referred to as the ‘‘crush spread’’ — between the price of a gallon of ethanol and the price of the amount of corn required to produce a gallon of ethanol. During the period from September 1997 to May 2007, ethanol prices, based on average U.S. ethanol rack prices reported by Bloomberg, L.P., have ranged from a low of $0.94 per gallon in February 2002 to a high of $3.98 per gallon in July 2006, averaging $1.53 per gallon during this period, and the spot price of Chicago No. 2 yellow corn has ranged from $1.51 to $4.19. From 2005 to 2007, this spread has fluctuated widely, as average U.S. ethanol rack prices, reported by Bloomberg, have ranged from $1.18 to $3.98, and Chicago No. 2 yellow corn spot prices have ranged from $1.64 to $4.19. As of May 18, 2007, based on these same sources, the ethanol rack price was $2.43 per gallon, the spot price of corn was $3.56 per bushel and the spread between the average U.S. rack price for a gallon of ethanol and the amount of corn required to produce a gallon of ethanol was $3.01 per bushel. We expect fluctuations in the crush spread to continue. Any reduction in the crush spread, whether as a result of an increase in corn prices or a reduction in ethanol prices, would adversely affect our results of operations. A prolonged significant reduction in the crush spread could affect our ability to obtain financing for our planned Alta plant or our additional plants under development.

The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we will use in our manufacturing process.

We will rely upon third parties for our supply of natural gas, which we will use in the ethanol production process. The prices for and availability of natural gas are subject to volatile market conditions. The fluctuations in natural gas prices over the ten-year period from May 1997, through May 2007, based on the New York Mercantile Exchange, or NYMEX, daily futures data, have ranged from a low of $1.66 per Mmbtu in February 1999 to a high of $15.36 per Mmbtu in December 2005, averaging $4.92 per Mmbtu during this period. As of May 18, 2007, the NYMEX spot price of natural gas was $7.87 per Mmbtu. These market conditions are often affected by factors beyond our control such as the price of oil as a competitive fuel, higher prices resulting from colder than average weather conditions or the impact of hurricanes and overall economic conditions. Depending upon business conditions, we anticipate using approximately 7,920,000 Mmbtu of natural gas annually when our Wood River and Fairmont plants are fully operational and approximately 11,880,000 Mmbtu when all three of our proposed plants are fully operational. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices could adversely affect our results of operations.

Our results may be adversely affected by hedging transactions and other strategies.

We may enter into contracts to supply a portion of our ethanol and distillers grain production or to purchase a portion of our corn or natural gas requirements on a forward basis to offset some of the effects of volatility of ethanol prices and costs of commodities. From time to time, we may also engage in other hedging transactions involving exchange-traded futures contracts for corn and natural gas. The financial statement impact of these activities will depend upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts or our ability to sell excess corn or natural gas purchased in hedging transactions. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled when the physical commodity is either purchased (corn and natural gas) or sold (ethanol or distillers grain). We may experience hedging losses in the future. We may also vary the amount of hedging or other price mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial condition may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol.

We may not be able to compete effectively.

Upon completion and successful operation of our ethanol plants, we expect to compete with a number of significant ethanol producers in the United States, including Archer Daniels Midland Company, VeraSun Energy Corporation, ASAlliances Biofuels, Inc., Aventine Renewable Energy, Inc., Abengoa Bioenergy Corporation, US BioEnergy Corporation and Hawkeye Holdings Inc. Some of our competitors are divisions of larger enterprises and have substantially greater financial resources than we do. According to the RFA, Archer Daniels Midland Company, currently the largest domestic producer of ethanol, accounted for approximately 18% of domestic ethanol production capacity as of April 2007. In addition, Archer Daniels has announced that it intends to increase its ethanol production capacity by approximately 51% by mid-2008. According to the RFA, as of April 2007, the next nine largest domestic ethanol producers accounted for approximately 26% of domestic production capacity. Smaller competitors, made up mostly of farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have also been able to compete successfully in the ethanol industry. Many of these smaller competitors are farmer-owned, receive greater government subsidies than we will and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. We expect competition to increase as the ethanol industry becomes more widely known and demand for ethanol increases.

In addition, Cargill has entered into arrangements similar to ours with at least one other ethanol producer and has announced plans to expand production at an existing ethanol facility by 110 Mmgy and to develop four new 100 Mmgy ethanol plants in the Midwestern United States. If Cargill decides to forgo future opportunities to do business with us, or chooses to give these opportunities to our competitors or to retain them for itself, whether due to our performance or for reasons beyond our control, our business may not perform as expected.

We also face increasing competition from international suppliers. International suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours. Although there is a $0.54 per gallon tariff on foreign-produced ethanol that is approximately equal to the federal blenders’ credit, ethanol imports equivalent to up to 7% of total domestic production in any given year from various countries were exempted from this tariff under the Caribbean Basin Initiative in order to spur economic development in Central America and the Caribbean. In addition, this tariff is currently scheduled to expire in January 2009, and there can be no assurance that it will be renewed beyond that time. Any increase in domestic or foreign competition could force us to reduce our prices and take other steps to compete effectively, which may adversely affect our results of operations and financial position.

Growth in the sale and distribution of ethanol depends on changes to and expansion of related infrastructure which may not occur on a timely basis, if at all.

It currently is impracticable to transport by pipeline fuel blends that contain ethanol. Substantial development of infrastructure will be required by persons and entities outside our control for our business, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail car capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets; and

•	investment in refining and blending infrastructure to handle ethanol.

The substantial investments or government support required for these infrastructure changes and expansions may not be made on a timely basis or at all. Any delay or failure in making the changes to or expansion of infrastructure could weaken the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise materially harm our results of operations or financial position.

Transportation delays, including as a result of disruptions to infrastructure, could adversely affect our operations.

Our business will depend on the availability of rail and road distribution infrastructure. Any disruptions in this infrastructure network, whether caused by earthquakes, storms, other natural disasters or human error or malfeasance, could materially impact our business. It currently is impracticable to transport by pipeline fuel blends that contain ethanol, and we will have limited ethanol storage capacity at our facilities. Therefore, any unexpected delay in transportation of our ethanol could result in significant disruption to our operations. We will rely upon others to maintain our rail lines from our production plants to national rail networks, and any failure on their part to maintain the lines could impede our delivery of products, impose additional costs on us or otherwise cause our results of operations or financial condition to suffer.

Disruptions in the supply of oil or natural gas could materially harm our business.

Significant amounts of oil and natural gas are required for the growing, fertilizing and harvesting of corn, as well as for the fermentation, distillation and transportation of ethanol and the drying of distillers grain. A serious disruption in the supply of oil or natural gas and any related period of elevated prices could significantly increase our production costs and materially harm our business.

Our business may be influenced by seasonal fluctuations.

Our operating results may be influenced by seasonal fluctuations in the price of our primary operating inputs, corn and natural gas, and the price of our primary product, ethanol. The spot price of corn tends to rise during the spring planting season in May and June and tends to decrease during the fall harvest in October and November, although corn prices have not followed this pattern in 2006 and to date in 2007. The price for natural gas, however, tends to move inversely to that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, our ethanol prices are substantially correlated with the price of unleaded gasoline. The price of unleaded gasoline tends to rise during each of the summer and winter. Given our lack of operating history, we do not know yet how these seasonal fluctuations will affect our operating results over time.

The price of distillers grain is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grain.

Distillers grain is one of many animal feed products and competes with other protein-based animal feed products. The price of distillers grain may decrease when the price of competing feed products decreases. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grain. Because the price of distillers grain is not tied to production costs, decreases in the price of distillers grain will result in us generating less revenue and lower profit margins. In addition, the production of distillers grain is expected to rise significantly in connection with the projected expansion of ethanol production capacity in the United States over the next several years. As a result of this likely significant increase in supply, the market price of distillers grain may fall sharply from its current levels. If the market price of distillers grain falls, our business and financial results may be harmed.

Our financial results may be adversely affected by potential future acquisitions or sales of our plants, which could divert the attention of key personnel, disrupt our business and dilute stockholder value.

As part of our business strategy, we intend to (1) pursue acquisitions of other ethanol producers, building sites, production facilities, storage or distribution facilities and selected infrastructure and (2) seek opportunities to sell one or more plants or plant sites on a basis more favorable than we would expect to realize by holding them. Due to increased competition, however, we may not be able to secure suitable acquisition opportunities. Further, we may not be able to find a buyer or buyers for one or more of our plants or plant sites at prices that we considered attractive.

In addition, the completion of any acquisition may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our currently planned operations. Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing equity securities or debt that is convertible into equity securities, our existing stockholders may be diluted, which could affect the market price of our common stock. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

The domestic ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could adversely affect our results of operations and financial position.

The elimination of, or any significant reduction in, the blenders’ credit could have a material impact on our results of operations and financial position.    The cost of production of ethanol is made significantly more competitive with that of gasoline as a result of federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors that blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which amounted to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and is scheduled to expire in 2010. It is possible that the blenders’ credit will not be renewed beyond 2010 or will be renewed on different terms. In addition, the blenders’ credit, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and may be the subject of challenges, in whole or in part. If the blenders’ credit is not extended by June 30, 2009, or is scheduled to expire less than 18 months from any date after June 30, 2009, the amounts we will be required to deposit into an excess cash flow sweep account under our bank facility will increase.

The elimination of or significant changes to the Freedom to Farm Act could reduce corn supplies.    In 1996, Congress passed the Freedom to Farm Act, which allows farmers continued access to government subsidies while reducing restrictions on farmers’ decisions about land use. This act not only increased acreage dedicated to corn crops but also allowed farmers more flexibility to respond to increases in corn prices by planting greater amounts of corn. The elimination of this act could reduce the amount of corn available in future years and could reduce the farming industry’s responsiveness to the increasing corn needs of ethanol producers.

Ethanol can be imported into the United States duty-free from some countries, which may undermine the domestic ethanol industry.    Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their gasoline. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7.0% of U.S. production per year. In addition, the North American Free Trade Agreement, which went into effect on January 1, 1994, allows Canada and Mexico to import ethanol duty-free. Imports from the exempted countries may increase as a result of new plants under development. Production costs for ethanol in these countries can be significantly less than in the United States and the duty-free import of lower price ethanol through the countries exempted from the tariff may reduce the demand for domestic ethanol and the price at which we sell our ethanol.

The effect of the Renewable Fuels Standard in the recent Energy Policy Act is uncertain.    The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from MTBE to ethanol. The recently enacted Energy Policy Act, however, eliminated the mandated use of oxygenates and instead established minimum nationwide levels of renewable fuels — ethanol, biodiesel or any other liquid fuel produced from biomass or biogas — to be included in gasoline. The legislation also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator. The rules for implementation of the RFS and the energy bill were adopted in April 2007, and the ultimate effects of these rules on the ethanol industry are uncertain. In addition, the favorable ethanol provisions in the energy bill may be adversely affected by the enactment of additional legislation.

The legislation did not include MTBE liability protection sought by refiners. Ethanol producers predict that this lack of protection may result in accelerated removal of MTBE and increased demand for ethanol. Refineries, however, may use replacement additives other than ethanol, such as iso-octane, iso-octene and alkylate. Accordingly, the actual demand for ethanol may increase at a lower rate than previously estimated, resulting in excess production capacity in our industry, which would negatively affect our business.

Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the Environmental Protection Agency determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the nation, or that there is inadequate supply to meet the requirement. Any waiver of the RFS with respect to one or more states would reduce demand for ethanol and could cause our results of operations to decline and our financial condition to suffer.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We are, and will be upon completion of our ethanol production facilities, subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, access to and impacts on water supply, and the health and safety of our employees. Some of these laws and regulations will require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can require expensive emissions testing and pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and facility shutdowns. We may not be at all times in compliance with these laws, regulations or permits or we may not have all permits required to operate our business. We may be subject to legal actions brought by environmental advocacy groups and other parties for actual or alleged violations of environmental laws or permits. In addition, we may be required to make significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

We may be liable for the investigation and cleanup of environmental contamination at any of the properties that we own or operate and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and remediation, and for damage to natural resources. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

New laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our production facilities. Environmental laws and regulations applicable to our operations now or in the future, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a negative impact on our results of operations and financial position. For example, carbon dioxide is a co-product of the ethanol manufacturing process and may be released into the atmosphere. Emissions of carbon dioxide are not currently subject to applicable permit requirements. If new laws or regulations are passed relating to the production, disposal or emissions of carbon dioxide, we may be required to incur significant costs to comply with such new laws or regulations.

The hazards and risks, such as fires, natural disasters, explosions and abnormal pressures and blowouts, associated with producing and transporting ethanol also may result in personal injury claims or damage to property and third parties. We could sustain losses for uninsurable or uninsured risks, or in amounts in excess of our insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could materially harm our results of operations and financial position.

Risks relating to our organizational structure

Our only material asset after completion of this offering and the concurrent private placement will be our interest in BioFuel Energy, LLC, and we are accordingly dependent upon distributions from BioFuel Energy, LLC to pay dividends, taxes and other expenses.

BioFuel Energy Corp. will be a holding company and will have no material assets other than its ownership of membership interests in the LLC. BioFuel Energy Corp. has no independent means of generating revenue. We intend to cause the LLC to make distributions to its members in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. Our bank facility contains negative covenants, which limit the ability of our operating subsidiaries to declare or pay dividends or distributions. To the extent that BioFuel Energy Corp. needs funds, and the LLC is restricted from making such distributions under applicable law or regulations, or is otherwise unable to provide such funds due, for example, to the restrictions in our bank facility that limit the ability of our operating subsidiaries to distribute funds, our liquidity and financial condition could be materially harmed.

We will be required to pay our historical LLC equity investors for a portion of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of tax basis step-ups we receive in connection with future exchanges of BioFuel Energy, LLC membership interests for shares of our common stock.

The membership interests in the LLC held by our historical LLC equity investors upon consummation of the recapitalization and this offering may in the future be exchanged for shares of our common stock. The exchanges may result in increases in the tax basis of the assets of the LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future, although the IRS may challenge all or part of the tax basis increases, and a court could sustain such a challenge.

We intend to enter into a tax benefit sharing agreement with our historical LLC equity investors that will provide for the payment by us to our historical LLC equity investors of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis. The increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our common stock at the time of the exchange, the extent to which such exchanges are taxable, and the amount and timing of our income. As a result of the size of the increases in the tax basis of the tangible and intangible assets of the LLC attributable to our interest in the LLC, during the expected term of the tax benefit sharing agreement, we expect that the payments that we may make to our historical LLC equity investors could be substantial.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our historical LLC equity investors will not reimburse us for any payments that may previously have been made under the tax benefit sharing agreement. As a result, in certain circumstances we could make payments to our historical LLC equity investors under the tax benefit sharing agreement in excess of our cash tax savings. Our ability to achieve benefits from any tax basis increase, and the payments to be made under the tax benefit sharing agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

If BioFuel Energy Corp. were deemed an ‘‘investment company’’ under the Investment Company Act of 1940 as a result of its ownership of BioFuel Energy, LLC, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

If BioFuel Energy Corp. were to cease participation in the management of the LLC, its interest in the LLC could be deemed an ‘‘investment security’’ for purposes of the Investment Company Act of 1940, or the 1940 Act. Generally, a person is deemed to be an ‘‘investment company’’ if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. Following this offering, BioFuel Energy Corp. will have no material assets other than its equity interest in the LLC. A determination that this interest was an investment security could result in BioFuel Energy Corp. being an investment company under the 1940 Act and becoming subject to the registration and other requirements of the 1940 Act.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that BioFuel Energy Corp. will not be deemed to be an investment company under the 1940 Act. However, if anything were to happen that would cause BioFuel Energy Corp. to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among BioFuel Energy Corp., the LLC or our historical equity investors, or any combination thereof and materially adversely affect our business, financial condition and results of operations.

Risks relating to the offering and ownership of our common stock

There is no existing market for our common stock, and we do not know whether a market will develop.

Prior to this offering, our common stock has not been traded on a public market, and there are few public companies with substantial ethanol operations. Although our common stock has been approved for listing on Nasdaq, we cannot assure you that a liquid trading market for the shares will develop. The liquidity of any market for the shares of our common stock will depend on a number of factors, including the number of stockholders of our common stock, our operating performance and financial condition and the market for similar securities. An illiquid market will limit your ability to resell shares of our common stock. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

The price of our common stock may be volatile.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control. Some of these factors are:

•	our results of operations and the performance of our competitors;

•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission, or SEC;

•	changes in earnings estimates or recommendations by research analysts who follow us or other companies in our industry;

•	changes in general economic conditions;

•	changes in market prices for our products or for our raw materials;

•	actions of our historical equity investors, including sales of common stock by our Directors and executive officers;

•	actions by institutional investors trading in our stock;

•	disruption of our operations;

•	any major change in our management team;

•	other developments affecting us, our industry or our competitors; and

•	U.S. and international economic, legal and regulatory factors unrelated to our performance.

In recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company or its performance, and those fluctuations could materially reduce our common stock price.

Certain stockholders’ shares are restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our common stock to decrease significantly.

After this offering and the concurrent private placement, we will have outstanding 14,541,824 shares of common stock (15,329,324 shares if the underwriters exercise their over-allotment option in full) and 17,958,176 shares of Class B common stock. Of these shares, the 5,250,000 shares we are selling to the public in this offering (6,037,500 shares if the underwriters exercise their over-allotment option in full) will be freely tradable without restriction under the Securities Act of 1933, as amended, or the Securities Act, except for any shares purchased by one of our ‘‘affiliates’’ as defined in Rule 144 under the Securities Act. All of the shares outstanding other than the shares sold in this offering will be ‘‘restricted securities’’ within the meaning of Rule 144 under the Securities Act.

In connection with this offering, we, our executive officers and Directors and the holders of substantially all of our outstanding capital stock have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of J.P. Morgan Securities Inc., for a period of 180 days from the date of this prospectus. After the expiration of these lock-up agreements, all of the shares subject to the lock-up agreements will become eligible for sale in the public market over time under Rule 144 of the Securities Act, subject to volume limitations and other restrictions contained in Rule 144. In addition, holders of these shares will have the right to require us to register the resale of their shares. If any of these holders sell their shares after the lock-up period, the price of our common stock could decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

Our historical equity investors, including some of our officers and Directors, will exert significant influence over us after the completion of this offering and the concurrent private placement. Their interests may not coincide with yours and they may make decisions with which you may disagree.

Our certificate of incorporation provides that the holders of shares of our Class B common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, immediately following this offering and the concurrent private placement, Greenlight Capital, Inc. and its affiliates, Third Point LLC and its affiliates and Cargill will each control approximately 36.5%, 18.2% and 5.2% of the voting power in BioFuel Energy Corp., respectively, and our officers and Directors will together control approximately 72.4% of the voting power in BioFuel Energy Corp. The shares of common stock and Class B common stock held by affiliates of Greenlight Capital, Inc. and Third Point LLC, which are controlled by our Directors David Einhorn and Daniel S. Loeb, respectively, were included in the calculation of voting power attributable to our officers and Directors. Our historical equity investors (including the private purchasers), acting together, could effect substantially all matters requiring stockholder approval, including the election of Directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some transactions more difficult or impossible without the support of these stockholders. The interests of these stockholders may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

We do not intend to pay dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes, including to service our debt and to fund the development and operation of our business. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

You will experience immediate and significant dilution in the tangible book value of the shares you purchase in this offering.

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. Based upon the issuance and sale of 9,500,000 shares of our common stock in this offering and the concurrent private placement at the assumed offering price of $10.50 per share, you will incur immediate dilution of approximately $4.97 in the net tangible book value per share if you purchase common stock in the offering. See ‘‘Dilution’’.

Provisions in our charter documents and our organizational structure may delay or prevent our acquisition by a third party or may reduce the value of your investment.

Some provisions in our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder may deem to be in his or her best interest. For example, our Board may determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. In addition, stockholders must provide advance notice to nominate Directors or to propose business to be considered at a meeting of stockholders and may not take action by written consent. Our corporate structure, which provides our historical LLC equity investors, through the shares of Class B common stock they will hold, a number of votes equal to the number of shares of common stock issuable upon exchange of their membership interests in the LLC, may also have the effect of delaying, deferring or preventing a future takeover or change in control of our company. The existence of these provisions and this structure could also limit the price that investors may be willing to pay in the future for shares of our common stock.

Management and our auditors have identified material weaknesses in the design or operation of our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

In connection with the audit of our consolidated financial statements as of December 31, 2006, and for the period from April 11, 2006 through December 31, 2006, our management and our independent registered public accounting firm, Deloitte & Touche LLP, identified certain material weaknesses related to our internal control over financial reporting. A material weakness is defined by the Public Company Accounting Oversight Board as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects our ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of our annual or interim financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The identified material weaknesses consisted of the following:

•	Lack of adequate financial systems: We have not implemented an integrated accounting and financial reporting system. Without an adequate accounting system, there is a significant risk that transactions will not be completely and accurately recorded.

•	Lack of adequate accounting staff: We do not have the accounting resources to adequately segregate responsibilities and review our financial reports.

•	Lack of written policies and procedures: We have not completed the documentation of our financial policies and procedures.

If we are unable to implement an accounting system, hire adequate staff and document our policies and procedures in a timely and effective manner, we will be unable to establish an adequate system of internal control over our financial reporting and our ability to comply with the accounting and financial reporting requirements and other rules that apply to public companies would be impaired.

We have begun to address these material weaknesses, although they have not been completely remediated. We are in the process of implementing an integrated accounting and financial reporting software package. We anticipate that the implementation of this system will take approximately 60 days. We have also hired David J. Kornder to serve as our Executive Vice President and Chief Financial Officer. Mr. Kornder has substantial experience acting as Chief Financial Officer of public companies. We have begun recruiting additional accounting staff and have hired a new Controller. Finally, we have continued with the documentation of accounting policies and procedures, although our limited accounting staff to date has restricted our ability to complete this task. We intend to accelerate this process significantly with the addition of our new CFO and staff.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

When our common stock is publicly traded, we will need to comply with laws, regulations and requirements, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 and related regulations of the SEC and requirements of Nasdaq, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our Board of Directors and management. We will need to:

•	institute a comprehensive compliance function;

•	establish internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	prepare and distribute periodic reports in compliance with our obligations under the federal securities laws;

•	involve and retain outside counsel and accountants in the above activities; and

•	establish an investor relations function.

If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired, and we may be subject to sanctions or investigation by regulatory authorities such as the SEC or Nasdaq. In addition, failure to comply with Section 404 or a report of a material weakness may cause investors to lose confidence in us and may have a material adverse effect on our stock price.

Forward-looking statements

This prospectus contains ‘‘forward-looking statements’’ that represent our beliefs, projections and predictions about future events. All statements other than statements of historical fact are ‘‘forward-looking statements’’, including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. Words such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘could’’, ‘‘would’’, ‘‘predicts’’, ‘‘potential’’, ‘‘continue’’, ‘‘expects’’, ‘‘anticipates’’, ‘‘future’’, ‘‘intends’’, ‘‘plans’’, ‘‘believes’’, ‘‘estimates’’ and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time and in relatively new and rapidly developing industries such as ethanol.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those factors discussed under the headings ‘‘Risk factors’’, ‘‘Management’s discussion and analysis of financial condition and results of operations’’, ‘‘Business’’ and elsewhere in this prospectus.

Organizational structure

Incorporation of BioFuel Energy Corp.

BioFuel Energy Corp. was incorporated as a Delaware corporation in April 2006. BioFuel Energy Corp. has not engaged in any business or other activities except in connection with its formation and its holding of interests in the LLC. Immediately prior to the consummation of this offering, the certificate of incorporation of BioFuel Energy Corp. will be amended and restated so that it:

•	authorizes two classes of common stock, common stock and Class B common stock, having the terms described in ‘‘Description of capital stock’’. The Class B common stock, shares of which will be held only by members of the LLC (other than BioFuel Energy Corp.), provides its holders with no economic rights but entitles each holder to a number of votes as described in ‘‘Description of capital stock — Common stock — Class B common stock’’; and

•	entitles the members of the LLC (other than BioFuel Energy Corp.) to exchange their membership interests for shares of common stock on a one-for-one basis, subject to customary rate adjustments for stock splits, stock dividends and reclassifications. See ‘‘Certain relationships and related party transactions — Amended BioFuel Energy, LLC limited liability company agreement’’. If a holder of Class B common stock exchanges any membership interests in the LLC for shares of common stock, the shares of Class B common stock held by such holder and attributable to the exchanged LLC membership interests will automatically be transferred to BioFuel Energy Corp. and be retired.

Recapitalization

Immediately prior to the consummation of this offering and the concurrent private placement, the LLC will amend and restate its limited liability company agreement to replace the various classes of its existing membership interests with a single class of membership interests. As part of the amendment and restatement of the limited liability company agreement, BioFuel Energy Corp. will become the sole managing member of the LLC. Our historical LLC equity investors and BioFuel Energy Corp. will exchange their existing membership interests in the LLC for new membership interests in amounts to be determined in accordance with the existing limited liability company agreement and based on the initial public offering price of our shares of common stock issued in this offering and the concurrent private placement. BioFuel Energy Corp. will amend and restate its certificate of incorporation to create two classes of common stock as described above and will issue a number of shares of common stock to Greenlight Capital Offshore, Ltd. and Greenlight Reinsurance, Ltd., the historical investors in BioFuel Energy Corp., equal to the number of membership interests held by BioFuel Energy Corp. in the LLC. In addition, BioFuel Energy Corp. will issue to each historical LLC equity investor shares of our Class B common stock, which will entitle each holder to a number of votes that is equal to the total number of shares of common stock issuable upon exchange of all of such holder’s membership interests in the LLC.

BioFuel Energy Corp. will contribute all of the net proceeds from this offering and the concurrent private placement to the LLC, and the LLC will issue to BioFuel Energy Corp. a number of membership interests equal to the number of shares of common stock that BioFuel Energy Corp. has issued in this offering.

As a result of the transactions described above, which we collectively refer to as the ‘‘recapitalization’’, immediately following this offering:

•	BioFuel Energy Corp. will be the sole managing member of the LLC and, through the LLC and its subsidiaries, operate our business;

•	our historical LLC equity investors will hold 17,958,176 shares of our Class B common stock and an equal number of membership interests in the LLC, and BioFuel Energy Corp. will hold 14,541,824 membership interests in the LLC (or 15,329,324 membership interests in the LLC if the underwriters exercise in full their option to purchase additional shares);

•	our public stockholders will collectively own 5,250,000 shares of our common stock (or 6,037,500 shares if the underwriters exercise in full their option to purchase additional shares);

•	the historical investors in BioFuel Energy Corp. will collectively own 6,195,720 shares of our common stock; and

•	our public stockholders will collectively have approximately 16.2% of the voting power in BioFuel Energy Corp. (or approximately 18.1% if the underwriters exercise in full their option to purchase additional shares) and our historical equity investors (including the private purchasers) will have approximately 83.8% of the voting power in BioFuel Energy Corp. (or approximately 81.9% if the underwriters exercise in full their option to purchase additional shares). See ‘‘Description of capital stock’’.

The diagram below depicts our organizational structure following this offering and the concurrent private placement.

Holding company structure

BioFuel Energy Corp. will be a holding company and its sole asset will be a controlling equity interest in the LLC. As the sole managing member of the LLC, BioFuel Energy Corp. will operate and control all of the business and affairs of the LLC and its subsidiaries. BioFuel Energy Corp. will consolidate the financial results of the LLC and its subsidiaries and the ownership interest of the historical LLC equity investors in the LLC will be reflected as a minority interest in BioFuel Energy Corp.’s consolidated financial statements.

Pursuant to the amended limited liability company agreement of the LLC, BioFuel Energy Corp. will have the right to determine when distributions will be made to the members of the LLC and the amounts of any such distributions. If BioFuel Energy Corp. authorizes a distribution, such distribution will be made to the members of the LLC (1) in the case of a tax distribution (as described below), to the holders of membership interests in proportion to the amount of taxable income of the LLC allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective membership interests.

The holders of membership interests in the LLC, including BioFuel Energy Corp., will incur U.S. federal, state and local income taxes on their proportionate shares of any net taxable income of the LLC. Net profits and net losses of the LLC will generally be allocated to its members, including BioFuel Energy Corp., the managing member, pro rata in accordance with the percentages of their respective membership interests. Because BioFuel Energy Corp. will own approximately 45% of the total membership interests in the LLC following consummation of the public offering (or approximately 47% if the underwriters exercise in full their option to purchase additional shares), BioFuel Energy Corp. will generally be allocated approximately 45% of the net profits and net losses of the LLC (or approximately 47% if the underwriters exercise in full their option to purchase additional shares). The remaining net profits and net losses will generally be allocated to the other historical members of the LLC. These percentages are subject to change, including upon an exchange of membership interests for shares of our common stock and upon issuance of additional shares to the public. The amended limited liability company agreement will provide for cash distributions to the holders of membership interests of the LLC if BioFuel Energy Corp. determines that the taxable income of the LLC will give rise to taxable income for its members. In accordance with the amended limited liability company agreement, we will generally intend to cause the LLC to make cash distributions to the holders of its membership interests for purposes of funding their tax obligations in respect of the income of the LLC that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the LLC allocable to such holders of membership interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

BioFuel Energy Corp. does not intend to pay any dividends on its common stock. If, however, BioFuel Energy Corp. declares dividends on its common stock, the LLC will make distributions to BioFuel Energy Corp. in order to fund any dividends. If BioFuel Energy Corp. declares dividends, our historical LLC equity investors will be entitled to receive equivalent distributions pro rata based on their membership interests in the LLC.

Company history

BioFuel Energy Corp. was formed as a Delaware corporation in April 2006 as a holding company through which certain of our historical equity investors hold membership interests in the LLC. The LLC was organized as a Delaware limited liability company in January 2006.

BioFuel Solutions Delaware, our predecessor for accounting purposes, was formed in 2005 and held a minority interest in Bio Fuel Solutions Colorado until October 2005 when the remaining interest of Bio Fuel Solutions Colorado was acquired by BioFuel Solutions Delaware. In September 2006, BioFuel Solutions Delaware was contributed to the LLC and BioFuel Solutions Delaware was dissolved. The LLC, Bio Fuel Solutions Colorado and BioFuel Solutions Delaware have conducted all of our business to date.

To date, all of our activity has been focused on the acquisition of real property for our first two facility sites, commencing construction at these sites, arranging for approximately $390 million in equity and debt financing and entering into certain construction and operating agreements with respect to our first two facilities, as well as other site development activities related to our facilities under development. This prospectus includes the audited consolidated balance sheet of BioFuel Energy Corp. and its subsidiaries as of December 31, 2006, and related consolidated statements of loss, stockholders’ equity and cash flows for the period from inception on April 11, 2006 through December 31, 2006, audited consolidated balance sheets of BioFuel Solutions Delaware as of June 30, 2006 and December 31, 2005, and related consolidated statements of income (loss), members’ equity and cash flows for the six months ended June 30, 2006, the year ended December 31, 2005 and from inception on January 1, 2005 through June 30, 2006, and the audited balance sheet of Bio Fuel Solutions Colorado as of October 31, 2005, and related statement of loss, members’ equity and cash flows from inception on January 1, 2005 through October 31, 2005.

Use of proceeds

We estimate that the net proceeds from the sale of 5,250,000 shares of our common stock in this offering and the sale of 4,250,000 shares of our common stock in the concurrent private placement will approximate $93 million ($100 million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and our estimated offering expenses. This amount includes $44.6 million to be received from the concurrent private placement to the private purchasers. This estimate assumes a public offering price of $10.50 per share. We will not pay any discounts or commissions with respect to shares that are sold to the private purchasers in the concurrent private placement.

We expect that the net proceeds will ultimately be used to fund the equity portion of the construction costs of our Alta plant. However, prior to the time funds are required at Alta, we may use them to repay or defer borrowings under our bank construction loans for the Wood River and Fairmont plants. To the extent we feel we have sufficient liquidity, we may use a portion of the net proceeds to repay outstanding subordinated debt.

We intend to borrow up to approximately $130 million of additional debt to finance the remaining costs of construction of our Alta plant. Such required borrowing would be increased to the extent we use a portion of the net proceeds to repay outstanding subordinated debt. As funds are required for the construction, we expect to borrow these funds under existing or subsequent bank facilities, which, in combination with proceeds from this offering and the concurrent private placement and internal cash flow, would fund such expenditures.

Borrowings under our bank facility will bear interest at a variable rate based upon LIBOR or an alternate base rate, at our option, and will mature in 2014, assuming timely completion of our Wood River and Fairmont facilities. Borrowings under our subordinated loan agreement will bear interest at an annual rate of 15.0% and will mature in 2015. See ‘‘Risk factors — We expect to incur a significant amount of indebtedness to construct our facilities, a substantial portion of which will be secured by our assets’’. As of March 31, 2007, we had no outstanding borrowings under our bank facility and $18 million of outstanding borrowings under our subordinated loan agreement.

Dividend policy

We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes, including to service our debt and to fund the development and operation of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal requirements and other factors as our Board of Directors deems relevant. In addition, our bank facility imposes restrictions on the ability of the subsidiaries that will own our Wood River and Fairmont plants to pay dividends or make other distributions to us, which will restrict our ability to pay dividends.

BioFuel Energy Corp. will be a holding company and will have no material assets other than its ownership of membership interests in the LLC. We intend to cause the LLC to make distributions to BioFuel Energy Corp. in an amount sufficient to cover dividends, if any, declared by us. If the LLC makes such distributions, our historical LLC equity investors will be entitled to receive equivalent distributions from the LLC on their membership interests. To ensure that our public stockholders are treated fairly with our historical LLC equity investors, our charter will require that all distributions received from the LLC, other than distributions to cover tax obligations and other corporate expenses, will be dividended to holders of our common stock. See ‘‘Certain relationships and related party transactions — Amended BioFuel Energy, LLC limited liability company agreement’’ for a description of tax distributions that may be made to members of the LLC.

Capitalization

The following table sets forth, as of March 31, 2007:

•	the capitalization and cash and equivalents of BioFuel Energy Corp. on an actual basis; and

•	the capitalization and cash and equivalents of BioFuel Energy Corp. on a pro forma as adjusted basis to give effect to the recapitalization and the issuance of 5,250,000 shares of common stock in this offering to the public at an assumed initial public offering price of $10.50 per common share, after deducting the underwriting discount and estimated offering expenses payable by us, and 4,250,000 shares of common stock to be purchased directly from us by the private purchasers in the concurrent private placement at the assumed initial public offering price.

You should read this table in conjunction with ‘‘Use of proceeds’’ and ‘‘Management’s discussion and analysis of financial condition and results of operations’’.

As of March 31, 2007 (dollars in thousands)	BioFuel Energy Corp. Actual	BioFuel Energy Corp. Pro forma as adjusted
Cash and equivalents	$768	$93,359
Total debt	$18,000	$18,000
Minority interest(1)	72,881	74,208
Stockholders’ equity(2)(3):
Preferred stock ($1.00 par value per share; no shares authorized, issued or outstanding, actual; 5 million shares authorized and no shares issued or outstanding, pro forma as adjusted)	—	—
Common stock ($0.01 par value per share; 1,000 shares authorized, issued and outstanding, actual; 100 million shares authorized and 14,541,824 shares issued and outstanding, pro forma as adjusted)	—	145
Class B common stock ($0.01 par value per share; no shares authorized, issued or outstanding, actual; 50 million shares authorized and 17,958,176 shares issued and outstanding, pro forma as adjusted)	—	180
Additional paid-in capital	26,953	119,219
Deficit accumulated during development stage(1)	(2,487)	(3,814)
Total stockholders’ equity	24,466	115,730
Total capitalization	$115,347	$207,938

(1)	In conjunction with the closing of this offering and the concurrent private placement, based on an assumed initial public offering price of $10.50 per share of common stock, the LLC would record a beneficial conversion charge of $4.6 million, which would result in a beneficial charge of approximately $1.3 million on a consolidated basis (based on our 28% ownership interest in the LLC prior to the public offering). The intrinsic value of the beneficial conversion charge was calculated as $11.9 million, however the charge to be recorded has been limited to the amount of actual proceeds received with respect to certain equity units. This non-cash charge will be reflected as an increase in minority interest, offset by a corresponding increase in the deficit accumulated during development stage.
(2)	The table above excludes the following:

•	370,950 shares of common stock issuable upon exercise of options that will be granted to certain of our employees and Directors upon consummation of this offering under our 2007 Equity Incentive Compensation Plan, or our 2007 Plan, with a per-share exercise price equal to the initial public offering price;

•	78,310 shares of restricted stock that will be granted to our officers and employees upon consummation of this offering under the 2007 Plan;

•	22,500 shares of restricted stock that we intend to grant to our non-employee Directors upon consummation of this offering under our 2007 Plan;

•	2,528,240 shares of our common stock available for future grant under our 2007 Plan; and

•	1,425,000 shares of common stock that may be purchased by the underwriters to cover over-allotments, if any.
(3)	The pro forma as adjusted share amounts reflect a stock split of 5,041.824 to 1 (based upon an assumed public offering price of $10.50 per share). The actual stock split will be determined based upon the actual initial offering price). The actual stock split will have no effect on the percentage economic or voting ownership of BioFuel Energy Corp. represented by the 5,250,000 shares of common stock offered hereby and the 4,250,000 shares of common stock to be sold to the private purchasers in the concurrent private placement, but will only affect the relative economic and voting ownership of our historical equity investors.

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the per share initial public offering price of our common stock is in excess of the book value per share attributable to our historical equity investors. We calculate net tangible book value per share of our common stock by dividing our net tangible book value, which equals total book value of tangible assets plus minority interest less total liabilities, by the number of shares outstanding. Our pro forma net tangible book value at March 31, 2007, was $85.3 million, or $3.71 per share of our common stock, based upon 23,000,000 shares outstanding, which gives pro forma effect to the recapitalization and an assumed exchange of all outstanding units for shares of our common stock.

After giving effect to the sale of 5,250,000 shares of our common stock in this offering at an assumed offering price of $10.50 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, and after giving effect to the sale of 4,250,000 shares of common stock to the private purchasers in the concurrent private placement at the assumed offering price, our pro forma as adjusted net tangible book value as of March 31, 2007, would have been approximately $179.7 million, or $5.53 per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $1.82 per share of our common stock to our historical equity investors, and an immediate dilution in pro forma net tangible book value of $4.97 per share of our common stock to new investors, or approximately 47.3% of the offering price of $10.50 per share of our common stock. The following table illustrates this dilution on a per share basis assuming the underwriters do not exercise their option to purchase additional shares:

Assumed initial public offering price per share		$10.50
Pro forma net tangible book value per share at March 31, 2007 before giving effect to the offering	$3.71
Increase in pro forma net tangible book value per share attributable to this offering	1.82
Pro forma as adjusted net tangible book value per share after giving effect to this offering		5.53
Dilution per share to new investors		$4.97

The following table sets forth, on the same pro forma as adjusted basis as of March 31, 2007, the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid by our historical equity investors, the private purchasers and by new investors, at the initial public offering price of $10.50 per share, before deducting the underwriting discount and estimated offering expenses payable by us, assuming that all our historical equity investors exchanged their membership interests in the LLC for shares of our common stock on a one-for-one basis:

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent
	(dollars in millions, except per share)
Historical equity investors	5,041,824	15.5%	$27.0	12.9%	$5.35
Minority interest	17,958,176	55.3	81.9	39.3	4.56
Private purchasers	4,250,000	13.1	44.6	21.4	10.50
New investors	5,250,000	16.2	55.1	26.4	10.50
Total	32,500,000	100.0%	$208.6	100.0%

The discussion and the table above assume no exercise of outstanding stock options. As of the date of closing of this offering, there will be options outstanding to purchase a total of 370,950 shares of our common stock at an exercise price equal to the offering price. Assuming the exercise of all the outstanding options, there would be no dilution to new investors in net tangible book value per share.

If the underwriters’ over-allotment option is exercised in full, (1) the pro forma as adjusted net tangible book value per share of common stock would be approximately $5.63 and (2) the dilution to new investors in pro forma as adjusted net tangible book value per share would be reduced to $4.87.

Selected financial data

BioFuel Energy Corp. was formed in April 2006 to hold certain membership interests in BioFuel Energy, LLC, which was formed in January 2006 to build and operate our ethanol production facilities. BioFuel Energy Corp. has consolidated BioFuel Energy, LLC. BioFuel Solutions Delaware, which was formed in January 2005, is considered the predecessor to BioFuel Energy, LLC for accounting purposes. The following tables set forth certain consolidated financial data for the periods and at the dates indicated. The selected financial data of BioFuel Solutions Delaware from Inception on January 1, 2005 through December 31, 2005 and for the six months ended June 30, 2006 and the selected financial data of BioFuel Energy Corp. as of December 31, 2006 and from inception on April 11, 2006 through December 31, 2006 has been derived from the audited financial statements of BioFuel Solutions Delaware and BioFuel Energy Corp. The selected financial data of BioFuel Energy Corp. as of March 31, 2007 and for the three months ended March 31, 2007 has been derived from the unaudited financial statements of BioFuel Energy Corp.

In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for those periods. The results of operations for interim periods are not necessarily indicative of the results of the full year or any future period.

You should read the selected historical financial data in conjunction with the information included under the heading ‘‘Management’s discussion and analysis of financial condition and results of operations’’ and the consolidated financial statements and accompanying notes included in this prospectus. We believe that the results of operations of our predecessor should not be relied upon as an indication of our future performance.

(in thousands, except per share amount)	BioFuel Solutions Delaware		BioFuel Energy Corp.
	Inception on January 1, 2005 through December 31, 2005	Six months ended June 30, 2006	Inception on April 11, 2006 through December 31, 2006	Three months ended March 31, 2007
Selected income statement data:
Advisory fees	$1,044	$ —	$ —	$ —
General and administrative expenses	154	375	9,162	1,900
Minority interest in BioFuel Energy, LLC			(6,818)	(1,733)
Net income (loss)	416	(396)	(2,334)	(154)
Net loss per share – basic and diluted			(2,334)(1)	(154)(1)

Selected cash flow data:
Net cash flow provided by (used in):
Operating activities	22	275	(3,225)	(1,589)
Investing activities	(144)	(363)	(60,153)	(47,602)
Financing activities	225	207	90,616	22,721

Selected balance sheet data (at end of period):
Total current assets			27,708	1,174
Property, plant and equipment, net			82,892	128,607
Total assets			121,481	141,846
Total current liabilities			19,818	14,866
Total liabilities			22,835	44,500
Minority interest			74,027	72,881
Total members’ equity/stockholder’s equity			24,619	24,466
Total liabilities and members’ equity/stockholder’s equity			121,481	141,846

(1)	This figure does not give effect to an anticipated stock split to effect the recapitalization, which will be determined based on the final public offering price. Based upon an assumed initial offer price of $10.50 per share, the stock split would be effected at a ratio of 5,041.824 to 1, which would result in 5,041,824 shares of common stock outstanding immediately prior to the offering. Following the stock split and the offering, there will be an aggregate of 32,500,000 shares of common stock and Class B common stock outstanding. The actual stock split will have no effect on the percentage economic or voting ownership of BioFuel Energy Corp. represented by the 5,250,000 shares of common stock offered hereby and the 4,250,000 shares of common stock to be sold to the private purchasers in the concurrent private placement, but will only affect the relative economic and voting ownership of our historical equity investors.

Management’s discussion and analysis of financial
condition and results of operations

The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in ‘‘Risk factors’’.

Overview

We are a development stage company whose goal is to become a leading ethanol producer in the United States. We are currently constructing two 115 Mmgy ethanol plants in the Midwestern corn belt. In addition, we expect to commence construction of a third 115 Mmgy ethanol plant later this year. At each location, Cargill has a strong local presence and, directly or through affiliates, owns adjacent grain storage facilities. Three similar sites are being developed in anticipation of the possible construction of additional plants. All six sites were selected primarily based on access to favorably priced corn as well as availability of rail transportation and natural gas. We ultimately expect to grow, at least in part, through acquisitions. However, in current market conditions, we believe it is more attractive financially to build rather than buy. We will continue to assess the build versus acquire trade-off as we consider initiating construction on one or more of our next three sites.

Upon completion of the recapitalization, which is described under ‘‘Organizational structure’’, we will be a holding company with no operations of our own, and will be the sole managing member of the LLC, which will itself be a holding company and will indirectly own all of our operating assets. The financial statements contained elsewhere in this prospectus primarily reflect certain start-up costs, fees and expenses incurred by the LLC, the initial costs incurred in connection with the preparation for, and commencement of, construction of our Wood River and Fairmont ethanol facilities and the equity contributions received by the LLC. The financial statements of Bio Fuel Solutions Colorado and BioFuel Solutions Delaware contained elsewhere in this prospectus primarily reflect certain unrelated ethanol development activities conducted during 2005, as well as certain activities related to the development of our Wood River and Fairmont facilities. We believe that the results of operations of our predecessor should not be relied upon as an indication of our future performance.

In September 2006, certain of our subsidiaries entered into a credit agreement with a syndicate of financial institutions, and the LLC entered into a subordinated loan agreement with certain of our major stockholders, to fund the construction of our Wood River and Fairmont facilities. See ‘‘Description of indebtedness’’. We expect to incur additional indebtedness in connection with the construction of our Alta facility under development.

We have engineering, procurement and construction, or EPC, contracts with TIC for the construction of our Wood River and Fairmont ethanol plants pursuant to which the timely construction and performance of the two plants is guaranteed by TIC. Construction of both plants has begun, and as of March 31, 2007, we had invested approximately $73.8 million in the financing and construction of the Wood River plant and approximately $64.3 million in the financing and construction of the Fairmont plant. Spending on the actual construction of the Wood River and Fairmont plants (excluding related financing costs) is expected to total approximately $310 million. We currently anticipate that both plants will be completed and begin commercial operation during the first quarter of 2008 and will generate net cash inflows in 2008. If we encounter significant difficulties or delays in constructing our plants as described under ‘‘Risk Factors’’, our results of operations and financial condition could be materially harmed. We may also be required to borrow additional funds to replace lost revenues in the event of such delay. Furthermore, if provisional acceptance of a facility does not occur by December 31, 2009, Cargill may terminate, or seek to renegotiate the terms of, its commercial agreements with us with respect to the relevant facility.

Components of revenues and expenses

Total revenues

Our primary source of revenue will be the sale of ethanol. We will also receive revenue from the sale of distillers grain, which is a residual co-product of the processed corn and is sold as animal feed.

The selling prices we realize for our ethanol are largely determined by the market supply and demand for ethanol, which, in turn, is influenced by industry factors over which we have little if any control. See ‘‘Industry outlook’’.

Ethanol prices are extremely volatile. In early 2005, ethanol prices decreased due to a perceived over-supply of ethanol. During the summer of 2006, ethanol prices rose due to increased gasoline prices and legislative changes, resulting in an average realized price for the first six months of 2006 that was $0.56 per gallon higher than for the comparable period of the prior year. From September 2006 through May 2007, however, ethanol prices have declined from the levels prevailing in the summer of 2006. The ethanol Bloomberg rack price rose from $1.18 per gallon at April 29, 2005 to a high of $3.98 per gallon at July 3, 2006 and has subsequently declined to $2.43 at May 18, 2007. The following table provides information on ethanol rack prices for the periods shown.

Ethanol Rack Prices $/Gallon (September 12, 1997 — May 18, 2007)

Source: Bloomberg; U.S. average ethanol rack prices.

Cost of goods sold and gross profit

Our gross profit will be derived from our total revenues less our cost of goods sold. Our cost of goods sold will be affected primarily by the cost of corn and natural gas. Both corn and natural gas are subject to volatile market conditions as a result of weather, market demand, regulation and general economic conditions.

Corn will be our most significant raw material cost. In general, rising corn prices result in lower profit margins because ethanol producers are unable to pass along increased corn costs to customers. The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. Historically, the spot price of corn tends to rise during the Spring planting season in May and June and tends to decrease during the Fall harvest in October and November. From November 18, 2005 to May 18, 2007, the spot price of corn has risen from $1.83 per bushel to $3.56 per bushel. The following table provides information on corn prices for the periods shown.

Corn $/Bushel (May 19, 1997 — May 18, 2007)

Source: Bloomberg; Chicago No. 2 yellow corn spot prices.

We will purchase natural gas to power steam generation in our ethanol production process and fuel for our dryers to dry our distillers grain. Natural gas will represent our second largest operating cost after corn, and natural gas prices are extremely volatile. The following table provides information on natural gas prices for the periods shown.

Natural Gas $/Mmbtu (May 19, 1997 — May 18, 2007)

Source: Bloomberg; Henry Hub spot prices.

We will include corn procurement fees that we pay to Cargill in our cost of goods sold. Other cost of goods sold will primarily consist of our cost of chemicals, depreciation, manufacturing overhead and rail car lease expenses.

Spread between ethanol and corn prices

Our gross profit will depend principally on our ‘‘crush spread’’, which is the difference between the price of a gallon of ethanol and the price of the amount of corn required to produce a gallon of ethanol. Using our dry-mill technology, each bushel of corn produces approximately 2.7 gallons of fuel grade ethanol.

During the first half of 2006, the spread between ethanol and corn prices reached historically high levels, driven in large part by high oil prices and historically low corn prices resulting from continuing record corn yields and acreage, although the spread has since fallen back to $3.01 as of May 18, 2007. Any increase or decrease in the spread between ethanol and corn prices, whether as a result of changes in the price of ethanol or corn, will have an effect on our financial performance.

The following graph sets forth the crush spread for recent periods and illustrates the impact of the volatility of corn and ethanol market prices on the crush spread.

Crush Spread $/Bushel (September 12, 1997 — May 18, 2007)

Source: Bloomberg; Chicago No. 2 yellow corn spot prices, U.S. average ethanol rack prices.

Selling, general and administrative expenses

Selling, general and administrative expenses will consist of salaries and benefits paid to our management and administrative employees, expenses relating to third-party services, insurance, travel, marketing and other expenses, including certain expenses associated with being a public company, such as costs associated with compliance with Section 404 of the Sarbanes-Oxley Act and listing and transfer agent fees.

Results of operations

We are a new company with no material operating results to date.

BioFuel Solutions Delaware is considered our predecessor for accounting purposes. The aggregate revenues of our predecessor from its inception through December 31, 2005 were $1,043,707 earned for development services provided in connection with ethanol projects that were unrelated to our planned business. There were no revenues earned by our predecessor in 2006. Costs incurred from inception through December 31, 2005 related to expenses incurred in connection with the initial development of our Wood River and Fairmont facilities. Expenses incurred in 2006 were related primarily to the development of our Wood River and Fairmont facilities. We believe that the results of operations of our predecessor are not meaningful and should not be relied upon as an indication of our future performance.

The LLC, which has been consolidated for accounting purposes by BioFuel Energy Corp., has been arranging financing for and initiating construction of our first two ethanol plants as well as development work on our planned Alta facility and our three additional plant sites. From its inception through December 31, 2006, the LLC incurred a loss of $9,151,306. This loss was primarily due to general and administrative expenses of $9,162,618, of which $7,712,371 was compensation. Compensation expense includes a non-cash charge of $6,094,615 related to share-based payments awarded to our founders and certain key employees. These share-based payments include issuance of membership interests (considered profits interests under the LLC agreement and for tax puposes) which are required to be expensed under generally accepted accounting principles. Compensation expense also includes a $550,000 payment made to a founder, who has since left the LLC, for work performed in connection with the formation of the LLC and initial financing.

For the three months ended March 31, 2007, the LLC incurred a loss of $1,887,193. The loss was primarily due to general and administrative expenses of $1,900,459, of which $1,295,292 was compensation. Compensation expense includes a non-cash charge of $587,950 related to share-based payments awarded to two officers hired during the quarter. These share-based payments include issuance of membership interests (considered profits interests under the LLC agreement and for tax purposes) which are required to be expensed under generally accepted accounting principles.

Liquidity and capital resources

Our cash flows from operating, investing and financing activities during the period from inception through December 31, 2006 and the three months ended March 31, 2007, are summarized below (in thousands):

	December 31, 2006	March 31, 2007
		(unaudited)
Cash provided by (used in):
Operating activities	$(3,225)	$(1,589)
Investing activities	(60,153)	(47,602)
Financing activities	90,616	22,721

Cash used in operating activities consisted primarily of compensation paid to our employees and expenses incurred by our corporate office. Expenditures incurred under investing activities relate primarily to the construction of our Wood River and Fairmont ethanol plants. Cash provided by financing activities consisted of proceeds of equity investments made by our historical equity investors less equity and debt issuance costs and distributions to certain owners of our predecessor company. We expect to fund the completion of our Wood River and Fairmont plants with our available capital resources as summarized in the following table (in thousands):

	December 31, 2006	March 31, 2007
		(unaudited)
Cash and equivalents	$27,239	$768
Available under bank facility	230,000	230,000
Available under subordinated loan agreement	50,000	32,000
Available from tax increment financing	5,961	—

Our principal sources of liquidity consist of cash and equivalents and available borrowings under our bank facility and our subordinated loan agreement. Our existing balance of cash and equivalents at December 31, 2006 consisted entirely of proceeds of equity investments made by our historical equity investors. Our balance of cash and equivalents at March 31, 2007 consisted of proceeds of subordinated debt borrowings.

Our principal liquidity needs are expected to be the construction of our planned production facilities, debt service requirements of our indebtedness and general corporate purposes.

We believe that our cash and equivalents, the net proceeds of this offering and the concurrent private placement and borrowings under our bank facility, together with certain tax incentive financing, will be sufficient to meet our cash requirements for the next twelve months. We have sufficient cash or other means to fund our operations for the next 12 months and the costs of constructing our Wood River and Fairmont plants, but we are dependent on the proceeds of the offering and the concurrent private placement to fund the equity portion of the cost to construct our Alta plant under development.

Ethanol plant construction

We currently have two ethanol plants under construction and expect to commence construction of a third ethanol plant later in 2007. Furthermore, we have three additional sites in development in anticipation of the possible construction of additional plants. We estimate that total project costs to complete our two facilities under construction and our planned Alta facility will be approximately $565 million, of which we expect approximately $285 million and $171 million will be incurred during 2007 and 2008, respectively. We expect the remaining total project costs related to our Wood River and Fairmont plants, in the amount of approximately $260 million, to be funded through borrowings under our bank facility. We expect to fund the total project costs attributable to our Alta plant, in the amount of approximately $225 million, using the net proceeds from this offering and the concurrent private placement, and borrowings under new or amended credit facilities. See ‘‘Use of proceeds’’.

We have entered into a bank facility and a subordinated loan agreement in connection with the construction of our Wood River and Fairmont facilities. In addition to the net proceeds of this offering and the concurrent private placement, we intend to borrow up to approximately $130 million of additional debt as funds are required to finance a portion of the costs of construction of our Alta plant. To the extent that we repay any outstanding subordinated debt with a portion of the proceeds of this offering and the concurrent private placement, then we would need to borrow additional debt to finance our Alta plant. We cannot assure you that we will be able to obtain the required funding on terms acceptable to us or at all.

We expect to complete the construction of our Wood River facility in the first quarter of 2008. We have spent approximately $58 million on total project costs relating to the Wood River facility from May 1, 2006, to March 31, 2007. We expect to make additional capital expenditures in 2007 and 2008 of approximately $93 million in connection with the total project costs relating to our Wood River facility. We expect to complete the construction of our Fairmont facility in the first quarter of 2008. We have spent approximately $51 million on total project costs relating to the Fairmont facility from June 1, 2006, to March 31, 2007. We expect to make additional capital expenditures in 2007 and 2008 of approximately $113 million in connection with the total project costs relating to our Fairmont facility. To date, we have used the net proceeds of equity investments by our historical equity investors to finance the construction of the Wood River and Fairmont facilities. As of March 31, 2007, no amounts were outstanding under our bank facility and $18 million was outstanding under our subordinated loan agreement.

Tax and our tax benefit sharing agreement

We expect that, as a result of future exchanges of membership interests in the LLC for shares of common stock, the tax basis of the LLC’s assets attributable to our interest in the LLC will be increased. These increases in tax basis will result in a tax benefit to BioFuel that would not have been available but for the future exchanges of the LLC membership interests for shares of our common stock. These increases in tax basis would reduce the amount of tax that we would otherwise be required to pay in the future, although the IRS may challenge all or part of the tax basis increases, and a court could sustain such a challenge.

We intend to enter into a tax benefit sharing agreement with our historical LLC equity investors that will provide for a sharing of these tax benefits between the company and the historical LLC equity investors. Under this agreement, BioFuel will make a payment to an exchanging LLC member of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of this increase in tax basis. BioFuel and its common stockholders will benefit from the remaining 15% of cash savings, if any, in income tax that is realized by BioFuel. For purposes of the tax benefit sharing agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of the LLC as a result of the exchanges and had we not entered into the tax benefit sharing agreement. The term of the tax benefit sharing agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless a change of control occurs and we exercise our resulting right to terminate the tax benefit sharing agreement for an amount based on agreed payments remaining to be made under the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our historical LLC equity investors will not reimburse us for any payments previously made under the tax benefit sharing agreement. As a result, in certain circumstances we could make payments to our historical LLC equity investors under the tax benefit sharing agreement in excess of our cash tax savings. Our historical LLC equity investors will receive 85% of our cash tax savings, leaving us with 15% of the benefits of the tax savings. The actual amount and timing of any payments under the tax benefit sharing agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income. We expect that, as a result of the size of the increases of the tangible and intangible assets of the LLC attributable to our interest in the LLC, during the expected term of the tax benefit sharing agreement, the payments that we may make to our historical LLC equity investors could be substantial.

Bank facility

In September 2006, certain of our subsidiaries entered into a $230 million bank facility with BNP Paribas and a syndicate of lenders to finance the construction of our Wood River and Fairmont plants. Upon completion of this offering, and subject to lender consent, borrowings under our bank facility may also be applied to our other ethanol plants under development. Neither BioFuel Energy Corp. nor the LLC is a party to the bank facility, although the equity interests and assets of our subsidiaries are pledged as collateral to secure the debt under the bank facility.

Our bank facility consists of $210 million of non-amortizing construction loans, which will convert into term loans amortizing in an amount equal to 6.0% of the outstanding principal amount thereof per annum and maturing in September 2014, if certain conditions precedent, including the completion of our Wood River and Fairmont plants, are satisfied prior to June 2009. The construction loans otherwise mature in June 2009. Once repaid, the construction loans may not be reborrowed in whole or in part.

Our bank facility also includes working capital loans of up to $20 million, a portion of which may be available to us in the form of letters of credit. The working capital loans will be available to pay certain operating expenses of the Wood River and Fairmont plants, or alternative plants, as the case may be, with up to $5 million becoming available upon mechanical completion of a plant, up to $10 million becoming available upon provisional acceptance of a plant and the full $20 million becoming available upon conversion of the construction loans to term loans. The working capital loans will mature in September 2010 or, with consent from two-thirds of the lenders, in September 2011.

Although we have completed our initial borrowing under our bank facility, additional borrowings remain subject to the satisfaction of a number of additional conditions precedent, including compliance with debt convenants and provision of engineers’ reports satisfactory to the lenders. To the extent that we are not able to satisfy these requirements, we will not be able to make additional borrowings under the bank facility without obtaining a waiver or consent from the lenders.

The obligations under the bank facility are secured by first priority liens on all assets of the borrowers and a pledge of all of our equity interests in our subsidiaries. In addition, substantially all cash of the borrowers is required to be deposited into blocked collateral accounts subject to security interests to secure any outstanding obligations under the bank facility. Funds will be released from such accounts in accordance with the terms of the bank facility.

Interest rates on each of the loans under our bank facility will be, at our option, (a) a base rate equal to the higher of (i) the federal funds effective rate plus 0.5% and (ii) BNP Paribas’s prime rate, in each case, plus 2.0% or (b) a Eurodollar rate equal to LIBOR adjusted for reserve requirements plus 3.0%. Interest periods for loans based on a Eurodollar rate will be, at our option, one, three or six months, or, if available, nine or twelve months. Accrued interest is due quarterly in arrears for base rate loans, on the last date of each interest period for Eurodollar loans with interest periods of one or three months, and at three month intervals for Eurodollar loans with interest periods in excess of three months. Overdue amounts will bear additional interest at a default rate of 2.0%.

The bank facility includes certain limitations on, among other things, the ability of our subsidiaries to incur additional indebtedness, grant liens or encumbrances, declare or pay dividends or distributions, conduct asset sales or other dispositions, mergers or consolidations, conduct transactions with affiliates and amend, modify or change the scope of the projects, the project agreements or the budgets relating to the projects.

We are required to pay certain fees in connection with our bank facility, including a commitment fee equal to 0.50% per annum on the daily average unused portion of the construction loans and working capital loans and letter of credit fees.

As of March 31, 2007, we had no outstanding balance under our bank facility.

For a more detailed description of our bank facility, see ‘‘Description of indebtedness’’.

Subordinated loan agreement

In September 2006, the LLC entered into a subordinated loan agreement with certain affiliates of Greenlight Capital, Inc. and Third Point LLC. The subordinated loan agreement provides for up to $50 million of non-amortizing loans, all of which must be used for general corporate purposes, working capital or the development, financing and construction of our Wood River and Fairmont Plants. The entire principal balance, if any, plus all accrued and unpaid interest will be due in March 2015.

The payments due under our subordinated loan agreement are secured by the subsidiary equity interests owned by the LLC and are fully and unconditionally guaranteed by all of the LLC’s subsidiaries. The guarantees are subordinated to the obligations of these subsidiaries under our bank facility.

Interest on outstanding borrowings under our subordinated loan agreement accrues at a rate of 15.0% per annum and is due on the last day of each calendar quarter. If an event of default occurs, interest will accrue at a rate of 17.0% per annum.

As of March 31, 2007, debt issuance fees and expenses of $3.8 million have been incurred in connection with the subordinated debt. A further 5% fee (up to $1.6 million in total) is payable if and when funds are borrowed. Debt issuance costs associated with the subordinated debt are being deferred and amortized over the term of the agreement using the effective interest method.

As of March 31, 2007, there was $18 million outstanding under our subordinated loan agreement. As of May 31, 2007, there was $50 million outstanding under our subordinated loan agreement. We expect that the net proceeds of this offering and the concurrent private placement will ultimately be used to fund the equity portion of the construction costs at our Alta plant. However, prior to the time funds are required at Alta, we may use them to repay or defer borrowings under our bank construction loans for the Wood River and Fairmont plants. To the extent we feel we have sufficient liquidity, we may use a portion of the net proceeds to repay outstanding subordinated debt. See ‘‘Use of proceeds’’.

Tax increment financing

In February 2007, the subsidiary of the LLC constructing our Wood River plant received a grant of $6.0 million from the proceeds of a tax increment revenue note issued by the City of Wood River, Nebraska. The grant was provided to fund improvements to property owned by the subsidiary. The City of Wood River will pay the principal and interest of the note from the incremental increase in the property taxes related to the improvements made to the property. The proceeds of the grant have been recorded as a tax increment financing grant and will be amortized over the term of the financing grant. Amortization will begin in 2008 when the plant becomes operational.

The LLC has guaranteed the principal and interest of the tax increment revenue note if, for any reason, the City of Wood River fails to make the required payments to the holder of the note.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual obligations

The following summarizes our significant contractual obligations with respect to our Wood River and Fairmont plants, in thousands, as of December 31, 2006. No obligations relating to our Alta plant under development are reflected in the table because we have not yet entered into definitive agreements with respect to this plant.

Type of obligation (in thousands)	2007	2008	2009	2010	2011	Thereafter	Total
Construction contracts(1)	$177,479	$33,454	$—	$—	$—	$—	$210,933
Operating leases(2)	811	10,120	10,284	10,284	10,284	77,177	118,960
Capital lease obligation(3)	50	300	300	300	300	7,750	9,000
Minimum energy charges(3)	50	300	300	300	300	7,750	9,000
Puchase obligations(4)	772	2,100	2,400	2,400	2,400	38,700	48,772
Loan commitment fees(5)	3,643	65	—	—	—	—	3,708
Minimum commissions(6)	—	—	—	—	—	—	—
Total contractual obligations	$182,805	$46,339	$13,284	$13,284	$13,284	$131,377	$400,373

(1)	We have entered into engineering, procurement and construction contracts covering the construction of our Wood River and Fairmont plants. The obligations reported are the remaining amounts payable under the existing contracts and include the retainage reported in our consolidated balance sheet. We are responsible for the construction of certain infrastructure outside the Wood River and Fairmont plants, such as a rail loop and rail connections, natural gas interconnect pipelines and grain elevator improvements. We expect to enter into contracts with respect to the construction of this infrastructure and do not anticipate the process will affect our scheduled production start dates.

(2)	We have entered into agreements with Cargill to lease corn storage facilities adjacent to our Wood River and Fairmont plants. We expect to pay Cargill approximately $800,000 per year to lease each of these storage facilities provided the applicable corn supply agreement remains in effect.

(3)	We have entered into an agreement for electrical service for our Fairmont plant under which we will pay, beginning in the fourth quarter of 2007, a monthly facilities charge of approximately $25,000 and a minimum monthly electric service charge of $25,000 for the 30-year term of the agreement to cover the investment expected to be made by the utility in order to provide electrical service to the plant.

(4)	We have corn supply agreements with Cargill for our Wood River and Fairmont plants under which we will pay Cargill minimum origination fees of $1.2 million annually for each plant.

(5)	Under our bank facility we will pay a commitment fee of 0.50% per annum, payable quarterly, on the daily average unused portion of the facility. Under our subordinated loan agreement, we are required to pay takedown fees, at the time of borrowing, equal to 5.0% of the principal amount of each borrowing made under the subordinated loan agreement. The obligations are based on estimated timing of funding under the facilities, which we expect will commence in 2007.

(6)	We have marketing agreements with Cargill for the ethanol and distillers grain that will be produced by our Wood River and Fairmont plants. Pursuant to these agreements we are required to pay a minimum commission to the extent either plant fails to produce 82.5 million gallons of ethanol or 247,500 tons of distillers grain for the twelve-month period beginning with the start of commercial operations and each anniversary thereafter. If the number of gallons of ethanol actually produced by a plant is less than 82.5 Mmgy, the minimum commission will be the deficiency multiplied by the average selling price of our ethanol during such period, multiplied by 1%. If the number of tons of distillers grain produced is less than 247,500 tons, the minimum commission will be equal to the sum of the deficiency applicable to dry distillers grain multiplied by $2/ton and the deficiency applicable to wet distillers grain multiplied by $3/ton. The deficiency volume applicable to dry and wet distillers grain will be determined based on the ratio of dry products to wet products produced at the relevant plant during the applicable year.

Quantitative and qualitative disclosures about market risk

We will be subject to significant risks relating to the prices of four commodities: corn and natural gas, our principal production inputs, and ethanol and distillers grain, our principal products. In recent years, ethanol prices have been primarily influenced by gasoline prices, the availability of other gasoline additives and federal, state and local laws and regulations. Distillers grain prices tend to be influenced by the prices of alternative animal feeds. However, in the short to intermediate term, logistical issues may have a significant impact on ethanol prices. In addition, the anticipated sharp increase in distillers grain production as new ethanol plants become operational could significantly depress its price.

Higher corn prices will tend to result in lower profit margins, as it is unlikely that such an increase in costs can be passed on to ethanol customers. The availability as well as the price of corn are subject to wide fluctuations due to weather, carry-over supplies from the previous year or years, current crop yields, government agriculture policies, international supply and demand and numerous other factors. We estimate that corn will represent approximately 63% of our operating costs. Over the period from May 1997 through May 2007, corn prices (based on the CBOT daily futures data) have ranged from a low of $1.83 per bushel in July 2000 to a high of $4.48 per bushel in February 2007, with prices averaging $2.44 per bushel during this period. As of May 18, 2007, the CBOT spot price of corn was $3.56 per bushel.

Higher natural gas prices will tend to reduce our profit margin, as it is unlikely that such an increase in costs can be passed on to ethanol customers. Natural gas prices and availability are affected by weather, overall economic conditions, oil prices and numerous other factors. We estimate that natural gas will represent approximately 15% of our operating costs. The price of natural gas over the period from May 1997 through May 2007, based on the NYMEX daily futures data, has ranged from a low of $1.66 per Mmbtu in February 1999 to a high of $15.36 per Mmbtu in December 2005, averaging $4.92 per Mmbtu during this period. As of May 18, 2007, the NYMEX spot price of natural gas was $7.87 per Mmbtu.

To reduce the risks implicit in price fluctuations of the four principal commodities we will use or sell and variations in interest rates, we plan to continuously monitor these markets and to hedge a portion of our exposure. Specifically, when we can reduce volatility through hedging on an attractive basis, we expect to do so. It is unlikely that we will enter into material commodity hedging until production at our plants begins or is imminent. Thereafter, we currently anticipate hedging between 40% and 80% of our commodity price exposure on a rolling 12 to 36 month basis. This range would include the effect of intermediate to longer-term purchase and sales contracts we may enter into, which act as de facto hedges. In hedging, we may buy or sell exchange-traded commodities futures or options, or enter into swaps or other hedging arrangements. In doing so, we may access Cargill’s risk management and futures advisory services and utilize its trading capabilities. It should be recognized that while there is an active futures market for corn and natural gas, the futures market for ethanol is still in its infancy and we do not believe a futures market for distillers grain currently exists. Consequently, our hedging of ethanol and distillers grain may be limited by the market.

We believe that managing our commodity price exposure will reduce the volatility implicit in a commodity-based business. However, it will also tend to reduce our ability to benefit from favorable commodity price changes. Finally, hedging arrangements expose us to risk of financial loss if a counterparty defaults. Furthermore, if geographic basis differentials are not hedged, they could cause our hedging programs to be ineffective or less effective than anticipated.

We will be subject to interest rate risk in connection with our bank facility. Under the facility, our bank borrowings will bear interest at a floating rate based, at our option, on LIBOR or an alternate base rate. Pursuant to our bank facility, we are required to hedge no less than 50% of our interest rate risk until all obligations and commitments under the facility are paid and terminated. Borrowings under our subordinated loan agreement bear interest at a fixed annual rate of 15%. As of March 31, 2007, we had no borrowings outstanding under our bank facility and $18 million of borrowings outstanding under our subordinated loan agreement. Consequently, a hypothetical 100 basis points increase in interest rates would not have any effect on our annual interest expense.

Summary of critical accounting policies

The consolidated financial statements of BioFuel Energy Corp. included in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States. Note 2 to these financial statements is a summary of our significant accounting policies, certain of which require the use of estimates and assumptions. Accounting estimates are an integral part of the preparation of financial statements and are based on judgments by management using its knowledge and experience about the past and current events and assumptions regarding future events, all of which we consider to be reasonable. These judgments and estimates reflect the effects of matters that are inherently uncertain and that affect the carrying value of our assets and liabilities, the disclosure of contingent liabilities and reported amounts of expenses during the reporting period.

The accounting estimates and assumptions discussed in this section are those that involve significant judgments and the most uncertainty. Changes in these estimates or assumptions could materially affect our financial position and results of operations and are therefore important to an understanding of our consolidated financial statements.

Recoverability of property, plant and equipment

We are in the process of making a significant investment in property, plant and equipment and will continue to make significant investments over the next several years. We are currently developing three ethanol production facilities. Two facilities are under construction, and we have acquired land options and are permitting the property on which up to four additional plants may be constructed. We evaluate the recoverability of property, plant and equipment whenever events or changes in circumstances indicate that the carrying value of our property, plant and equipment may not be recoverable.

Management must exercise judgment in assessing whether or not circumstances require a formal evaluation of the recoverability of our property, plant and equipment. If an impairment test is required, management must estimate future sales volume, prices, inflation and capital spending, among other factors. These estimates involve inherent uncertainties, and the measurement of the recoverability of the cost of our property, plant and equipment is dependent on the accuracy of the assumptions used in making the estimates and how these estimates compare to our future operating performance. Certain of the operating assumptions will be particularly sensitive to the development of the ethanol industry.

We have not recognized an impairment loss on any of our property, plant and equipment from our inception through March 31, 2007.

Share-based compensation

We account for the exchanges of equity instruments for employee services in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payments

(‘‘SFAS 123R’’). For the period from inception of the LLC to December 31, 2006, we issued 425,000 Class M units, 2,103,118 Class C units and 676,039 Class D units to our founding members and key employees and recorded compensation expense of $6,094,615. During the first quarter of 2007, we issued 85,000 Class C Units and 30,000 Class D Units to two officers and recorded compensation expense of $587,950. Compensation expense was determined based on the estimated fair value of the Class M, C and D Units at the date of grant. The non-contemporaneous valuation of the membership units required an estimation of the fair value of the company’s total invested capital at each date the membership units were awarded to management. These estimates of the fair value of the company’s total invested capital were made by discounting projected cash flows through December 2014. These cash flows were based on estimates made by management of future sales volume, prices, inflation and capital spending requirements. The rates used to discount the cash flows at each valuation date were based on a projected weighted average cost of capital. The projected weighted average cost of capital required estimates of the required rates of return on equity and debt and projections of our capital structure. Once the fair value of the total invested capital at each valuation date was determined, it was allocated among our debt and equity holders through a series of call options. The Black-Scholes option pricing model was used to value these call options. The key assumptions used in the Black-Scholes calculation were the expected time to a liquidity event, the implied volatilities of comparable companies and the risk-free rate of return during the expected term of the options.

The amount of compensation expense recorded as a result of the issuance of equity membership units to members of management involved a significant number of estimates. Due to the uncertainties inherent in these estimates, the accuracy of the amount of compensation expense recorded is dependent on the accuracy of the assumptions used in making the estimates and how these estimates compare to the company’s future operating performance and our ability to raise debt and additional equity. Certain of the operating assumptions will be particularly sensitive to the development of the ethanol industry and the attractiveness of ethanol companies to the capital markets.

Inflation

Due to our lack of operating history, inflation has not yet affected our operating results. However, construction costs, costs of goods sold, taxes, repairs, maintenance and insurance are all subject to inflationary pressures and could adversely affect our ability to construct our planned ethanol production facilities, our ability to maintain our facilities adequately once built and our business and results of operations.

Industry outlook

General

Ethanol is a clean-burning, high-octane fuel that is produced from the fermentation of carbohydrates such as grains, starches and sugars. In the United States, ethanol is produced primarily from corn. It is used primarily as a gasoline additive to increase octane rating and to comply with air emissions regulations by reducing emissions of carbon monoxide and nitrogen oxide. The RFS mandated that ethanol comprise a minimum of 4.0 billion gallons of the U.S. fuel supply as of January 1, 2006, rising to 7.5 billion gallons in 2012. According to the RFA, ethanol is blended into 30% of the gasoline sold in the United States. Fuel blended with up to 10% ethanol, also referred to as E10 fuel, is approved for use by major motor vehicle manufacturers and is often recommended as a result of ethanol’s clean burning characteristics. Ethanol comprises up to 85% of E85 fuel. E85 fuel currently represents a relatively small portion of the U.S. gasoline supply. Approximately six million vehicles out of more than 200 million vehicles in the United States today are Flexible Fuel Vehicles, or FFVs, capable of using E85 fuel.

The ethanol industry has grown significantly over the last few years, expanding production capacity at a compound annual growth rate of approximately 20% from 2000 to 2006, according to the RFA. We believe the ethanol market will continue to grow as a result of its favorable production economics relative to gasoline, a shortage of domestic petroleum refining capacity, federally-mandated renewable fuel usage, favorable tax treatment, ethanol’s clean-burning characteristics and geopolitical and environmental concerns with petroleum-based fuels. Reasons for substantial growth prospects in the ethanol market include:

Favorable production economics

Based on data provided by the RFA, the costs ethanol producers incur in producing a gallon of ethanol currently are significantly lower than the costs refiners incur in producing a gallon of petroleum-based gasoline.

Blending benefits

Ethanol has an octane rating of 113, and is added to gasoline to raise the octane level of gasoline. Unblended gasoline typically has a base octane level of approximately 84. Gasolines blended with ethanol have typical octane ranges of 87 to 93 octane. Higher octane gasoline has the benefit of reducing engine knocking. Gasoline with higher octane typically has been sold at a higher price per gallon than lower octane gasoline.

Expansion of gasoline supply

By blending ethanol with gasoline, refiners can expand the volume of fuel available for sale. As a result, refiners can produce more fuel from a barrel of oil and expand their ability to meet consumer demand, especially when refinery capacity and octane sources are limited. According to the Energy Information Administration, between 1980 and 2005, petroleum refining capacity in the United States decreased approximately 5% while domestic demand increased approximately 21%. We believe that increased pressure on domestic fuel refining capacity will result in greater demand for ethanol.

Strong legislative and government policy support

In August 2005, the President signed the Energy Policy Act, which established the RFS. The RFS mandates minimum annual use of 7.5 billion gallons per year of renewable fuels in the United States by 2012. We believe that the RFS sets a floor on the amount of ethanol to be consumed. The RFS requires motor fuels sold in the United States to contain in the aggregate the following minimum volumes of renewable fuels in future years:

Year	Renewable fuel usage
(in billions of gallons)
2006	4.0
2007	4.7
2008	5.4
2009	6.1
2010	6.8
2011	7.4
2012	7.5

The Energy Policy Act also proposed a credit trading program to facilitate meeting the industry-wide renewable fuels requirements. The Environmental Protection Agency has proposed a rule for issuing and trading the credits. In addition, the President and members of Congress have on numerous occasions expressed their support of the use of ethanol in major vehicles as a clean, renewable fuel to replace foreign crude oil and to diversify the U.S. fuel supply. Finally, many farm state legislators are extremely supportive of the ethanol industry due to its perceived favorable impact on corn prices and local employment and tax base.

Environmental benefits

Ethanol, as an oxygenate, reduces tailpipe emissions when added to gasoline. The additional oxygen in the ethanol results in a more complete combustion of the fuel in the engine cylinder, resulting in reduced carbon monoxide and nitrogen oxide emissions. Prior federal programs that mandated the use of oxygenated gasoline in areas with high levels of air pollution spurred widespread use of ethanol in the United States.

Favorable tax treatment

One factor contributing to ethanol’s attractive economics is the availability of a partial exemption from the federal fuel excise tax for ethanol blended fuels. We believe that ethanol’s favorable production economics, further enhanced by the blenders’ tax credit, will enable ethanol to comprise an increasingly larger portion of the U.S. fuel supply. The benefit of the blenders’ tax credit can be captured by refiners or passed on to consumers. Due to this credit, ethanol historically has traded at a per gallon premium to gasoline.

Replacement of MTBE

Because of their blend characteristics, availability and cost, ethanol and MTBE were the two primary additives used to meet the Clean Air Act’s oxygenate requirements. Because MTBE could be produced and blended with gasoline at the refinery and transported through a pipeline, it was initially the preferred oxygenate ingredient used by the petroleum industry in most reformulated gasoline. Before 2003, ethanol was used primarily as a fuel extender and octane enhancer, predominantly in the Midwest.

In recent years, health and environmental concerns have arisen from the discovery of the presence of MTBE, a suspected carcinogen, in ground water supplies. As a result, 25 states, including California, New York and Connecticut, have banned or significantly limited the use of MTBE. These states accounted for more than half of the MTBE consumed in the US. Product liability concerns regarding MTBE increased following passage of the Energy Policy Act, which did not contain limitations on product liability claims relating to MTBE use. As a result, refiners have been phasing out MTBE, creating additional demand for ethanol outside of the Midwest and California. Ethanol has served as a replacement for much of the MTBE volume eliminated because of its favorable production economics, high octane rating and clean burning characteristics.

Geopolitical concerns

The United States is dependent on foreign oil. Political unrest and attacks on oil infrastructure in the major oil-producing nations, particularly in the Middle East, have periodically disrupted the flow of oil. Fears of terrorist attacks have added a ‘‘risk premium’’ to world oil prices. At the same time, developing nations such as China and India have increased their demand for oil. As a result, NYMEX oil prices ranged from $50 to $70 per barrel at times during 2005 and averaged above $60 a barrel during 2006 and 2007, reaching record highs above $78 a barrel during July 2006. As a domestic, renewable source of energy, ethanol can help to reduce the United States’ dependence on foreign oil by increasing the amount of fuel that can be consumed for each barrel of imported crude oil.

Ethanol as a gasoline substitute

Automakers in the United States have been accelerating work on their E85 FFV programs, according to the American Coalition for Ethanol. Motorists may increasingly choose FFVs due to their lower greenhouse gas emissions, flexibility and performance characteristics. Future widespread adoption of FFVs could significantly boost ethanol demand and reduce the consumption of gasoline. Currently, however, only a small percentage of automobiles and gasoline stations in the United States are E85-compatible.

Supply of ethanol

The primary feedstock for ethanol production in the United States is corn. Proximity to corn supplies is a crucial factor in the economics of ethanol plants, as transporting corn is much more expensive than transporting finished ethanol product. As such, the ethanol industry is geographically concentrated in the Midwest based on the proximity to the highest concentration of corn supply. According to the RFA, approximately 79% of the ethanol produced in the United States comes from five Midwestern states, with the corn-rich state of Iowa alone possessing nearly 32% of the total U.S. ethanol capacity. In addition to corn, the ethanol production process requires natural gas or, in some cases, coal in order to power the facility and dry distillers grain.

Despite the geographic concentration, production in the ethanol industry remains fragmented. According to the RFA, while domestic ethanol production increased from 1.3 billion gallons in 1997 to 4.9 billion gallons in 2006, the top ten producers accounted for approximately 45% of the industry’s total estimated production capacity as of April 2007. More than 50 smaller producers and farmer-owned cooperatives, most with production of 50 Mmgy or less, generate the remaining production. Since a typical ethanol facility can be constructed in approximately 18 months from groundbreaking to operation, the industry is able to forecast capacity additions for up to 18 months in the future. As of April 2007, the RFA estimates that approximately 6.2 Bgpy of additional production capacity is under construction at 85 new or existing ethanol facilities. This estimate does not include our construction plans or certain expansion plans of other ethanol producers, particularly Archer Daniels Midland Company, the largest domestic ethanol producer, which has announced plans to increase its production capacity by approximately 51% by mid-2008. As a result of this projected increase in production, the ethanol industry faces the risk of excess capacity. See ‘‘Risk factors’’.

Ethanol is typically either produced by a dry-milling or wet-milling process. Although the two processes feature numerous technical differences, the primary operating trade-off of the wet-milling process is a higher co-product yield in exchange for a lower ethanol yield. Dry-milling ethanol production facilities constitute the substantial majority of new ethanol production facilities constructed in the past five years because of the increased efficiencies and lower capital costs of dry-milling technology. Older dry-mill ethanol facilities typically produce between five and 50 Mmgy, with newer dry-mill facilities producing over 100 Mmgy and enjoying economies of scale in both construction and operating costs per gallon. According to the RFA, 82% of the ethanol production capacity in 2006 was generated from dry-mill facilities, with only 18% coming from wet-mill facilities.

With the largest proportion of ethanol production, the Midwest is also one of the largest consumers of ethanol fuel in the United States. After California, which is the largest consumer of ethanol, Midwestern states such as Minnesota, Illinois and Ohio are the largest consumers of ethanol. Additionally, the state MTBE bans in Connecticut and New York have increased the ethanol consumption in these states. Various states have mandated ethanol use, including Minnesota, Ohio and Hawaii. These state policies require the use of ethanol above what is required by federal regulations, including the RFS.

Legislation

There have been various legislative incentives that have spurred growth in the ethanol industry. These incentives include:

Energy Policy Act

The Energy Policy Act of 2005 established the Renewable Fuels Standard that mandates minimum annual volumes of renewable fuel to be used by petroleum refiners in the fuel supply. The annual requirement grows from 4.0 billion gallons of renewable fuels mandated usage per year in 2006 to 7.5 billion gallons per year by 2012. The Energy Policy Act also removed the oxygenate requirements that were put in place by the Clean Air Act. The Energy Policy Act included anti-backsliding provisions, however, that require refiners to maintain emissions quality standards in the fuels that they produce, thus providing continued opportunities for ethanol.

Federal blenders’ credit

The federal government also supports ethanol by offering refiners and blenders volumetric ethanol excise tax credits, or VEETCs, that entitle them to $0.51 a gallon — $0.051 a gallon of gasoline for a 10% ethanol blend — tax credit against the excise tax they pay on gasoline. This tax credit was first implemented in 1979 and is scheduled to expire in 2010, unless otherwise extended. The federal VEETC incentives, which are intended to make refiners indifferent to the transportation and other costs of blending ethanol as opposed to other additives, support the refiners’ practice of supplementing gasoline with ethanol.

State and local incentives

Twenty-one states have implemented incentives to encourage ethanol production and use. These incentives include tax credits, producer payments, loans, grants, tax exemptions and other programs. Midwestern states have initiated most of the programs and policies to promote ethanol production and development. States on the East and West Coasts also are beginning to initiate ethanol production programs in connection with drives to construct ethanol plants in these states.

State legislation banning or significantly limiting the use of MTBE

In recent years, due to environmental concerns, 25 states, including California, Connecticut and New York, have banned, or significantly limited, the use of MTBE. Ethanol has served as a replacement for much of the discontinued MTBE volumes and is expected to continue to serve as a primary replacement product in the future for MTBE volumes that are removed from the fuel supply.

Federal tariff on imported ethanol

In 1980, Congress imposed a tariff on foreign produced ethanol, which typically is produced at significantly lower cost from sugar cane, to encourage the development of a domestic, corn-derived ethanol supply. This tariff was designed to prevent the federal tax incentive from benefiting non-U.S. producers of ethanol. The tariff is $0.54 per gallon and is scheduled to expire in January 2009. In addition, there is a flat 2.5% ad valorem tariff on all imported ethanol.

Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempt under the Caribbean Basin Initiative from the tariff. The Caribbean Basin Initiative provides that specified nations may export an aggregate of 7.0% of U.S. ethanol production per year into the United States, with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit. In addition, the North American Free Trade Agreement, which went into effect on January 1, 1994, allows Canada and Mexico to import ethanol duty-free. Imports from the exempted countries may increase as a result of new plants under development.

Business

Overview

We are a development stage company whose goal is to become a leading ethanol producer in the United States. We are currently constructing two 115 Mmgy ethanol plants in the Midwestern corn belt. In addition, we expect to commence construction of a third 115 Mmgy ethanol plant later this year. At each location, Cargill has a strong local presence and, directly or through affiliates, owns adjacent grain storage facilities. Three similar sites are being developed in anticipation of the possible construction of additional plants. All six sites were selected primarily based on access to favorably priced corn as well as availability of rail transportation and natural gas. We ultimately expect to grow, at least in part, through acquisitions. However, in current market conditions, we believe it is more attractive financially to build rather than buy. We will continue to assess the build versus acquire trade-off as we consider initiating construction on one or more of our next three sites.

From inception, we have worked closely with Cargill, one of the world’s leading agribusiness companies. Cargill will handle corn procurement, marketing of ethanol and distillers grain and transportation logistics for our two initial plants under long-term contracts. In addition, they will lease us their adjacent grain storage and handling facilities. We expect to enter into similar agreements for our third plant. Finally, we will have access to Cargill’s risk management services, which we believe to be particularly attractive with regard to corn given their virtually unique position in that market.

The Wood River, Nebraska and Fairmont, Minnesota plants are currently under construction and should be operational in the first quarter of 2008. Plans to construct a third plant in Alta, Iowa are being finalized and engineering and construction contracts relating to that facility should be finalized within 90 to 120 days. In the interim, site preparation in Alta will begin so that construction can proceed promptly once agreements are finalized. Sites in Gilman, Illinois, Atchison, Kansas and Litchfield, Illinois have been selected as the locations for possible additional plants. Land has been optioned and permit filings have begun at each of these sites.

Fixed-price, turnkey construction contracts are in place covering the Wood River and Fairmont plants with The Industrial Company, or TIC, of Steamboat Springs, Colorado, a leading industrial general contractor. We have a construction time slot confirmed and a preliminary agreement with TIC to build our Alta plant. Groundbreaking for the facility is currently expected late in the third quarter or early in the fourth quarter of 2007. Technology for the Wood River and Fairmont plants is being provided by Delta-T Corporation of Williamsburg, Virginia, a company with extensive experience in ethanol process technology and plant operation. We have not yet reached a commercial understanding with Delta-T for using its technology at Alta. If we are unable to reach an agreement, we will need to engage an alternative technology firm for that plant before construction there can begin. Once complete, the initial three plants are expected to produce 345 Mmgy of fuel grade ethanol and 1.1 million tons of distillers grain annually.

The following table provides an overview of ethanol plants we have under construction or in development.

	Under Construction		Under Development	Additional Development Sites
	Wood River, Nebraska	Fairmont, Minnesota	Alta, Iowa	Gilman, Illinois	Atchison, Kansas	Litchfield, Illinois
Capacity	115 Mmgy	115 Mmgy	115 Mmgy	115 Mmgy	115 Mmgy	115 Mmgy
Rail transportation	Union Pacific	Union Pacific	CN	CN and TPW	Union Pacific	Norfolk Southern and BNSF
Site	Owned	Owned	Optioned	Optioned	Optioned	Optioned
Construction start	Begun	Begun	Q3/Q4 2007	—	—	—
Expected completion	Q1 2008	Q1 2008	Q2 2009	—	—	—

Company history

In January 2005, Scott H. Pearce, our President and Chief Executive Officer, together with TIC and Delta-T, formed Bio Fuel Solutions Colorado, and throughout 2005 and early 2006, worked to develop plans for our Wood River and Fairmont plants. In January 2006, Mr. Pearce and Daniel J. Simon, our Executive Vice President and Chief Operating Officer, together with Thomas J. Edelman, our Chairman and Chairman of the Board, and his partner Irik P. Sevin, co-founded BioFuel Energy, LLC to take over development and construction of the plants from Biofuel Solutions Delaware. In August 2006 we began construction of our Wood River plant, and in October 2006 we began construction of our Fairmont plant. In July 2006, we commenced development of our planned Alta plant and our additional development sites.

Competitive strengths

We believe that we have the following competitive strengths:

•	Proven management. Our senior management has an extensive and successful track record in the energy and natural resources sectors. Our Chairman, Thomas J. Edelman, has founded, led or played a significant role in managing more than half a dozen successful public and private energy companies over the past 25 years and will help assure us strong strategic, managerial and financial leadership. Most notably, these included Snyder Oil Corporation, Patina Oil & Gas Corporation and Range Resources Corporation, three oil and gas exploration and production companies. We believe that Mr. Edelman’s experience in developing, acquiring and building companies in the energy field will help assure us strong strategic, managerial and financial leadership. In addition, Mr. Edelman has extensive experience in selling companies, parts of businesses and specific properties owned by enterprises he has founded and run. Consequently, we may actively consider and regularly seek the possibility of a sale of one or more of our plants or plant sites if that could be accomplished at a favorable price. Our President and Chief Executive Officer, Scott H. Pearce, previously served as President and Chief Executive Officer of Poseidon Resources Corporation, a company that partnered with energy companies to build, own and operate water and environmental systems for large industrial and government clients. Our Executive Vice President and Chief Operating Officer, Daniel J. Simon, has extensive senior management experience with a number of industrial and energy-related companies, including TIC. Messrs. Pearce and Simon both have significant expertise in industrial development and are therefore particularly well-suited to lead the development, construction and operation of our ethanol production facilities. Our Executive Vice President and Chief Financial Officer, David J. Kornder, has extensive senior management experience operating public energy companies. Our Vice President–Operations, Timothy S. Morris, brings significant leadership and experience in the operations and management of ethanol production facilities.

•	Plant locations. We have selected our plant locations based on an in-depth analysis designed to maximize profitability, particularly by minimizing the costs of corn, natural gas and electricity, and assuring adequate rail access. For example, the sites of our Wood River and Fairmont plants were selected by us with input from Cargill based on, among other factors, the surplus corn supply in the surrounding areas, as well as the availability of local acreage that may be converted to corn production as demand for corn increases. For these reasons, we expect the price of corn supplied to our Wood River and Fairmont plants to be materially lower than prevailing CBOT corn prices. We also expect that our Alta plant and additional sites under development will benefit from surplus corn supply and additional local acreage available for future corn production. Because geography is critical in siting ethanol plants, due to corn supply, access to ethanol and distillers grain markets and the ability of management to efficiently oversee multiple facilities, we believe opportunities to sell certain of our plants or plant sites, exchange them or buy those built by others are likely to arise. We intend to actively pursue such opportunities.

•	Relationship with Cargill. We have entered into a number of long-term contracts with Cargill, which will provide us access to corn supply, an extensive logistics and transportation network and an experienced marketer of ethanol and distillers grain. We will also have the opportunity to utilize Cargill’s risk management services. Cargill participates in almost every aspect of the corn industry in the United States, including operation of grain elevators, management of export facilities, transportation, ethanol production and livestock nutrition. Pursuant to 10-year ethanol marketing agreements and 10-year distillers grain marketing agreements, Cargill has agreed to market 100% of the ethanol and distillers grain, respectively, produced at our Wood River and Fairmont facilities and, under 20-year corn supply agreements, has agreed to supply 100% of our corn for these facilities. For our additional plants under development, we expect to enter into similar contractual arrangements with Cargill for the supply of corn as well as for the logistics, transportation and marketing of our ethanol and distillers grain. In addition, Cargill has made an equity investment in our company. We are aware of only one other ethanol company with which Cargill has this type of commercial relationship. We believe that our relationship with Cargill will provide us with a number of competitive advantages:

•	Reliable corn supply. We expect to benefit from Cargill’s expertise in corn origination services and extensive experience with corn supply in the areas of our facilities. Pursuant to our corn supply agreements for our Wood River and Fairmont plants, Cargill will supply our corn requirements during the 20-year term of the contracts, regardless of local supply and demand. In addition, we have leased corn elevators from Cargill adjacent to each of the Wood River and Fairmont plants, providing us with significant corn storage and handling capacity.

•	Logistics and transportation. We believe that our access to Cargill’s expertise, through its extensive network of rail and trucking relationships and an array of logistical and scheduling tools, will minimize the risk of disruption or unexpected additional transportation costs for the delivery of corn and the transportation of the ethanol and distillers grain produced by our Wood River and Fairmont plants to our end markets.

•	Ethanol and distillers grain marketing. Because of Cargill’s significant historical experience marketing ethanol and feed ingredients, including distillers grain, Cargill will provide immediate access to a broad customer base. Under 10-year agreements,

Cargill will be responsible for maintaining a continuous outlet for the marketing, sale and distribution of all ethanol and distillers grain produced by our Wood River and Fairmont plants, eliminating the need for us to hire marketing personnel. Under the terms of our agreements, we will receive the same average price for our ethanol that Cargill receives for all ethanol that it produces. In addition, we believe our relationship with Cargill positions us well with large end-users of ethanol due to the size and reliability of Cargill compared to other small ethanol marketers and producers that market ethanol directly or through other marketing channels.

•	Risk management services. We will have the opportunity to utilize Cargill’s comprehensive risk management platform to help manage our commodity risks relating to corn, ethanol and natural gas prices and may hedge through them.

We have entered into a letter agreement with Cargill with respect to our planned Alta plant and anticipate entering into long-term commercial agreements with Cargill for this facility similar to those described above.

•	Close relationship with TIC. We are one of TIC’s strategic ethanol accounts and have a priority relationship with them. We believe this will enable us to add new ethanol production capacity faster than many of our competitors. We believe that TIC is one of the largest heavy industrial contractor engaged in the production of ethanol facilities in the United States. Daniel J. Simon, our Executive Vice President and Chief Operating Officer, formerly led TIC’s Renewable Energy Development subsidiary and co-founded and served as the executive sponsor of a joint venture between TIC and Delta-T. We have entered into EPC contracts with TIC Wyoming, a subsidiary of TIC, for our Wood River and Fairmont facilities. We have received a committed project slot for our Alta plant under development, and we believe that our relationship with TIC will provide us access to additional construction slots as needed for future plant development. We believe this is a key advantage over our competitors that have not secured construction commitments for their announced capacity expansions.

•	State-of-the-art production technology and operational scale. We expect each of our plants will utilize state-of-the-art ethanol production technology designed to produce the highest corn-to-ethanol conversion yields in the industry today, in addition to higher throughput, lower production costs and higher operating efficiency than smaller and older plants, which currently comprise the vast majority of industry capacity. While the average size of an ethanol production facility in the United States, according to the Renewable Fuels Association, or RFA, is approximately 50 Mmgy, we expect each of our plants to generate 115 Mmgy, thereby generating significant cost efficiencies and other economies of scale. For example, the scale of our facilities will enable us to transport our ethanol with dedicated unit trains, which we believe is the most cost-effective method available to deliver ethanol to customers.

Strategy

•	Become an industry leader. We intend to become one of the nation’s leading producers of ethanol. We intend to achieve this through the construction of our Wood River and Fairmont plants, each of which will produce 115 Mmgy of fuel grade ethanol, and the development and construction of an additional large-scale dry-mill ethanol facility in Alta, Iowa. We expect that when these three ethanol plants are fully operational, we will generate a total of 345 Mmgy of fuel grade ethanol. We also have three additional sites under development and additional projects under evaluation that could further expand our ethanol production capacity. We expect to incur up to approximately $130 million in additional debt as funds are required to finance a portion of the costs of construction of our Alta plant under development. To the extent that we repay any outstanding subordinated debt with a portion of the proceeds of this offering and the concurrent private placement, then we would need to borrow additional debt to finance our Alta plant. We also intend to further leverage our existing strong relationships with Cargill and TIC in our future plant development activities.

•	Dedication to cost control and efficiency. We are developing and constructing our ethanol facilities with focus on minimizing cost inputs such as corn, natural gas and transportation. We have chosen the sites for our Wood River and Fairmont plants in part because of their access to significant local corn production, their proximity to competitive natural gas supplies and their access to transportation infrastructure, each of which we expect to keep costs lower than industry averages. Once our plants are operational, we will continue to promote a culture of cost control and efficiency regardless of the economic cycle. We will strive to be one of the lowest cost ethanol producers in the industry through the application of the latest technology, strict attention to cost efficiencies and, where appropriate, long-term contracts for the supply of inputs such as corn and natural gas.

•	Evaluate alternative production technologies. We will continually review new technological developments that could result in more efficient methods of ethanol production. We intend to maintain continued access to emerging ethanol technology. We believe that our sites will accommodate modifications to utilize alternative feedstock supplies or production technologies that may become available in the future, including ethanol from corn stover, cellulosic biomass and switchgrass.

•	Flexibility to capitalize on market opportunities. Because of the unpredictability of energy markets and commodity prices, we believe it is important to be prepared to respond quickly to strategic opportunities presented by changes in market conditions. We plan to maintain an appropriate capital structure that will enable us to respond to changing market conditions rapidly and opportunistically. While we believe that industry conditions are currently very attractive for domestic producers of ethanol, the energy business is often cyclical and there remains the possibility of a future downturn. We intend to be well-positioned to withstand and capitalize on opportunities presented by changes in industry conditions. We will focus on maintaining the flexibility to either build production facilities, make disciplined and opportunistic acquisitions or enter into strategic alliances or joint ventures, in each case based on market opportunities and industry conditions.

•	Consider possible sales of plants or plant sites. We believe that because of certain competitive advantages of our plants, particularly their locations, there may be opportunities to sell individual plants or plant sites on favorable terms under certain market conditions. Being dedicated to maximizing our stockholders’ returns, we expect to actively seek such opportunities on a regular basis and to consider the sale of one or more plants or plant sites, particularly if the resultant proceeds can be redeployed at a higher potential return elsewhere in our business. Mr. Edelman has extensive experience in buying and selling companies and/or their assets and senior management expects to actively seek and assess such opportunities.

•	Risk management. We intend to utilize risk mitigation techniques. We will seek to eventually hedge a majority of our corn and natural gas costs, as well as our primary product, ethanol. To this end, we will participate in the futures and derivatives markets and, where appropriate, enter into long-term purchase and sale contracts. By doing so, we expect to limit our exposure to commodity price fluctuations and reduce earnings volatility. We also will have the benefit of significant corn storage facilities, which should allow us to purchase and store corn opportunistically.

Facilities

Headquarters

Our corporate headquarters are located in Denver, Colorado, where we currently lease approximately 6,000 square feet of office space.

Facilities under construction

The table below provides an overview of our Wood River and Fairmont ethanol plants, which are under construction.

	Wood River plant	Fairmont plant
Location	Wood River, Nebraska	Fairmont, Minnesota
Expected date of completion	Q1 2008	Q1 2008
Annual ethanol production capacity (Mmgy)	115	115
Ownership	100%	100%
Production process	Dry-Milling	Dry-Milling
Primary energy source	Natural Gas	Natural Gas
Estimated distillers grain production (dry equivalents) per year	360,000 tons	360,000 tons
Transportation	Union Pacific	Union Pacific

Wood River plant

Our Wood River production plant is expected to begin operations in the first quarter of 2008 with an initial production capacity of 115 Mmgy. The plant will be located on an approximately 125-acre site owned by us approximately 100 miles west of Lincoln, Nebraska. The site is immediately adjacent to an existing Cargill grain elevator, which will be upgraded during the construction of the plant. The grain elevator will provide all required corn storage and handling capacity for the plant and, together with the site on which it sits, has been leased, effective upon provisional acceptance of the plant, from Cargill pursuant to a 20-year lease.

TIC is guaranteeing the timely construction and performance of the Wood River plant under a turnkey EPC contract pursuant to which TIC guarantees production of 110 Mmgy of anhydrous ethanol, which will equate to 115 Mmgy of fuel grade ethanol. The contract provides for liquidated damages that are capped at 100% of the contract price until substantial completion of the facility and 30% of the contract price thereafter. Pursuant to our EPC contract, TIC has obtained a performance bond from three major insurance companies in an amount equal to 100% of the contract price in order to ensure that any such liquidated damages will be available to us. TIC has also provided a one-year warranty that the plant will be free of defects in parts and workmanship. We remain responsible for the construction of certain infrastructure outside the Wood River and Fairmont plants, such as a rail loop and rail connections, natural gas interconnect pipelines and grain elevator improvements. We expect to enter into contracts with respect to the construction of this infrastructure and do not anticipate the process will affect our scheduled production start date.

Our Wood River plant will transport ethanol primarily by rail and is adjacent to a rail mainline operated by the Union Pacific Railroad. A unit train loading facility (75-110 cars) will be constructed at the plant. The site is also readily accessible by road for transport of large equipment, supplies and products, and we may transport ethanol from the facility by truck, as needed.

Natural gas distribution to the site’s lateral pipeline will be provided from the Kinder Morgan Interstate Pipeline. We have entered into an agreement for the construction of the lateral gas pipeline to the plant. Electricity to the site will be provided by the City of Wood River. We will drill our own wells for water needed at our Wood River facility.

The Wood River plant is well-located for the sale of distillers grain. Because of the sizeable cattle herd in the area of Wood River, we estimate that up to 40% of the plant’s distillers grain will be sold in wet form, which will substantially reduce natural gas requirements. The remainder of the distillers grain sold from the plant will be dried distillers grain.

Fairmont plant

Our Fairmont production plant is expected to begin operations in the first quarter of 2008 with an initial production capacity of 115 Mmgy. The plant will be located on an approximately 200-acre site owned by us approximately 150 miles southwest of Minneapolis, Minnesota. The site is immediately adjacent to an existing Cargill grain elevator. The grain elevator will provide all required corn storage and handling capacity for the plant and, together with the site on which it sits, has been leased, effective upon provisional acceptance of the plant, from Cargill pursuant to a 20-year lease.

TIC is guaranteeing the timely construction and performance of the Fairmont plant under a turnkey EPC contract pursuant to which TIC guarantees production of 110 Mmgy of anhydrous ethanol, which will equate to 115 Mmgy of fuel grade ethanol. The contract provides for liquidated damages that are capped at 100% of the contract price until substantial completion of the facility, and 30% of the contract price thereafter. Pursuant to our EPC contract, TIC has obtained a performance bond from three major insurance companies in an amount equal to 100% of the contract price in order to ensure that any such liquidated damages will be available to us. TIC has also provided a one-year warranty that the plant will be free of defects in parts and workmanship. We remain responsible for the construction of certain infrastructure outside the Wood River and Fairmont plants, such as a rail loop and rail connections, natural gas interconnect pipelines and grain elevator improvements. We expect to enter into contracts with respect to the construction of this infrastructure and do not anticipate the process will affect our scheduled production start date.

Our Fairmont plant will transport ethanol primarily by rail and is adjacent to a rail mainline operated by the Union Pacific Railroad. A unit train loading facility (75-110 cars) will be constructed at the plant. The site is also readily accessible by road for transport of large equipment, supplies and products, and we may transport ethanol from the facility by truck, as needed.

Natural gas distribution will be provided to the plant’s lateral pipeline from the Northern Border Interstate pipeline. We have entered into an agreement for the construction of the lateral gas pipeline to the plant. Electricity to the site will be provided by Federated Rural Electric Association. Wells on the site will provide water needed at our Fairmont facility.

We expect that substantially all of the distillers grain sold from the Fairmont plant will be dried distillers grain.

Facilities under development

The table below provides an overview of our planned Alta, Iowa plant, as well as our additional development sites in Gilman, Illinois, Atchison, Kansas and Litchfield, Illinois. We have entered into a preliminary agreement with TIC regarding the construction of our planned Alta facility. Completion of this facility is contingent on permitting, financing and other factors. We plan to finance the costs of design and construction of the Alta plant using a portion of the proceeds of this offering and the concurrent private placement and our excess cash flow as well as with the issuance of additional debt. Our Gilman, Atchison and Litchfield sites are in various stages of permitting and development. See ‘‘Risk factors — We may not be able to implement our strategy as planned or at all’’ and ‘‘Description of indebtedness’’.

	Under Development	Additional Development Sites
Location	Alta, Iowa	Gilman, Illinois	Atchison, Kansas	Litchfield, Illinois
Annual ethanol production capacity (Mmgy)	115	115	115	115
Ownership	100%	100%	100%	100%
Production process	Dry-Milling	Dry-Milling	Dry-Milling	Dry-Milling
Primary energy source	Natural Gas	Natural Gas	Natural Gas	Natural Gas
Rail transportation	CN	CN and TPW	Union Pacific	Norfolk Southern and BNSF
Expected construction start date	Q3/Q4 2007	—	—	—
Expected completion date	Q2 2009	—	—	—

Alta plant

We expect to construct a 115 Mmgy dry-mill plant located in Alta, Iowa, to be fueled by natural gas. Land options have been secured for the facility site covering approximately 212 acres. We have received a commitment from TIC to construct our Alta plant and anticipate entering into engineering and construction agreements within 90 to 120 days. We are evaluating alternative construction approaches with respect to construction of our Alta facility, including a design, bid, build approach and a traditional EPC approach. We will make our determination depending upon which approach allows us to optimize plant quality while controlling construction costs in a competitive construction environment. We have received an air permit and are currently engaged in the process of obtaining remaining permits. We have also completed a preliminary environmental Phase I analysis. We expect to enter into ethanol and distillers grain marketing agreements for our Alta plant with Cargill, a corn supply agreement with Cargill and corn storage agreement with a joint venture in which Cargill is a member, which collectively are similar to those we have entered into with respect to our Wood River and Fairmont plants.

The Alta site has been approved by the Iowa Department of Economic Development for an estimated $19.3 million in refunds of sales tax during construction, investment tax credits and local value-added property tax exemptions under the High Quality Jobs Creation program. We are in the process of negotiating the final documentation with Buena Vista County and the Iowa Department of Economic Development for this program.

The Canadian National Rail Road has approved our conceptual rail design for the Alta plant. This rail design will accommodate a 75-car unit train and has sufficient track to permit the Canadian National Rail Road to increase the unit train program to 100 cars.

We have evaluated electric service, natural gas supply, water supply and waste discharge for the Alta plant and believe that they can be obtained without material difficulty on commercially reasonable terms.

Gilman site

We are developing a site in Gilman, Illinois for the potential future construction of a 115 Mmgy dry-mill plant to be fueled by natural gas. Land options have been secured for the facility site covering approximately 100 acres. We are currently engaged in the permitting process. We have also completed a preliminary environmental Phase I analysis.

Atchison site

We are developing a site in Atchison, Kansas for the potential future construction of a 115 Mmgy dry-mill plant to be fueled by natural gas. Land options have been secured for the facility site covering approximately 140 acres. We are currently engaged in the permitting process.

Litchfield site

We are developing a site in Litchfield, Illinois for the potential future construction of a 115 Mmgy dry-mill plant to be fueled by natural gas . A land option has been secured for a 200-acre parcel that would serve as the site for this plant. We are currently engaged in the permitting process.

Upon commencement of construction of any of our plants in development, we would expect to enter into corn supply and ethanol and distillers grain marketing agreements with Cargill, similar to those we have entered into with respect to our Wood River and Fairmont plants.

Potential future facility sites and acquisitions

In addition, we expect to consider and evaluate additional projects from time to time. We also may consider purchasing existing ethanol facilities or plants in development if we believe such acquisitions would enhance our business or our strategic position in the industry. We also intend to evaluate opportunities to acquire additional ethanol storage or distribution facilities and related infrastructure.

Corn supply

Our Wood River and Fairmont facilities collectively will require approximately 82 million bushels of corn per year in order to produce the 230 Mmgy of expected ethanol output. During the last three crop years, approximately 1.1 billion bushels of corn were grown in the 125-mile radius surrounding our Wood River plant and approximately 2.4 billion bushels of corn were grown in the 125-mile radius surrounding our Fairmont plant.

Under our corn supply agreements, Cargill will be the exclusive supplier of corn to our Wood River and Fairmont facilities for a period of 20 years, and has agreed to provide 100% of the plants’ corn requirements. Under the agreements, Cargill will deliver U.S. No. 2 yellow dent corn with maximum moisture of 15.0% and meeting other certain specifications. On a daily basis, Cargill will provide bid sheets reflecting the expected price levels required to purchase grain for the upcoming delivery period at each of the plants. We will pay the weighted average ‘‘basis’’ price paid by Cargill to purchase corn on our behalf, plus the applicable corn futures price then in effect and an origination fee.

We have also entered into concurrent 20-year leases of Cargill’s existing grain elevators at each of our Wood River and Fairmont sites. These elevators will provide sufficient corn storage capacity to service the plants at normal operating levels plus excess capacity to allow us to purchase corn opportunistically, for example, based on seasonality.

Our planned Alta facility will require approximately 41 million bushels of corn per year in order to produce the 115 Mmgy of expected ethanol output. During the last three crop years, a total of approximately 552 million bushels of corn were grown in the 75-mile radius surrounding our planned facility in Alta, Iowa.

Sales logistics

Both our Wood River and Fairmont ethanol plants will be located adjacent to a rail mainline operated by the Union Pacific Railroad. A railcar unit train loading facility handling 75 to 110 cars will be constructed at each of the plants. A 110-car unit train will hold approximately 3.3 million gallons of ethanol, roughly equivalent to nine days of ethanol production at each of these plants. We will have tank storage capacity to accommodate 10 days of ethanol production and 10 days of dried distillers grain production at each of these plants.

Each of the Wood River and Fairmont ethanol plants will also have road access for delivery of ethanol and distillers grain by truck, as needed.

Under our ethanol marketing agreements and distillers grain marketing agreements with Cargill, Cargill will perform a number of logistics functions relating to the ethanol and distillers grain produced at our Wood River and Fairmont facilities, utilizing its extensive network of rail and trucking relationships. These functions will include arranging for rail and truck freight, bills of lading and scheduling pick-up appointments. Under the ethanol marketing agreements, we will be responsible for providing a minimum of 550 tank railcars to service these facilities, and under the distillers grain marketing agreements, we will be responsible for providing a minimum of 465 covered hopper railcars to service these facilities. In that regard, we have entered into 10-year leases for approximately 590 tank railcars and 475 hopper railcars from Trinity Industries Leasing Company.

Marketing arrangements

Ethanol marketing

We expect all of our ethanol to be sold to Cargill as our third party marketer and distributor. Cargill has established relationships with many of the leading end-users of ethanol products such as major oil companies and refiners, as well as independent jobbers, storage companies and transportation companies. Our ethanol will be ‘‘pooled’’ into a cooperative system whereby we will receive the average price of the ethanol sold for all producers in the marketing group, which includes all ethanol produced by Cargill in the United States.

Under our existing ethanol marketing agreements with Cargill, we have agreed to sell to Cargill, and Cargill has agreed to purchase from us, 100% of the fuel grade ethanol produced at our Wood River and Fairmont facilities, including as a result of any expansion of these facilities, for a period of 10 years. Except in the case of certain force majeure events, Cargill will be the exclusive marketer of the ethanol produced at these facilities. We have agreed to pay Cargill a commission for its ethanol marketing. Cargill will market and distribute our ethanol pursuant to a common marketing pool program, under which Cargill currently markets its own ethanol and ethanol for third parties. Each participant in the pool will receive the same price for its share of ethanol sold, net of freight and other agreed costs incurred by Cargill with respect to the pooled ethanol. Freight and other charges will be divided among pool participants based upon each participant’s ethanol volume in the pool rather than the location of the plant or the delivery point of the customer.

Under our arrangements with Cargill, we have the ability to opt out of the marketing pool described above. In order to opt out of the marketing pool, we would need to provide six-months notice prior to the date on which ethanol will first be delivered under the contract or any anniversary of that date, except that we may be obligated to participate in the pool for up to 18 months to the extent necessary to allow Cargill to fulfill contractual commitments to deliver ethanol from the pool. We will also have the ability to sell ethanol directly to end-customers on a long-term basis, using Cargill as an agent, and in the future we may do so if an attractive opportunity arises. In these circumstances, Cargill would continue to provide transportation and logistics services, would act as a contracting agent and would continue to be paid commissions by us. We will evaluate the desirability of selling ethanol directly to end-customers on an ongoing basis.

Distillers grain marketing

We expect all of our distillers grain to be sold to Cargill as our third party marketer and distributor. Our dried distillers grain will be primarily marketed nationally to agricultural customers for use as an animal feed ingredient. Due to its limited shelf life and high freight costs, our wet distillers grain will be sold to local agricultural customers for use as an animal feed ingredient.

Under our existing distillers grain marketing agreements with Cargill, we have agreed to sell to Cargill, and Cargill has agreed to purchase from us, all of the distillers grain produced at our Wood River and Fairmont facilities for a period of 10 years. Except in the case of certain force majeure events, Cargill will be the exclusive marketer of the distillers grain produced at these facilities. We have agreed to pay Cargill a commission for its distillers grain marketing.

Our agreements with Cargill

Pursuant to the contracts described below, which we have entered into with Cargill with respect to each of our Fairmont and Wood River facilities, Cargill will provide each of these facilities with corn procurement services and ethanol and distillers grain marketing services, as well as management services in connection with the transportation of the ethanol and distillers grain. In addition, Cargill will provide corn risk management advisory services. We have entered into a letter agreement with Cargill with respect to our Alta plant in development and we anticipate entering into similar long-term commercial agreements with Cargill relating to this facility. The following is a summary of our agreements with Cargill.

Master agreement

In addition to the agreements described below, our relationships with Cargill with respect to our Wood River and Fairmont facilities are each governed by a master agreement. Each of these master agreements provides certain terms and conditions that apply to all of our agreements with Cargill with respect to the relevant plant. The master agreements contain a right of first negotiation in favor of Cargill in the event we subsequently acquire or construct additional ethanol facilities. Under this right, Cargill and we have agreed to negotiate in good faith for Cargill to provide all of the commercial arrangements covered by the agreements described below with respect to any additional facilities.

The master agreements allow for payments due and owing to each party under all of our agreements with Cargill to be netted and offset by the parties. Pursuant to the master agreements, if provisional acceptance of a facility does not occur by December 31, 2009, Cargill may, upon written notice, terminate the master agreement and all (but not less than all) the goods and services agreements with respect to the facility.

Corn supply agreements

With respect to each of our Wood River and Fairmont facilities, we have entered into a corn supply agreement with Cargill. These agreements have a term of twenty years from provisional acceptance of the relevant facility. Pursuant to the agreements, Cargill will be the exclusive supplier of corn to each facility. If Cargill fails to make a confirmed delivery, we are entitled to purchase replacement corn from third parties. Under the agreements, we pay Cargill the weighted average ‘‘basis’’ price paid by Cargill to purchase corn on our behalf, plus the applicable corn futures price then in effect. In addition, we pay an origination fee per bushel of corn that is delivered to the facility. While we are not required to purchase a minimum amount of corn, we are required to pay a set minimum origination fee for each contract year of $1.2 million per plant. Based on the production capacity of our plants and our intent to operate at full capacity, we expect that our level of corn purchases will be in excess of the level below which this minimum fee obligation would be triggered.

Cargill will be in default under our corn supply agreements if it fails, under certain circumstances, to deliver corn on five occasions within any 12-month period, engages in certain acts of willful misconduct, is subject to certain events of bankruptcy or insolvency, fails to comply with any final and binding arbitration award rendered pursuant to the master agreements, fails to pay us any amounts due under the agreements within five days of receiving written notice from us of the failure to pay or permits the grain facility leases to expire or terminate. We will be in default if we fail to pay Cargill any amounts due under the agreements within 30 days of receiving written notice from Cargill of our failure to pay, engage in certain acts of willful misconduct, procure corn or an alternative feedstock from a third party except as permitted by the agreements, are subject to certain events of bankruptcy or insolvency, sell, lease, assign or otherwise transfer the Wood River of Fairmont plant or any rights in the corn supply or marketing agreements or grain facility leases related to those plants to a third party except as permitted by the agreements between Cargill and us, permit the grain facility leases to expire or terminate or fail to comply with any final and binding arbitration award rendered pursuant to the master agreements. If a default occurs, the non-defaulting party may terminate the relevant corn supply agreement.

Grain facility leases

In addition, with respect to each of our Wood River and Fairmont facilities, we have leased Cargill’s grain facility, located adjacent to each plant, for the purpose of receiving, storing and transferring corn to each ethanol facility. Under each of these leases, which have an initial term of twenty years, the annual rental amount is $1.2 million and increases annually based on the percentage change in the Consumer Price Index. The fees we pay to Cargill under the corn supply agreements are deemed to satisfy one-third of the rental amounts due under the leases for so long as the corn supply agreement with respect to a particular facility is still in place. Under the lease agreements, we are responsible for the maintenance and repair of the premises. We will be in default under the leases, and Cargill will have the right to terminate the relevant lease, if we fail to pay any rent or other amounts due to Cargill within 30 days following written notice that such amounts are due and payable, default in any non-monetary obligation under the lease and fail to cure such default within a specified time, become subject to certain events of bankruptcy or insolvency or permit the relevant lease to be sold under any attachment or execution.

Ethanol marketing agreements

With respect to each of our Wood River and Fairmont facilities, we have entered into an ethanol marketing agreement with Cargill. These agreements have a term of ten years. Cargill will be the exclusive purchaser and marketer of the facilities’ ethanol production. In addition, Cargill will be responsible for the logistics and transportation relating to the marketing of the ethanol produced at our facilities and we will provide Cargill with at least 550 rail cars for the facilities. We have elected to participate in Cargill’s marketing pool program whereby a facility’s ethanol is marketed in a common pool with other ethanol under Cargill’s management and all pool participants receive the same net price for ethanol sold from the pool. We have the ability to opt out of such election with advance notice. We will pay Cargill a set commission of 1% on our net proceeds from ethanol sales, subject to minimum volumes of 82.5 Mmgy for each plant. If the number of gallons of ethanol actually produced by a plant is less than 82.5 Mmgy, the minimum commission will be the deficiency multiplied by the average selling price of our ethanol during such period, multiplied by 1%. Our facilities must deliver ethanol in accordance with certain specifications, and Cargill takes title to the product at the inlet flange into railcars or tank trucks at our facilities. The agreements require Cargill to market our ethanol using the same standards that Cargill uses to market its own ethanol and all other ethanol that Cargill markets. Cargill may sell and market its own and/or third parties’ ethanol into the same markets in which it sells our ethanol. We have waived any claims of conflicts of interest against Cargill for failure by it to maximize the economic benefits of the agreement for us, but we may terminate the relevant ethanol marketing agreement if the conflict of interest results in a material quantifiable pecuniary loss to us. Cargill will have the authority to make all final determinations regarding sales, strategy and marketing decisions for all ethanol; provided that we must consent to any sales agreement proposed to be entered into by Cargill with a term of more than 12 months.

Cargill will be in default if it fails, under certain circumstances, to purchase ethanol from our Wood River or Fairmont facility on three separate occasions in any 12-month period and as a result we are forced to suspend operations due to excess quantities of ethanol at the relevant facility, fails to pay us any amounts due under the agreements within seven days of receiving written notice from us of the failure to pay, engages in certain acts of willful misconduct or is subject to certain events of bankruptcy or insolvency. We will be in default if we fail to pay Cargill any amounts due under the agreements within seven days of receiving written notice from Cargill of our failure to pay, engage in certain acts of willful misconduct or are subject to certain events of bankruptcy or insolvency. If either Cargill or we are in default under the agreement, the non-defaulting party may terminate the agreement.

Distillers grain marketing agreements

With respect to each of our Wood River and Fairmont facilities, we have entered into a distillers grain marketing agreement with Cargill. These agreements have a term of ten years. Cargill will be the exclusive purchaser and marketer of the facilities’ distillers grain production. In addition, Cargill will be responsible for the logistics and transportation relating to the marketing of the distillers grain produced at our facilities. Cargill will purchase and take title to the distillers grain at the time it is loaded for transport at each plant. For dried distillers grain, we will pay Cargill a set commission equal to the greater of 3% of the sale price or $2.00 per ton, after transportation and storage costs. For wet distillers grain, we will pay Cargill a commission of $3.00 per ton. We are required to pay a minimum commission to Cargill to the extent either plant fails to produce 247,500 tons of distillers grain for the twelve-month period beginning with the start of commercial operations and each anniversary thereafter. If the number of tons of distillers grain produced is less than 247,500 tons, the minimum commission will be equal to the sum of the deficiency applicable to dry distillers grain multiplied by $2/ton and the deficiency applicable to wet distillers grain multiplied by $3/ton. The deficiency volume applicable to dry and wet distillers grain will be determined based on the ratio of dry products to wet products produced at the relevant plant during the applicable year. We must deliver distillers grain meeting certain specifications. Cargill has agreed to market our distillers grain using the same standards that Cargill uses to market its own distillers grain and all other distillers grain that Cargill markets. Cargill may sell and market its own and/or third parties’ distillers grain into the same markets in which it sells our distillers grain. We have waived any claims of conflicts of interest against Cargill for failure by it to maximize the economic benefits of the agreement for us, but we may terminate the relevant distillers grain marketing agreement if the conflict of interest results in a material pecuniary loss to us. Cargill will have the authority to make all final determinations regarding sales, strategy and marketing decisions for distillers grain under the agreement; provided that we must consent to any sales agreement proposed to be entered into by Cargill with a term in excess of 32 weeks or for quantities of dried distillers grain exceeding 25,000 tons or wet distillers grain exceeding 75,000 tons.

Cargill will be in default if it fails, under certain circumstances, to purchase distillers grain from our Wood River or Fairmont facility on three separate occasions in any 12-month period and as a result we are forced to suspend operations due to excess quantities of distillers grain at the relevant facility, fails to pay us any amounts due under the agreements within seven days of receiving written notice from us of the failure to pay, engages in certain acts of willful misconduct or is subject to certain events of bankruptcy or insolvency. We will be in default if we fail to pay Cargill any amounts due under the agreements within seven days of receiving written notice from Cargill of our failure to pay, engage in certain acts of willful misconduct or are subject to certain events of bankruptcy or insolvency. If either Cargill or we are in default under the agreement, the non-defaulting party may terminate the agreement.

Corn risk management services

We have entered into a futures advisory agreement with Cargill for each of our Wood River and Fairmont facilities. Pursuant to these agreements, which have initial terms of ten years, Cargill will provide us with its hedging and other risk management services for corn purchasing. Pursuant to the futures advisory agreements, we will pay Cargill a flat fee per bushel per calendar month based on the projected number of bushels of corn that are hedged. In addition, we have agreed to negotiate in good faith a performance incentive payable to Cargill prior to commercial operation of each facility.

Additional agreement with Cargill

Cargill has made an equity investment in our company. Under the terms of an agreement with Cargill, Cargill has the right to terminate any or all of its arrangements with us for any or all of our facilities if any of five identified parties or their affiliates acquires 30% or more of our common stock or the power to elect a majority of our Board. Cargill has designated five parties, each of which is currently engaged primarily in the agricultural commodities business, and it has the right to annually update this list of designated parties, so long as the list does not exceed five entities and the affiliates of such entities. The five parties currently identified by Cargill are Archer Daniels Midland Company, CHS Inc., Tate & Lyle PLC, The Scoular Company and Bunge Limited.

Engineering, procurement and construction contracts and technology licenses

Engineering, procurement and construction contracts

Each of our first two facilities is being constructed by TIC—The Industrial Company Wyoming, Inc., a subsidiary of TIC, a well-established industrial general contracting firm, under engineering, procurement and construction, or EPC, contracts, utilizing an operations and process technology licensed from Delta-T Corporation, an experienced engineering and design firm in the ethanol industry. The contracts provide that provisional acceptance of each facility will occur within a specified number of days after we have given notice to proceed with all work and services under the relevant EPC contract. In the event that TIC does not achieve provisional acceptance or substantial completion of a facility within the required timeframe, we will be entitled to receive liquidated damages from TIC. Under certain circumstances, we will pay an early completion bonus to TIC for every day that substantial completion is achieved prior to the scheduled date. The EPC contracts include customary default, cure and termination provisions.

TIC is guaranteeing the timely construction and performance of the Fairmont and Wood River plants under turnkey EPC contracts pursuant to which TIC guarantees production of 110 Mmgy of anhydrous ethanol, which will equate to 115 Mmgy of fuel grade ethanol at each plant. The contracts provide for liquidated damages that are capped at 100% of the contract price until substantial completion of the relevant facility, and 30% of the contract price thereafter. Pursuant to our EPC contracts, TIC has obtained performance bonds from three major insurance companies in an amount equal to 100% of each contract price in order to ensure that any such liquidated damages will be available to us. TIC has also provided a one-year warranty that the plants will be free of defects in parts and workmanship.

Delta-T technology licenses

In connection with each of the EPC contracts described above, Delta-T is granting to us limited licenses to use Delta-T’s proprietary technology and information in connection with the operation, maintenance, optimization, enhancement and expansion of each of our Wood River and Fairmont facilities up to the designed limits. Consideration for the licenses is built into the payments under the EPC contracts described above. If we terminate or materially breach one of the EPC contracts, the related license will automatically terminate. The licenses will also terminate upon termination of the relevant EPC contract for any reason other than the fault of Delta-T if the license fee has not been paid to Delta-T, provided that we will have the option to cure any such payment defaults to Delta-T and complete construction of the facility covered by the license.

Competition

The markets where our ethanol will be sold are highly competitive. According to the RFA, world ethanol production rose to 13.5 billion gallons in 2006. The United States and Brazil are the world’s largest producers of ethanol. According to the RFA, industry capacity in the United States was approximately 4.9 Bgpy in 2006, with an additional 6.2 Bgpy of capacity under construction as of April 2007. The ethanol industry in the United States consists of more than 100 production facilities and is primarily corn-based, while ethanol production in Brazil is primarily sugar cane-based.

We will compete with Archer Daniels Midland Company, the largest ethanol producer in the United States. According to the RFA, as of April 2007, Archer Daniels had 1,070 Mmgy of current annual capacity, representing approximately 18% of total production capacity in the United States. Historically, Archer Daniels’ ethanol plants have used wet-mill technology with a focus on the co-products of ethanol production. Archer Daniels has announced that it intends to increase its ethanol production capacity by approximately 51% by mid-2008 through the construction of new dry-mill ethanol plants. According to the RFA, as of April 2007, the next nine largest domestic ethanol producers accounted for approximately 26% of domestic production capacity.

We also will compete with other large ethanol producers such as VeraSun Energy Corporation, ASAlliances Biofuels, Inc., Aventine Renewable Energy, Inc., Abengoa Bioenergy Corporation, US BioEnergy Corporation and Hawkeye Holdings Inc. One such competitor, ASAlliances Biofuels, Inc., has commercial arrangements in place with Cargill similar to ours and Cargill, through a subsidiary, has made an equity investment in that company. In addition, Cargill has announced plans to expand production at an existing ethanol facility by approximately 110 Mmgy and to develop four new 100 Mmgy ethanol plants in the Midwestern United States. A number of our competitors have substantially greater financial and other resources than we do. The industry is highly fragmented, with many small, independent firms and farmer-owned cooperatives constituting the rest of the market. We will compete with our competitors primarily on a national basis.

Ethanol is a commodity and as such is priced on a very competitive basis. We believe that our ability to compete successfully in the ethanol production industry depends on many factors, including price, reliability of our production processes and delivery schedule and volume of ethanol produced and sold. We expect to differentiate ourselves from our competition through continuous focus on cost control and production efficiency, pursuit of acquisition opportunities through our expertise in consolidation, aggressive hedging of market risk and by utilization of Cargill’s expertise in ethanol marketing and corn supply.

With respect to distillers grain, we will compete with other ethanol producers as well as a number of large and smaller suppliers of competing animal feed. We believe the principal competitive factors are price, proximity to purchasers and, especially, product quality. We expect to differentiate ourselves from our competition through high product quality, strategic plant locations and access to Cargill’s expertise in feed merchandising and corn supply.

Ethanol production process

The dry-mill process of using corn to produce ethanol and co-products that we will implement at our plants is illustrated in the following chart and described below.

Step one: grain receiving, storing and milling

Corn is delivered by rail and by truck, at which point it is inspected, weighed and unloaded in a receiving building and then transferred to storage bins. On the grain receiving system, a dust collection system limits particulate emissions. Truck scales and a rail car scale weigh delivered corn. The corn is then unloaded to the storage systems consisting of concrete and steel storage bins. From its storage location, corn is conveyed to cleaning machines called scalpers to remove debris from the corn before it is transferred to hammermills or grinders where it is ground into a flour, or ‘‘meal.’’

Step two: conversion and liquefaction, fermentation and evaporation systems

The meal is conveyed into slurry tanks for processing. The meal is mixed with water and enzymes and heated to break the ground grain into a fine slurry. The slurry is routed through pressure vessels and steam flashed in a flash vessel. This liquefied meal, now called ‘‘mash’’, reaches a temperature of approximately 200ºF, which reduces bacterial build-up. The sterilized mash is then pumped to a liquefaction tank where additional enzymes are added. This cooked mash continues through liquefaction tanks and is pumped into one of the fermenters, where propagated yeast is added, to begin a batch fermentation process.

The fermentation process converts the cooked mash into carbon dioxide and beer, which contains ethanol as well as all the solids from the original corn feedstock. The mash is kept in a fermentation tank for approximately two days. Circulation through heat exchangers keeps the mash at the proper temperature.

Step three: distillation and molecular sieve

After batch fermentation is complete, the fermented mash, now called ‘‘beer’’, is pumped to an intermediate tank called the beer well and then to the columnar distillation tank to vaporize and separate the alcohol from the mash. The distillation results in a 96%, or 190-proof, alcohol. This alcohol is then transported through a system of tanks and sieves where it is dehydrated to produce 200-proof anhydrous ethanol. The 200-proof ethanol is then mixed with approximately 5% unleaded gasoline to prepare it for sale.

Step four: liquid — solid separation system

The residue corn mash from the distillation stripper, called ‘‘stillage’’, is pumped into one of several decanter type centrifuges for dewatering. The water, or thin stillage, is then pumped from the centrifuges back to mashing or to an evaporator where it is dried into a thick syrup. The solids that exit the centrifuges, known as ‘‘wet cake’’, are conveyed to the wet cake storage pad or the gas-fired rotary dryer for removal of residual water. Syrup is added to the wet cake. The result is wet distillers grain with solubles. The wet distillers grain is then placed into a dryer, where moisture is removed. The end result of the process is dried distillers grain.

Step five: product storage

Storage tanks hold the denatured ethanol product prior to being transferred to loading facilities for truck and rail car transportation. Our plants will each have approximately 3.1 million gallons of ethanol tank storage capacity, which will accommodate nine days of ethanol production per plant.

Co-products of ethanol production

Dried distillers grain with solubles.    A co-product of dry-mill ethanol production, dried distillers grain is a high-protein and high-energy animal feed that is sold primarily as an ingredient in beef and dairy cattle rations. Dried distillers grain consists of the concentrated nutrients (protein, fat, fiber, vitamins and minerals) remaining after starch in corn is converted to ethanol. Over 85% of the dried distillers grain is fed to cattle. It is also used in poultry, swine and other livestock feed.

Our facilities will utilize the latest dried distillers grain production technology and produce high quality dried distillers grain, which commands a premium over products from older plants. This dried distillers grain will have higher nutrient content and will be more easily digested than other products produced from older plants.

Wet distillers grain with solubles.    Wet distillers grain is similar to dried distillers grain except that the final drying stage of dried distillers grain is bypassed and the product is sold as a wet feed containing 25% to 35% dry matter, as compared to dried distillers grain, which contains about 90% dry matter. Wet distillers grain is an excellent livestock feed with better nutritional characteristics than dried distillers grain because it has not been exposed to the heat of drying. The sale of wet distillers grain is usually more profitable because the plant saves the cost of natural gas for drying. The product is sold locally because of its limited shelf life and the higher cost of transporting the product to distant markets.

Carbon dioxide.    Carbon dioxide, or CO2, is also a by-product of our dry-mill ethanol production process. While the CO2 produced will most likely be of sufficient quality to be collected and sold, we do not currently plan to market our CO2. Currently, we plan to scrub the CO2 during the production process and release it to the atmosphere, where allowed under the air permits obtained for each of our facilities. However, our ability to release the CO2 into the atmosphere may be limited by laws or regulations in the future and any controls on CO2 emissions could result in additional costs. See ‘‘Risk factors’’. In the future, we also may explore the possibility of collecting and disposing of or marketing the CO2.

Environmental matters

We are, and will be upon completion of our ethanol production facilities, subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, access to and use of water supply, and the health and safety of our employees. These laws and regulations can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage claims, criminal sanctions, permit revocations and facility shutdowns. We do not anticipate a material adverse impact on our business or financial condition as a result of our efforts to comply with these requirements. We also do not expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation or remediation by regulatory agencies, we may be responsible under CERCLA or other environmental laws for all or part of the costs of investigation or remediation and for damage to natural resources. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs. We do not have material environmental liabilities relating to contamination at or from our facilities or at off-site locations where we have transported or arranged for the disposal of hazardous substances.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations. Present and future environmental laws and regulations and related interpretations applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that we own or operate if the emissions of hazardous air pollutants exceed certain thresholds. If a facility we operate is authorized to emit hazardous air pollutants above the threshold level, then we would be required to comply with the NESHAP related to our manufacturing process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters. Although estimated emissions from our plants are not expected to exceed the relevant threshold levels, new or expanded facilities would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards also may limit our operating flexibility. Because other domestic ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

The hazards and risks associated with producing and transporting our products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. We believe that our insurance is adequate and customary for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We do not currently have pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

Employees

As of May 1, 2007, we had 22 full-time employees, who are responsible for our management and development. None of these employees is subject to a collective bargaining agreement. We expect the number of our employees to increase significantly as we transition from construction of our ethanol facilities to operation of those facilities. Upon completion, each of our ethanol production facilities is expected to employ approximately 50 people.

Legal proceedings

From time to time, we may be involved in litigation and administrative proceedings that arise in the course of our business. We are not currently party to any legal proceeding.

Management

Directors and executive officers

The following table identifies our executive officers and Directors who will be serving upon completion of this offering, and their ages as of April 15, 2007.

Name	Age	Position
Thomas J. Edelman	56	Chairman and Chairman of the Board
Scott H. Pearce	41	President, Chief Executive Officer and Director
David J. Kornder	46	Executive Vice President and Chief Financial Officer
Daniel J. Simon	38	Executive Vice President and Chief Operating Officer
Timothy S. Morris	47	Vice President — Operations
JonAlan Page	37	Vice President — Project Development
Michael N. Stefanoudakis	36	Vice President and General Counsel
Eric D. Streisand	36	Vice President — Corporate Development
David Einhorn	38	Director
Daniel S. Loeb	45	Director
Alexander P. Lynch	54	Director

Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

The following sets forth certain biographical information with respect to our executive officers and Directors who will be serving upon completion of this offering.

Thomas J. Edelman co-founded BioFuel Energy, LLC and has been our Chairman and Chairman of the Board from inception. In 1981, Mr. Edelman co-founded Snyder Oil Corporation, or SOCO, serving as its President from 1981 to 1997. From 1988 to 2003, Mr. Edelman served initially as Chairman, President and Chief Executive Officer of Range Resources Corporation, a company he acquired for SOCO in 1988, later turning over his President and CEO titles to his then-deputy at the company. SOCO divested its interest in Range Resources in 1995. Mr. Edelman stepped down as Chairman of Range Resources in 2003, serving as an advisor to its board until mid-2006. In 1996, Mr. Edelman founded Patina Oil & Gas Corporation, serving as its Chairman and Chief Executive Officer until it merged into Noble Energy, Inc. in mid-2005. In 2000, Mr. Edelman co-founded Bear Paw Energy, LLC, a private natural gas gathering and processing company, serving as its Chairman until it was sold to Northern Borders Pipeline, LLC in 2001. In 2001, he co-founded Bear Cub Energy, LLC, a private successor to Bear Paw Energy also engaged in gas gathering, processing and the marketing of natural gas liquids.

From 1980 to 1981, Mr. Edelman was with The First Boston Corporation and from 1975 through 1980, with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received a BA from Princeton University and an MBA from the Harvard Graduate School of Business Administration. Mr. Edelman has been a director of Noble Energy, Inc. since May 2005. He also serves as Chairman of Bear Cub Energy, LLC and of Berenson & Company, LLC, an independent investment banking firm.

Scott H. Pearce has been our President and Chief Executive Officer and Director since May 2006. In January 2005, Mr. Pearce co-founded Bio Fuel Solutions Colorado and Biofuel Solutions Delaware, the predecessor of BioFuel Energy, LLC. From 2002 to 2003, Mr. Pearce was a

Senior Vice President of Corporate Planning at Bank of America. In 1997, Mr. Pearce joined Poseidon Resources Corporation, a Warburg Pincus portfolio company that partnered with energy companies to build and operate water and environmental systems for large industrial and government clients, and served as its President and Chief Executive Officer from 2001 to 2002. From 1988 to 1992, Mr. Pearce served in various leadership positions in the U.S. Army, including Cobra Helicopter Pilot and Attack Platoon Officer. Mr. Pearce attained the rank of captain. Mr. Pearce received a BS in Mechanical Engineering from Auburn University and an MBA from the MIT Sloan School of Management.

David J. Kornder has been our Executive Vice President and Chief Financial Officer since February 2007. Mr. Kornder served as Senior Vice President and Chief Financial Officer of Petrie Parkman & Co., Inc., an energy investment bank, from May 2006 until its acquisition by Merrill Lynch in December 2006 and as a consultant to Merrill Lynch until February 2007. Previously, Mr. Kornder served as a Director, Executive Vice President and Chief Financial Officer of Patina Oil & Gas Corporation from 1996 through its acquisition by Noble Energy, Inc. in May 2005 and as a consultant to Noble Energy until May 2006. Prior to that time, he served as Vice President — Finance of Gerrity Oil & Gas Corporation, a predecessor of Patina, from 1993 through 1996. From 1989 through 1992, Mr. Kornder was Assistant Vice President of Gillett Group Management, Inc. and prior to 1989, he was with Deloitte & Touche LLP. Mr. Kornder received a BA in Accounting from Montana State University. Mr. Kornder serves as a Director of Bear Cub Energy, LLC, a private gas gathering and processing company.

Daniel J. Simon has been our Executive Vice President and Chief Operating Officer since May 2006. In 1999, Mr. Simon joined TIC Holdings, Inc., where he served as Director of International Development from 1999 to 2003 and as Vice President of International Business Development from 2003 to 2005. In 2004, Mr. Simon led TIC’s Renewable Energy Development subsidiary and co-founded and served as the executive sponsor of TIC’s joint venture with Delta-T. From 1994 to 1999, Mr. Simon built and led the Technology Solutions Group in the Asia Pacific region and Western United States for NCH Corporation, which at the time was a public holding company with 34 industrial and maintenance related companies. Mr. Simon received a BS in Economics from the University of Colorado.

Timothy S. Morris has been our Vice President — Operations since February 2007. From January 2006 to February 2007, Mr. Morris served as Chief Executive Officer of American Ethanol, Inc., a private ethanol production company. From 2005 to January 2006, Mr. Morris was an independent consultant, providing operations management expertise to various companies in the ethanol and other continuous process industries. From 2002 to 2005, he served as Vice President of United Bio Energy, LLC, overseeing the operations of multiple ethanol plants. From 1993 to 2002, Mr. Morris served as Plant Manager for a wet corn ethanol facility of Minnesota Corn Processors, LLC. Between 1981 and 1993, he served in various capacities at Coors Brewing Company, Manna Pro Corporation and Cargill, Incorporated. Mr. Morris received a BS in Feed Science and Management from Kansas State University.

JonAlan Page has been our Vice President — Project Development since May 2006. Mr. Page joined Messrs. Pearce and Simon at BioFuel Solutions, LLC in February 2005. From 2002 to 2005, Mr. Page served as Vice President of Project Finance and Planning of Baard Energy, a company that develops ethanol plants. Following the sale by Baard of a majority interest in Nordic Biofuels of Ravenna, LLC to Abengoa Bioenergy in 2004, he served on the Board of Nordic Biofuels of Ravenna, LLC until February 2005. From May 2000 to February 2002, Mr. Page worked at Enron Corp. as a Director of the Transaction Group for Enron’s Western U.S. Origination and from 1998 to May 2000 he held a variety of other positions at Enron. From 1994 to 1997, he was with Banco Santiago. Mr. Page received a BA in Political Science and a BS in Latin American Studies from Oregon State University and an MBA from the University of Notre Dame.

Michael N. Stefanoudakis has been our Vice President and General Counsel since September 2006. In 2005, Mr. Stefanoudakis founded Candia Investments LLC, a private investment company, and has served as its President since then. From 2004 to 2005, Mr. Stefanoudakis was Vice

President and General Counsel of Patina Oil & Gas Corporation. From 2003 to 2004, Mr. Stefanoudakis was an associate with Hogan & Hartson L.L.P., focusing on corporate and securities matters. From 2000 to 2003, Mr. Stefanoudakis was an associate with Brobeck, Phleger & Harrison LLP, and from 1996 to 2000 he was an associate with Davis, Graham & Stubbs LLP. Mr. Stefanoudakis received a BA in Economics from the University of San Diego and a JD from Harvard Law School. Mr. Stefanoudakis is a member of the Colorado Bar.

Eric D. Streisand has been our Vice President — Corporate Development since August 2006. From 2002 to August 2006, he was a principal of Greenlight Private Equity Partners, L.P., an affiliate of Greenlight Capital, Inc., one of our principal stockholders. In 1999, he co-founded Signeta Holdings, a private equity-backed advertising company, and served as Chief Executive Officer from 1999 to 2001 and subsequently as President of Corporate Image, an acquisition target of Signeta Holdings. From 1998 to 1999, Mr. Streisand worked at Seneca Capital Partners, a leveraged buyout firm focused on establishing consolidation platforms in a variety of manufacturing and service industries. Mr. Streisand began his career at McKinsey & Company Inc., where he worked from 1992 to 1994, and again from 1996 to 1998. He received a BA with honors in Applied Mathematics from Brown University and an MBA from Stanford University.

David Einhorn has been one of our Directors since May 2006. Since 1996, Mr. Einhorn has been the President of Greenlight Capital, Inc., one of our principal stockholders and an investment management company he co-founded. Mr. Einhorn received a BA in Government from Cornell University.

Daniel S. Loeb has been one of our Directors since May 2006. He is the Chief Executive Officer of Third Point LLC, one of our principal stockholders and an investment management company that he founded in 1995. He received an AB in Economics from Columbia University. He is currently a Director of Ligand Pharmaceuticals Inc., Massey Energy Company and American Restaurant Group, Inc.

Alexander P. Lynch is expected to be appointed as one of our Directors prior to or upon completion of this offering. Mr. Lynch has been a Managing Director of J.P. Morgan Securities, Inc., a subsidiary of JPMorganChase, Inc., since July 2000. From 1997 to July 2000, Mr. Lynch was a General Partner of The Beacon Group, a private investment and financial advisory firm, which was merged with Chase Securities in July 2000. From 1995 to 1997, Mr. Lynch was Co-President and Co-Chief Executive Officer of The Bridgeford Group, a financial advisory firm, which was merged into the Beacon Group. From 1991 to 1994, he served as Senior Managing Director of Bridgeford. From 1985 until 1991, Mr. Lynch was a Managing Director of Lehman Brothers, a division of Shearson Lehman Brothers Inc. Mr. Lynch received his Bachelor of Arts Degree from the University of Pennsylvania and his M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Lynch will serve on the audit committee, and, when formed, the compensation committee and the nominating and corporate governance committee.

Board structure

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently comprises seven members. At the consummation of this offering, we expect that our Board will comprise five members, one of whom will have been determined by our Board to be an independent Director according to the rules and regulations of the SEC and Nasdaq listing standards. Within one year following consummation of this offering, we anticipate having a majority of independent Directors on our Board.

Committees of the Board

Upon completion of this offering, our Board of Directors will conduct its business through one standing committee: the audit committee. We intend to establish a compensation committee and a nominating and corporate governance committee, each of which will be composed entirely of independent Directors within one year of the completion of this offering. In addition, from time to time, other special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Under the applicable rules of Nasdaq, a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements set forth in Nasdaq Rule 4350(c) on the same schedule as it is permitted to phase in its compliance with the independent audit committee requirement pursuant to applicable SEC rules. Accordingly, a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements set forth in Nasdaq Rule 4350(c) as follows: (1) one independent member on each committee at the time of listing; (2) a majority of independent members on each committee within 90 days of listing; and (3) exclusively independent members on each committee within one year of listing.

Our audit committee will initially be composed of one independent Director and two other Directors. Within 90 days following consummation of this offering, we expect to have two independent Directors who would both serve on the audit committee and comprise a majority thereof. We anticipate that this committee will be composed entirely of independent Directors as promptly as possible thereafter in accordance with the phase in schedule permitted by Nasdaq and SEC rules. We will also establish a compensation committee and a nominating and corporate governance committee, each of which will be composed entirely of independent Directors within one year of the consummation of this offering, in accordance with Nasdaq and SEC rules.

Audit committee

Initially, our audit committee will consist of three Directors, one of whom will have been determined by our Board of Directors to be an independent Director according to the rules and regulations of the SEC and Nasdaq listing standards, and at least one of whom will have been determined by our Board of Directors to be an ‘‘audit committee financial expert’’ as such term is defined in the rules and regulations of the SEC. Within 90 days following consummation of this offering, we anticipate that the audit committee will be comprised of a majority of independent Directors. As promptly as practicable thereafter, and in any event within one year following completion of this offering, we anticipate that the audit committee will be comprised entirely of independent Directors. The audit committee will have responsibility for, among other things:

•	retaining, compensating, overseeing and terminating any registered public accounting firm in connection with the preparation or issuance of an audit report, and approving all audit services and any permissible nonaudit services provided by the independent registered public accounting firm;

•	receiving direct reports from any registered public accounting firm engaged to prepare or issue an audit report;

•	reviewing and discussing annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems and management’s response;

•	discussing earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	periodically meeting separately with management, internal auditors and the independent registered public accounting firm;

•	establishing procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;

•	obtaining and reviewing, at least annually, an independent registered public accounting firm report describing the independent registered public accounting firm internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent registered public accounting firm or any inquiry by governmental authorities;

•	approve and recommend to the Board of Directors the hiring of any employees or former employees of the independent registered public accounting firm;

•	retaining independent counsel and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and

•	reporting regularly to our full Board of Directors with respect to any issues raised by the foregoing.

Prior to the completion of this offering, our Board of Directors will adopt a written charter for the audit committee, which will be available on our website upon the consummation of this offering.

Compensation committee

Initially, compensation will be set by the independent Directors on our Board of Directors, each of whom will have been determined by our Board of Directors to be an independent Director according to the rules and regulations of the SEC and Nasdaq listing standards. As promptly as practicable after the completion of this offering, and in any event within one year following completion of this offering, we will establish a compensation committee which we anticipate will be comprised entirely of independent Directors. The compensation committee will have responsibility for, among other things:

•	reviewing key employee compensation policies, plans and programs;

•	reviewing and approving the compensation of our chief executive officer and the other executive officers of the company and its subsidiaries;

•	reviewing and approving any employment contracts or similar arrangements between the company and any executive officer of the company;

•	reviewing and consulting with our Chairman and our Chief Executive Officer concerning performance of individual executives and related matters; and

•	administering our stock plans, incentive compensation plans and other similar plans that the Board may from time to time adopt and exercising all the powers, duties and responsibilities of the Board of Directors with respect to the plans.

Nominating and corporate governance committee

Initially, our nominating and corporate governance procedures will be overseen by the independent Directors on our Board of Directors, each of whom will have been determined by our Board of Directors to be an independent Director according to the rules and regulations of the SEC and Nasdaq listing standards. As promptly as practicable after the completion of this offering, and in any event within one year following completion of this offering, we will establish a nominating and corporate governance committee which we anticipate will be comprised entirely of independent Directors. The nominating and corporate governance committee will have responsibility for, among other things:

•	recommending to our Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies that occur between stockholder meetings; and

•	making recommendations to the Board of Directors regarding corporate governance matters and practices.

Compensation committee interlocks and insider participation

None of our executive officers will serve as a member of our compensation committee, and none of them has served, or will be permitted to serve, on the compensation committee (or any committee serving a similar function) of any other entity of which an executive officer serves, or is expected to serve, as a member of our compensation committee.

Codes of conduct and ethics and corporate governance guidelines

Prior to the offering, our Board of Directors will adopt (1) a code of business conduct and ethics applicable to our Directors, officers and employees and (2) corporate governance guidelines, each in accordance with applicable rules and regulations of the SEC and Nasdaq. Prior to completion of this initial offering, the code of business conduct and ethics and the corporate governance guidelines will be available on our website.

Director compensation

Directors who are also full-time officers or employees of our company will receive no additional compensation for serving as Directors. All other Directors will receive an annual retainer of $30,000. Each non-employee Director will receive a fee of $2,500 for each Board meeting attended in person and $1,000 each committee meeting attended in person if such committee meeting is held on a day different than a Board meeting. In addition, the chairman of the audit committee will receive an annual retainer of $15,000 and the chairmen of the nominating and corporate governance committee and the compensation committee will each receive an annual retainer of $7,500. Effective upon and subject to completion of this offering, we plan to grant to each existing non-employee Director 7,500 shares of restricted stock and options to purchase 5,000 shares of our common stock under our 2007 Plan. The exercise price per share of the stock options granted at the closing of this offering will be the public offering price per share indicated on the cover of this prospectus. Non-employee Directors who join the Board after our initial public offering will receive 2,500 shares of restricted stock and options to purchase 5,000 shares of common stock upon their appointment. All continuing non-employee Directors will receive an additional 2,500 shares of restricted stock and options to purchase 5,000 shares of common stock immediately following the Annual Meeting of stockholders. All restricted stock and options granted to non-employee Directors will vest one year following the date of grant. Mr. Einhorn intends to assign his Director compensation to Greenlight Capital, Inc.’s affiliated funds and Mr. Loeb intends to assign his Director compensation to the Third Point funds.

Compensation discussion and analysis

Objectives of our executive compensation program

We are currently a development stage company and have not yet formalized an executive compensation program. In addition, we have not yet established a compensation committee of our Board of Directors. However, within one year following the consummation of this offering, we will recruit and add four additional independent Directors to our Board of Directors. As soon as we have three independent Directors, we will establish a compensation committee that will be comprised entirely of independent Directors. In addition, once our initial plants become operational, we will implement a compensation program the principal objectives of which we expect to be:

•	attract and retain experienced and well-qualified executives;

•	recognize and reward the contributions each executive makes to our company; and

•	motivate our executives to meet the short- and long-term objectives of the company.

We intend to continually evaluate and, if necessary, change from time to time our executive compensation program in order to ensure that it supports our business strategy, is competitive with the executive compensation programs of other companies in the independent energy sector and aligns the interests of our executive officers with those of our stockholders.

Elements of our compensation program

Our executive compensation currently consists solely of base salary and participation in broad-based benefits programs such as our 401(k) and medical benefits programs. We have also granted fully vested equity awards to our executive officers upon the commencement of their employment with the company.

The initial cash compensation of those of our executive officers who founded our company, Thomas J. Edelman, Scott H. Pearce and Daniel J. Simon, was determined at the time of our formation by our Chairman, Mr. Edelman, in his discretion, after discussions with Messrs. Pearce and Simon and with Greenlight Capital, one of our principal stockholders. In determining the cash compensation of these executive officers, Mr. Edelman considered the founding roles played by these executive officers, whom we refer to as founding executives, as well as his experience in founding and managing companies in the oil and gas sector and, to a lesser degree, the compensation levels for other senior executives in the independent energy sector. The total compensation for our founding executives that is reflected in the Summary compensation table below consists principally of their base salary and their equity compensation, which represents their initial ownership interest in our company upon its formation, as further discussed below under ‘‘—Equity incentive compensation’’. The higher overall compensation reflected in the Summary compensation table for these founding executives in 2006 relative to our other executive officers is the result of their significantly greater initial equity interest in our company due to their formation of the company, but does not otherwise reflect a different policy with respect to these officers. See ‘‘—Summary compensation table’’.

At the time of, or subsequent to, our formation, we hired additional executive officers, David J. Kornder, Timothy S. Morris, JonAlan Page, Michael N. Stefanoudakis and Eric D. Streisand, each of whom was awarded cash compensation determined by our Chairman and Chief Executive Officer based upon discussions with those executives, the roles and responsibilities of those executives (and the seniority associated with their respective roles), the individual experience and skills of, and expected contributions from, those executives and the amounts of cash compensation being paid to our founding executives. Each of these executives also received equity compensation that was determined as described below under ‘‘—Equity incentive compensation’’.

We expect that, going forward, we will determine the specific amounts of compensation to be paid to our existing and future executive officers based upon the following factors:

•	the roles and responsibilities of our executives;

•	the individual experience and skills of, and expected contributions from, our executives;

•	the negotiations relating to the hiring of our executives; and

•	the amounts of compensation being paid to our other executives.

Our Chief Executive Officer will consider each of these factors, as well as any other factors he may determine are relevant at the time, in his discretion, in determining the amount of cash and equity compensation to recommend to our Board of Directors or its compensation committee, when formed, in connection with the awarding of such compensation to new executive officers. As a matter of corporate policy, no hiring, firing or compensation decisions relating to a corporate officer may be made and no equity or equity-linked compensation may be awarded to any employee, without the prior approval of our Board of Directors or its compensation committee, once established. Once we become operational, all of our employees, including our executive officers, will be eligible for cash bonuses, as discussed further below under ‘‘—Cash incentive bonuses’’.

Annual cash compensation

Base salary

We intend to pay base salaries that are competitive with similar positions in the independent energy sector and that provide for equitable compensation among executives of our company. Our Chief Executive Officer will recommend initial base salaries, and our Board or compensation committee, when formed, will consider and approve base salaries, based upon the elements of our compensation program outlined above. We do not intend to adjust current base salaries prior to the time that we become operational. Once we commence operations, the base salaries of all employees, including executive officers, will be reviewed annually. We expect that our Chief Executive Officer will conduct these reviews and will, if appropriate, recommend salary adjustments, with the concurrence of our Chairman, to our Board of Directors or our compensation committee, when formed. Our Chief Executive Officer’s and our Chairman’s salaries will be reviewed by our Board of Directors or, when formed, our compensation committee. We expect all salary reviews to consist of detailed performance-based evaluations. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives.

From inception, Thomas J. Edelman has been our Chairman and Chairman of the Board, Scott H. Pearce has been our President and Chief Executive Officer, Daniel J. Simon has been our Executive Vice President and Chief Operating Officer and JonAlan Page has been our Vice President – Project Development. During 2006 we hired Michael N. Stefanoudakis as our Vice President and General Counsel and Eric D. Streisand as our Vice President — Corporate Development. During 2007, we have hired David J. Kornder as our Executive Vice President and Chief Financial Officer and Timothy S. Morris as our Vice President — Operations. The table below shows the current annual salaries of each executive officer.

Name and principal position	Salary
Thomas J. Edelman, Chairman and Chairman of the Board	$275,000(1)
Scott H. Pearce, President and Chief Executive Officer	$300,000(2)
David J. Kornder, Executive Vice President and Chief Financial Officer	$250,000(3)
Daniel J. Simon, Executive Vice President and Chief Operating Officer	$250,000(4)
Timothy S. Morris, Vice President — Operations	$200,000(5)
JonAlan Page, Vice President — Project Development	$175,000(6)
Michael N. Stefanoudakis, Vice President and General Counsel	$225,000(7)
Eric D. Streisand, Vice President — Corporate Development	$240,000(8)

(1)	Received since May 2006.
(2)	Received since May 2006.
(3)	Received since February 2007.
(4)	Received since May 2006.
(5)	Received since February 2007.
(6)	Received since May 2006.
(7)	Received since September 2006.
(8)	Received since January 1, 2007. From August 2006 through December 31, 2006, Greenlight Capital, Mr. Streisand’s prior employer, paid his salary.

Cash incentive bonuses

Following the commencement of operations, we intend to consider the award of cash bonuses to all employees, including our executive officers. We have established target bonuses for our executive officers, which are a specified percentage of each executive officer’s annual salary. The levels of the target bonuses have been, and will be, devised based on our Chairman’s experience in helping to design and oversee compensation programs at his prior companies in the oil and gas sector. Actual payment of bonuses will be subject to the approval of the Board or, when formed, its compensation committee, in their discretion.

Payment of bonuses will be entirely performance-based, based upon stockholder returns, profitability, individual performance within the company and the company’s performance relative to other companies in our industry. The relevant performance standards are not presently determinable due to the fact that we are a development stage company. Bonus payments will be considered only after we become operational and will be awarded in the sole discretion and based on measurements to be adopted by the compensation committee of the Board of Directors, once it is established. The target bonuses are set at a level intended to reward performance of the individual executive and our company at a level judged to be ‘‘excellent’’ by the compensation committee, when formed. The definition and measurement of excellence is expected to be devised and overseen by the compensation committee of the Board of Directors, when formed. More broadly, we expect any bonuses to align our executives’ goals with our interests and the interests of our stockholders and to enable us to attract and retain highly qualified individuals. In addition, our Board of Directors or compensation committee has the right, in its sole discretion, to consider the grant of special cash bonuses to certain executive officers for exceptional achievements. No such bonuses have been awarded to date, and none are currently being contemplated.

Our Chairman’s target bonus is 250% of his base salary, which was determined based upon discussions between our Chairman and Greenlight Capital. The target bonus for Mr. Pearce is 200% of his base salary and the target bonus for Mr. Simon is 175% of his base salary. The target bonus for Mr. Kornder is 175% of his base salary, the target bonus for Mr. Morris is 100% of his base salary, the target bonus for Mr. Page is 50% of his base salary, the target bonus for Mr. Stefanoudakis is 50% of his base salary and the target bonus for Mr. Streisand is 100% of his base salary. The target bonuses for each of our executive officers, other than our Chairman, were determined by our Chairman after discussions with those executive officers and Greenlight Capital, as well as the prior experience of our Chairman in helping to design and oversee compensation programs at his prior companies in the oil and gas sector.

We intend to fund any cash incentive bonuses that we pay in the future from cash generated by operations.

Equity incentive compensation

As a result of their formation of the company, our founding executives, Mr. Edelman, Mr. Pearce and Mr. Simon, own fully vested profit sharing membership interests in the LLC in amounts determined through negotiations among themselves and with Greenlight Capital and Third Point, our other principal investors. In addition, at the time of, or subsequent to, our formation, we hired additional executive officers, Mr. Kornder, Mr. Morris, Mr. Page, Mr. Stefanoudakis and Mr. Streisand, each of whom was awarded a lesser amount of fully vested profit sharing membership interests in the LLC in order to more directly align their economic interest with the performance of our company. The amount of their equity award was recommended by our Chairman, in his discretion, and agreed upon by Greenlight Capital, and unanimously approved by our Board of Directors, based upon discussions with those executives, the roles and responsibilities of those executives (and the seniority associated with their respective roles), and the individual experience and skills of, and expected contributions from, those executives. See ‘‘Certain relationships and related party transactions—Issuances of equity interests to our promoters, executive officers, directors and principal stockholders’’ for additional details regarding the various issuances of profit sharing membership interests to our executive officers.

Immediately prior to the consummation of this offering, the LLC will amend and restate its limited liability company agreement to replace the various classes of its existing membership interests with a single class of membership interests, and the various classes of existing membership interests will be exchanged for new membership interests in amounts to be determined in accordance with the existing limited liability company agreement and based on the initial public offering price of our shares of common stock issued in this offering. Upon completion of this offering, certain of these units will be placed into escrow and subject to an escrow arrangement pursuant to which the escrowed units may be required to be delivered to affiliates of Greenlight Capital, Inc. and Third Point LLC. For further details, see ‘‘Principal stockholders—BioFuel Energy, LLC limited liability company agreement’’. Pursuant to the escrow agreement, the executives have agreed that they will not encumber the escrowed units.

We have adopted our 2007 Equity Incentive Compensation Plan, or the 2007 Plan, which provides for the grant of stock options intended to qualify as incentive stock options under Section 422 of the Code, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards. Awards to executive officers under the 2007 Plan will vest over time (subject to forfeiture of unvested awards if the executive leaves the company) and will not be subject to any performance targets. Awards to executive officers under the 2007 Plan will be intended to attract and retain exceptional executive officers and enable our executive officers to participate in our long-term growth and financial success.

Our Board or our compensation committee, when formed, will approve all awards under the 2007 Plan. Our decisions regarding the amount and type of equity incentive compensation and relative weighting of these awards among total executive compensation will be based on our understanding of market practices in the independent energy sector and negotiations with our executives in connection with their initial or continued employment by our company. Other factors, including the amount and percentage of our total equity on a diluted basis held by our executive officers, will also be considered.

Effective upon and subject to the consummation of this offering and the concurrent private placement, we plan to grant 100,810 shares of restricted common stock and options to purchase an aggregate of 370,950 shares of our common stock to our employees and directors (other than our founding executives) under our 2007 Plan. The exercise price per share of the stock options granted at the closing of this offering will be the public offering price per share indicated on the cover of this prospectus. Stock options issued in connection with this offering to officers and other employees will vest with respect to 30%, 30% and 40% of the shares on each of the first three anniversaries of the grant date. Restricted shares issued in connection with this offering to officers and other employees will vest with respect to 25% per year on each of the first four anniversaries of the grant date. Stock options and restricted shares to our non-executive directors will vest on the first anniversary of the grant date.

Although we encourage our executives to hold a significant equity interest in our company, we do not have specific share retention and ownership guidelines for our executive officers.

For further details regarding our 2007 Plan, see ‘‘—2007 Equity Incentive Compensation Plan’’.

Other compensation

General benefits

All of our executive officers are eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our profit sharing and 401(k) plan (the ‘‘401(k) Plan’’). These benefits are designed to provide a stable array of support to employees and their families and are provided to all employees regardless of their individual performance levels.

Eligible employees may make voluntary contributions to the 401(k) Plan up to limits permitted under law. In addition, we may, at our discretion, make profit sharing contributions to the 401(k) Plan. All full-time employees who have completed one month of service are eligible to participate in the 401(k) Plan. Profit sharing contributions made by us are subject to vesting restrictions as follows: Employees with less than one year of service are 0% vested, employees with between one and two years of service are 34% vested, employees with between two and three years of service are 67% vested and employees with greater than three years of service are 100% vested. For the year ended December 31, 2006, we made a profit sharing contribution of $60,799, or 5% of 2006 salary amounts (subject to social security integration), to the 401(k) accounts of all of our eligible employees. As of December 31, 2006, none of our employees, including our executive officers, were vested in the profit sharing contribution.

In addition, all of our executive officers are eligible to participate in our deferred compensation plan. The plan allows participants to defer all or a portion of their salary and annual bonuses. Participants have the ability to direct the plan administrator to invest their salary and bonus deferrals into pre-approved mutual funds . Please see ‘‘—BioFuel Energy Deferred Compensation Plan’’ below for a more detailed explanation of this plan.

Perquisites

We do not believe it is necessary for the attraction or retention of management talent to provide our executive officers with a substantial amount of compensation in the form of perquisites. In 2006, we did not provide any perquisites to our executive officers.

Relocation expenses

We offer reimbursement of relocation expenses to our officers from time to time. In 2006, we reimbursed Mr. Pearce for $87,336 of relocation expenses. We expect to pay Mr. Pearce approximately $34,000 in 2007 for a tax gross up payment relating to his relocation expense reimbursement. In 2007, in connection with the hiring of Mr. Morris, we agreed to reimburse him up to $25,000 of his relocation expenses.

Role of executives in executive compensation decisions

Executive officer salaries have been, and will be, subject to approval of the Board of Directors or our compensation committee, when formed. In determining the compensation for our executive officers, our Board and our compensation committee will consider the results of the annual reviews of our executive officers conducted by our Chief Executive Officer. Our Chairman will also provide input to the Board of Directors or, when formed, the compensation committee, based on discussions with the Chief Executive Officer and his review of company performance. Our Board or our compensation committee, when formed, will also consult with Mr. Kornder in evaluating the financial, accounting, tax and retention implications of our various compensation programs. None of our other executives will participate in deliberations relating to his own compensation.

Summary compensation table

The following table provides compensation information for our chief executive officer, chairman and our three other most highly compensated executive officers as of December 31, 2006. We refer to these executive officers as our Named Executive Officers.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards ($)(3)	All Other Compen- sation ($)(4)	Total Compensation ($) (5)
Thomas J. Edelman, Chairman and Chairman of the Board (Acting Chief Financial Officer in 2006)	2006	$179,806	–	$2,506,982	$13,624	$2,700,412
Scott H. Pearce, President and Chief Executive Officer	2006	221,154	–	1,269,557	102,626	1,593,337
Daniel J. Simon, Executive Vice President and Chief Operating Officer	2006	163,461	–	1,217,692	11,958	1,393,111
JonAlan Page, Vice President — Project Development	2006	114,423	–	48,187	6,957	169,567
Eric D. Streisand, Vice President — Corporate Development	2006	100,000	–	192,750	–	292,750

(1)	The salary amounts in 2006 for the Named Executive Officers were received since May 2006 other than Mr. Streisand. His salary was received since August 2006 and was paid by Greenlight Capital, one of our stockholders, through December 31, 2006.
(2)	No bonuses were paid during 2006 and none are expected to be paid in 2007.
(3)	The Named Executive Officers received grants of units during 2006 as follows: Mr. Pearce – 135,000 M units, 335,141 C units, 124,766 D units; Mr. Edelman – 105,000 M units, 1,035,256 C units, 320,213 D units; Mr. Simon – 135,000 M units, 310,510 C units, 116,557 D units; Mr. Page – 18,750 C units, 6,250 D units; and Mr. Streisand – 75,000 C units, 25,000 D units. All units were vested upon issuance. The unit amounts for Messrs. Pearce and Simon do not reflect amounts received in connection with the sale of their interests in BioFuel Solutions Delaware to the LLC. Compensation expense based on the fair value of these units was recorded in our statement of loss in 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004). See note 7 to the consolidated financial statements of BioFuel Energy Corp. for a description of the assumptions made in the valuation of the units.
(4)	Amounts relate to the company’s profit sharing contribution paid in 2006. The amount for Mr. Pearce also includes $87,336 of reimbursed relocation expenses.
(5)	The higher overall compensation received by Messrs. Edelman, Pearce and Simon in 2006 relative to our other executive officers is the result of their significantly greater initial equity interest in our company due to their formation of our company.

Grants of plan-based awards

There were no plan based awards made in 2006.

Narrative disclosure to the summary compensation table and grants of plan based awards

Our executive compensation policies and practices, pursuant to which the compensation set forth in the summary compensation table was paid or awarded, are described above under ‘‘Elements of our compensation program’’. A summary of certain additional material terms of our compensation arrangements is set forth below.

Employment agreements

As a general policy, we do not enter into employment agreements with our executive officers or other employees. However, in connection with our formation, we entered into an employment agreement with each of Mr. Pearce and Mr. Simon.

Mr. Pearce’s employment agreement

In April 2006, we entered into an executive employment agreement with Mr. Pearce. The agreement provides that Mr. Pearce will serve as President and Chief Executive Officer for an initial term of three years. The agreement will automatically renew for successive one year terms, unless either party provides notice of its intent not to renew the agreement at least 60 days prior to the end of any term. The agreement provides for a base salary of not less than $300,000 per year and an annual incentive target bonus of 200% of Mr. Pearce’s base salary, except that no bonus will accrue or be paid prior to the time that at least two ethanol facilities have become operational. The agreement also provides that if we terminate Mr. Pearce’s employment without cause or he terminates his employment for ‘‘good reason’’ (as such terms are defined in the agreement), and upon execution of a severance agreement and a customary release of future claims, we will pay Mr. Pearce all accrued unpaid base salary and bonus from the previous year, un-reimbursed expenses and a severance payment equal to 18 months of his then-current base salary. We will also provide him with 18 months of health benefit coverage. Mr. Pearce has agreed to maintain our confidential information in strictest confidence and not to use or disclose to any third party our confidential information, except as we may permit from time to time. Mr. Pearce has agreed not to compete with us during his employment, and if the agreement expires or he terminates the agreement for any reason, for a period of one year following the termination or expiration date of the agreement. During the non-compete period, Mr. Pearce will not solicit or persuade any of our employees to leave us or hire any employee that we have terminated. Mr. Pearce has also agreed that, during the non-compete period, he will not divert any business away from us or from customers of ours. The agreement also provides that we will indemnify him against any claims or judgments that result by reason of his employment with us. In addition, during Mr. Pearce’s term of employment, and for a period of three years following employment, we must maintain officers’ and Directors’ liability insurance for Mr. Pearce at least equal to the coverage that we provide for any other present or former senior executive or Director.

Mr. Simon’s employment agreement

In April 2006, we entered into an executive employment agreement with Mr. Simon. The agreement provides that Mr. Simon will serve as Executive Vice President and Chief Operating Officer for an initial term of three years. The agreement will automatically renew for successive one year terms, unless either party provides notice of its intent not to renew the agreement at least 60 days prior to the end of any term. The agreement provides for a base salary of not less than $250,000 per year and an annual incentive target bonus of 175% of Mr. Simon’s base salary, except that no bonus will accrue or be paid prior to the time that at least two ethanol facilities have become operational. The agreement also provides that if we terminate Mr. Simon’s employment without cause or he terminates his employment for ‘‘good reason’’ (as such terms are defined in the agreement), and upon execution of a severance agreement and a customary release of future claims, we will pay Mr. Simon all accrued unpaid base salary and bonus from the previous year, un-reimbursed expenses and a severance payment equal to 18 months of his then-current base salary. We will also provide him with 18 months of health benefit coverage. Mr. Simon has agreed to maintain our confidential information in strictest confidence and not to use or disclose to any third party our confidential information, except as we may permit from time to time. Mr. Simon has agreed not to compete with us during his employment, and if the agreement expires or he terminates the agreement for any reason, for a period of one year following the termination or expiration date of the agreement. During the non-compete period, Mr. Simon will not solicit or persuade any of our employees to leave us or hire any employee that we have terminated. Mr. Simon has also agreed that, during the non-compete period, he will not divert any business away from us or from customers of ours. The agreement also provides that we will indemnify him against any claims or judgments that result by reason of his employment with us. In addition, during Mr. Simon’s term of employment, and for a period of three years following employment, we must maintain officers’ and Directors’ liability insurance for Mr. Simon at least equal to the coverage that we provide for any other present or former senior executive or Director.

Potential payments upon termination or a change in control

Mr. Pearce’s potential post-employment payments

Under the terms of Mr. Pearce’s employment agreement, assuming that we terminated Mr. Pearce’s employment without cause or he terminated his employment for ‘‘good reason’’ on December 31, 2006, upon execution of a severance agreement and a customary release of future claims, we would have paid Mr. Pearce a severance payment in an amount equal to $450,000 and provided health benefit coverage equal to approximately $25,000.

Mr. Simon’s potential post-employment payments

Under the terms of Mr. Simon’s employment agreement, assuming that we terminated Mr. Simon’s employment without cause or he terminated his employment for ‘‘good reason’’ on December 31, 2006, upon execution of a severance agreement and a customary release of future claims, we would have paid Mr. Simon a severance payment in an amount equal to $375,000 and provided health benefit coverage equal to approximately $25,000.

Potential post-employment payments to Messrs. Page and Streisand

We maintain a Change of Control Plan, or COC Plan, that may require us to pay severance benefits to Messrs. Page and Streisand in the event of a change of control (as defined in the COC Plan).

The COC Plan covers all of our employees other than Messrs. Edelman, Pearce and Simon. The COC Plan will establish three levels of severance benefits in the event of a change of control. Executive officers will receive the highest level of compensation under the COC, and key managers and other employees will receive more limited severance benefits. Upon a change of control, all non-vested securities of the company held by employees will automatically vest, as will all non-vested rights under or in connection with all benefit plans, including the 2007 Plan, the 401(k) Plan and the Deferred Compensation Plan. Under the COC Plan, if an executive officer, key manager or other employee, as applicable, is terminated within one year of a change of control or he or she resigns within 30 days after a reduction of title, duties, compensation or benefits (defined as a ‘‘Material Change’’ in the COC Plan) occurring within one year of a change of control, (i) an executive officer will receive a payment consisting of 100% of Base Compensation (as defined in the COC Plan) plus 100% of the greater of the executive’s most recent annual bonus or the projected annual bonus for the year in which the change of control occurs plus accrued but unpaid bonuses; (ii) a key manager will receive a payment consisting of 100% of Base Compensation plus accrued but unpaid bonuses; and (iii) an other employee will receive a payment consisting of 50% of the annual base salary then in effect plus accrued but unpaid bonuses.

Assuming termination within one year of a change of control, or resignation within 30 days after a Material Change occurring within one year of a change of control, we would potentially pay Messrs. Page and Streisand $262,500 and $480,000, respectively, and their non-vested rights under the 401(k) Plan and the Deferred Compensation Plan would vest.

Non-Qualified Deferred Compensation

The company maintains a deferred compensation plan. This plan is available to executive officers of the company and certain key managers of the company and its subsidiaries, as designated by the Board or, when formed, the compensation committee of the Board, from time to time. The plan allows participants to defer all or a portion of their salary and annual bonuses. The company may make discretionary matching contributions of a percentage of the participant’s salary deferral and those assets are invested in instruments as directed by the participant. The deferred compensation plan does not have dollar limits on tax-deferred contributions. The assets of the deferred compensation plan are held in a ‘‘rabbi’’ trust and, therefore, may be available to satisfy the claims of the company’s creditors in the event of bankruptcy or insolvency. Participants have the ability to direct the plan administrator to invest their salary and bonus deferrals into pre-approved mutual funds held by the trust or other investments approved by the Board. In addition, each participant has the right to request that the plan administrator re-allocate the portfolio of investments in the participant’s individual account within the trust. However, the plan administrator is not required to honor such requests. Matching contributions will be made in cash and vest ratably over a three-year period. Assets of the trust are invested in over ten mutual funds that cover an investment spectrum ranging from equities to money market instruments. These mutual funds are publicly quoted and reported at market value. No amounts were contributed or deferred and no distributions were made in 2006.

Director Compensation

There was no director compensation program in place for 2006. In connection with the offering, we are implementing a compensation program for all of our non-employee Directors. See ‘‘— Director compensation’’ above for a description of the terms of the compensation program.

2007 Equity Incentive Compensation Plan

We have adopted our 2007 Equity Incentive Compensation Plan, or the 2007 Plan. The purpose of the 2007 Plan is to promote our interests and the interests of our stockholders by (1) attracting and retaining exceptional Directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (2) enabling such individuals to participate in our long-term growth and financial success.

Types of awards

The 2007 Plan provides for the grant of options intended to qualify as incentive stock options, or ISOs under Section 422 of the Code, non-qualified stock options, or NSOs, stock appreciation rights, or SARs, restricted stock awards, restricted stock units, or RSUs, performance units, and other equity-based or equity-related awards.

Plan administration

Prior to the formation of the compensation committee of the Board of Directors, the 2007 Plan will be administered by our Board of Directors. Subject to the terms of the 2007 Plan and applicable law, the Board or the committee, as applicable, has sole authority to administer the 2007 Plan, including, but not limited to, the authority to (1) designate plan participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of shares of our common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards, (4) determine the terms and conditions of awards, (5) determine the vesting schedules of awards and, if certain performance criteria must be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (6) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares of our common stock, other securities, other awards or other property, or cancelled, forfeited or suspended and the method or methods by which awards may be settled, exercised, cancelled, forfeited or suspended, (7) determine whether, to what extent and under what circumstances cash, shares of our common stock, other securities, other awards, other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the holder thereof or of the committee, (8) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the 2007 Plan and any instrument or agreement relating to, or award made under, the 2007 Plan, (9) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2007 Plan, (10) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, (11) amend an outstanding award or grant a replacement award for an award previously granted under the 2007 Plan if, in its sole discretion, the Board or the committee, as applicable, determines that the tax consequences of such award to us or the participant differ from those consequences that were expected to occur on the date the award was granted or that clarifications or interpretations of, or changes to, tax law or regulations permit awards to be granted that have more favorable tax consequences than initially anticipated and (12) make any other determination and take any other action that the Board or the committee deems necessary or desirable for the administration of the 2007 Plan.

Shares available for awards

Subject to adjustment for changes in capitalization and giving effect to the recapitalization described elsewhere in this prospectus, the aggregate number of shares of our common stock that may be delivered pursuant to awards granted under the 2007 Plan is 3,000,000. If an award granted under the 2007 Plan is forfeited, or otherwise expires, terminates or is cancelled without the delivery of shares, then the shares covered by the forfeited, expired, terminated or cancelled award will again be available to be delivered pursuant to awards under the 2007 Plan.

In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, stock split, reverse stock split, split-up or spin-off affecting the shares of our common stock, the Board or the committee, as applicable, will make adjustments and other substitutions to awards under the 2007 Plan in order to preserve the value of the awards. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of shares of the company or other similar corporate transactions, the Board or the committee, as applicable, in its discretion may make such adjustments and other substitutions to the 2007 Plan and awards under the 2007 Plan as it deems equitable or desirable in its sole discretion.

Any shares of our common stock issued under the 2007 Plan may consist, in whole or in part, of authorized and unissued shares of our common stock or of treasury shares of our common stock.

Eligible participants

Any of our or our affiliates’ Directors, officers, employees or consultants (including any prospective Directors, officers, employees or consultants) is eligible to participate in the 2007 Plan.

Stock options

The Board or the compensation committee, as applicable, may grant both ISOs and NSOs under the 2007 Plan. Except as otherwise determined by the Board or the committee in an award agreement, the exercise price for options cannot be less than the fair market value (as defined in the 2007 Plan) of our common stock on the grant date. In the case of ISOs granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the grant date. All options granted under the 2007 Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO. All terms and conditions of all grants of ISOs will be subject to and comply with Section 422 of the Code and the regulations promulgated thereunder.

Subject to the applicable award agreement, options will vest with respect to 30%, 30% and 40% of the shares of our common stock subject to such options on each of the first three anniversaries of the grant date. Except as otherwise set forth in the applicable award agreement, each option will expire upon the earlier of (i) the fifth anniversary of the date the option is granted and (ii) either (x) 90 days after the participant who is holding the option ceases to be a Director, officer or employee of us or one of our affiliates for any reason other than the participant’s death or (y) six months after the date the participant who is holding the option ceases to be a Director, officer or employee of us or one of our affiliates by reason of the participant’s death. The exercise price may be paid with cash (or its equivalent) or, in the sole discretion of the committee, with previously acquired shares of our common stock or through delivery of irrevocable instructions to a broker to sell our common stock otherwise deliverable upon the exercise of the option (provided that there is a public market for our common stock at such time), or a combination of any of the foregoing.

Stock appreciation rights

The committee may grant SARs under the 2007 Plan either alone or in tandem with, or in addition to, any other award permitted to be granted under the 2007 Plan. SARs granted in tandem with, or in addition to, an award may be granted either at the same time as the award or at a later time. Subject to the applicable award agreement, the exercise price of each share of our common stock covered by an SAR cannot be less than the fair market value of such share on the grant date. Upon exercise of an SAR, the holder will receive cash, shares of our common stock, other securities, other awards, other property or a combination of any of the foregoing, as determined by the committee, equal in value to the excess over the exercise price, if any, of the fair market value of the common stock subject to the SAR at the exercise date.

Restricted shares and restricted stock units

Subject to the provisions of the 2007 Plan, the committee may grant restricted shares and RSUs. Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the 2007 Plan or the applicable award agreement, except that the committee may determine that restricted shares and RSUs may be transferred by the participant. Upon the grant of a restricted share, a certificate will be issued and registered in the name of the participant and deposited by the participant, together with a stock power endorsed in blank, with us or a custodian designated by the committee or us. Upon the lapse of the restrictions applicable to such restricted share, we or the custodian, as applicable, will deliver such certificate to the participant or his or her legal representative.

An RSU will be granted with respect to one share of our common stock or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, shares of our common stock, other securities, other awards or other property, as determined by the committee, or in accordance with the applicable award agreement. The committee may, on such terms and conditions as it may determine, provide a participant who holds restricted shares or RSUs with dividends or dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property.

Performance units

Subject to the provisions of the 2007 Plan, the committee may grant performance units to participants. Performance units are awards with an initial value established by the committee (or that is determined by reference to a valuation formula specified by the committee or the fair market value of our common stock) at the time of the grant. In its discretion, the committee will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The committee, in its sole discretion, may pay earned performance units in the form of cash, shares of our common stock or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the committee with respect to the form and timing of payout of performance units will be set forth in the applicable award agreement. The committee may, on such terms and conditions as it may determine, provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property.

Other stock-based awards

Subject to the provisions of the 2007 Plan, the committee may grant to participants other equity-based or equity-related compensation awards, including vested stock. The committee may determine the amounts and terms and conditions of any such awards provided that they comply with applicable laws.

Amendment and termination of the 2007 Plan

Subject to any applicable law or government regulation and to any additional requirement that must be satisfied if the 2007 Plan is intended to be a stockholder approved plan for purposes of Section 162(m) of the Code and to the rules of Nasdaq, the 2007 Plan may be amended, modified or terminated by our Board of Directors without the approval of our stockholders, except that stockholder approval will be required for any amendment that would (i) increase the maximum number of shares of our common stock available for awards under the 2007 Plan, (ii) increase the maximum number of shares of our common stock that may be delivered pursuant to ISOs granted under the 2007 Plan or (iii) modify the requirements for participation under the 2007 Plan. No modification, amendment or termination of the 2007 Plan that is adverse to a participant will be effective without the consent of the affected participant, unless otherwise provided by the committee in the applicable award agreement.

The committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the committee in the applicable award agreement or in the 2007 Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted will not to that extent be effective without the consent of the affected participant.

The committee is authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of the company) affecting us, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the committee, in its discretion, determines that those adjustments are appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the committee may provide for a cash payment to the holder of an award in consideration for the cancellation of such award.

Change of control

The 2007 Plan provides that in the event of a change of control of the company any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control; all performance units will be paid out as if the date of the change of control were the last day of the applicable performance period and ‘‘target’’ performance levels had been attained; and all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	a merger or consolidation of the company with any other entity where the shareholders of the company do not represent more than 60% of the voting power of the surviving entity after such merger or consolidation;

•	the adoption of a plan of our complete liquidation of the company or approval by our stockholders of an agreement for the sale or disposition by the company (in one transaction or a series of transactions) of all or substantially all of the company’s assets;

•	an acquisition by any person of beneficial ownership of 25% or more of the combined voting power of the company, other than any holders of the company which held in excess of 25% of the combined voting power at the time of adoption of the 2007 Plan;

•	a change in the composition of a majority of our Board of Directors that is not supported by the incumbent Board of Directors; or

•	the occurrence of any other change in control of a nature that would be required to be reported in the company’s SEC filings.

Term of the 2007 Plan

No award may be granted under the 2007 Plan after the tenth anniversary of the date the 2007 Plan was approved by our stockholders.

Principal stockholders

The following tables set forth information with respect to the beneficial ownership of our common stock before and after the completion of this offering and the concurrent private placement, as adjusted to reflect the recapitalization, by:

•	each person who is known by us to beneficially own 5% or more of any class of our outstanding shares of common stock;

•	each member of our Board of Directors who beneficially owns any class of shares of our common stock;

•	each of our executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities.

The data set forth below gives effect to the recapitalization and assumes that the shares issued by us in this offering are issued at $10.50 per share, assumes that the underwriters’ over-allotment option is not exercised and makes an assumption as to a closing date.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise indicated, the address for all beneficial owners is c/o BioFuel Energy Corp., 1801 Broadway, Suite 1060, Denver, Colorado 80202.

	Shares beneficially owned after the recapitalization and prior to the offering and the concurrent private placement				Shares beneficially owned after the offering and the concurrent private placement
Name of beneficial owner	Number of shares of common stock	Number of shares of Class B common stock	Percentage of total voting power	Shares to be purchased in the concurrent private placement	Number of shares of common stock	Number of shares of Class B common stock	Percentage of total voting power
Greenlight Capital, Inc. and its affiliates 2 Grand Central Tower 140 East 45th Street 24th Floor New York, NY 10017(1)	5,041,824	4,311,156	40.7	2,500,000	7,541,824	4,311,156	36.5
Third Point funds 390 Park Avenue 18th Floor New York, NY 10022(2)	—	4,676,491	20.3	1,250,000	1,250,000	4,676,491	18.2
Cargill, Incorporated PO Box 9300 Minneapolis, MN 55440-9300	—	1,675,622	7.3		—	1,675,622	5.2
Thomas J. Edelman(3)	—	3,144,245	13.7	500,000	500,000	3,144,245	11.2
Scott H. Pearce	—	929,074	4.0	—	—	929,074	2.9
David J. Kornder(4)	—	103,320	0.4	—	22,059	103,320	0.4
Daniel J. Simon	—	874,078	3.8	—	—	874,078	2.7
Timothy S. Morris(5)	—	12,365	0.1	—	11,765	12,365	0.1
JonAlan C. Page(6)	—	30,507	0.1	—	11,765	30,507	0.1
Michael N. Stefanoudakis(7)	—	21,154	0.1	—	13,235	21,154	0.1
Eric D. Streisand	—	84,614	0.4	—	—	84,614	0.3
David Einhorn(8)	—	—	0.0	—	7,500	—	0.0
Daniel S. Loeb(9)	—	224,472	1.0	—	7,500	224,472	0.7
Alexander P. Lynch(10)	—	—	—	—	7,500	—	0.0
All Directors and executive officers as a group (11 persons)(11)	5,041,824	14,158,945	83.5	4,250,000	9,373,148	14,158,945	72.4

(1)	Greenlight Capital, Inc. (‘‘Greenlight Inc.’’) is the investment manager for Greenlight Capital Offshore, Ltd. and as such has sole voting and sole dispositive power over 4,560,955 shares of common stock to be held by Greenlight Capital Offshore, Ltd. after this offering Greenlight Capital, L.L.C. (‘‘Greenlight L.L.C.’’) is the sole general partner of Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P., and as such has sole voting and sole dispositive power over 1,346,104 shares of common stock and 4,311,156 shares of Class B common stock to be held by Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P. after this offering DME Advisors, LP (‘‘DME Advisors’’) is the investment manager for Greenlight Reinsurance, Ltd., and as such has sole voting and sole dispositive power over 1,634,765 shares of common stock to be held by Greenlight Reinsurance, Ltd. after this offering DME Advisors GP, LLC (‘‘DME GP’’) is the general partner of DME Advisors, and as such has sole voting and sole dispositive power over 1,634,765 shares of common stock. David Einhorn, one of our Directors, is the principal of Greenlight Inc., Greenlight L.L.C., DME Advisors and DME GP, and as such has sole voting and sole dispositive power over 7,541,824 shares of common stock and 4,311,156 shares of Class B common stock to be held by these affiliates of Greenlight, Inc. after the offering. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
(2)	Includes 1,250,000 shares of common stock being purchased by Third Point Partners LP, Third Point Partners Qualified LP, Third Point Offshore Fund, Ltd. and Third Point Ultra Ltd. and 4,676,491 shares of Class B common stock owned by Third Point Partners LP and Third Point Partners Qualified LP, which are investment funds managed by Third Point LLC. We refer to these funds as the Third Point funds. Daniel S. Loeb, one of our Directors, exercises voting and investment power over the shares of common stock owned by the Third Point funds and therefore may be deemed to be the beneficial owner of these shares. Mr. Loeb disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
(3)	Includes 294,619 shares of Class B common stock owned by BioFuel Partners, LLC, an entity controlled by Mr. Edelman, on behalf of certain other investors. Mr. Edelman’s wife, Ingrid O. Edelman, and trusts for the benefit of Mr. Edelman’s family members, of which he is a trustee, collectively own approximately 32% of BioFuel Partners, LLC. Mr. Edelman disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
(4)	Includes 18,706 shares of Class B common stock owned by BioFuel Partners, LLC attributable to Mr. Kornder’s interest in that entity. Also includes 22,059 shares of restricted common stock to be granted to Mr. Kornder effective upon and subject to completion of this offering. These shares of restricted stock will vest in equal increments of 25% per year on the first four anniversaries of the date of grant.
(5)	Includes 11,765 shares of restricted common stock to be granted to Mr. Morris effective upon and subject to completion of this offering. These shares of restricted stock will vest in equal increments of 25% per year on the first four anniversaries of the date of grant.
(6)	Includes 9,353 shares of Class B common stock owned by BioFuel Partners, LLC attributable to Mr. Page’s interest in that entity. Also includes 11,765 shares of restricted common stock to be granted to Mr. Page effective upon and subject to completion of this offering. These shares of restricted stock will vest in equal increments of 25% per year on the first four anniversaries of the date of grant.
(7)	Includes 13,235 shares of restricted common stock to be granted to Mr. Stefanoudakis effective upon and subject to completion of this offering. These shares of restricted stock will vest in equal increments of 25% per year on the first four anniversaries of the date of grant.

(8)	Consists of 7,500 shares of restricted common stock to be granted to Mr. Einhorn under our compensation program for non-employee Directors. These shares vest on the first anniversary of the date of grant. Includes only shares of common stock held directly by Mr. Einhorn. See note 1.
(9)	Consists of 7,500 shares of restricted common stock to be granted to Mr. Loeb under our compensation program for non-employee Directors. These shares vest on the first anniversary of the date of grant. Includes only shares of common stock held directly by Mr. Loeb. See note 2.
(10)	Consists of 7,500 shares of restricted common stock to be granted to Mr. Lynch under our compensation program for non-employee directors. These shares vest on the first anniversary of the date of grant.
(11)	Includes shares held by Greenlight Capital, Inc. and its affiliates and the Third Point funds, which are controlled by our Directors David Einhorn and Daniel S. Loeb, respectively.

BioFuel Energy, LLC limited liability company agreement

At the time of formation of the LLC, our founders agreed with certain of our principal stockholders as to the relative ownership interests in the company of our management members and affiliates of Greenlight Capital, Inc. and Third Point LLC. Certain management members and affiliates of Greenlight Capital, Inc. and Third Point LLC agreed to exchange LLC membership interests, shares of common stock or cash at a future date, referred to as the ‘‘true-up date’’, depending on the company’s performance. This provision functions by providing management with additional value if the company’s value improves and by reducing management’s interest in the company if its value decreases. In particular, if the value of the company increases between completion of this offering and the ‘‘true-up date’’, the management members will be entitled to receive LLC membership interests, shares of common stock or cash from the affiliates of Greenlight Capital, Inc. and Third Point LLC. On the other hand, if the value of the company decreases between completion of this offering and the ‘‘true-up date’’, the affiliates of Greenlight Capital, Inc. and Third Point LLC will be entitled to receive LLC membership interests or shares of common stock from the management members.

The ‘‘true-up date’’ will be the earlier of (1) the date on which the Greenlight and Third Point affiliates sell all the shares of our common stock held by them and (2) five years from the date of this offering. On the ‘‘true-up date’’, the LLC’s value will be determined, based on the prices at which the Greenlight and Third Point affiliates sold shares of our common stock prior to that date, with any remaining shares (or LLC membership interests exchangeable for shares) held by them deemed to have been sold at the then-current trading price. If the number of LLC membership interests held by the management members at the time of this offering is greater than the number of membership interests the management members would have been entitled to in connection with the ‘‘true-up’’ valuation, the management members will be obligated to deliver to the Greenlight and Third Point affiliates a portion of their LLC membership interests or an equivalent number of shares of common stock. Conversely, if the number of LLC membership interests the management members held at the time of this offering is less than the number of membership interests the management members would have been entitled to in connection with the ‘‘true-up’’ valuation, the Greenlight and Third Point affiliates will be obligated to deliver to the management members a portion of their LLC membership interests or an equivalent amount of cash or shares of common stock. In no event will any management member be required to deliver more than 50% of the membership interests in the LLC, or an equivalent number of shares of common stock, held on the date of completion of this offering, provided that Mr. Edelman may be required to deliver up to 100% of his membership interests, or an equivalent number of shares of common stock.

Certain relationships and related party transactions

Issuances of equity interests to our promoters, executive officers, directors and principal stockholders

The LLC has issued profit sharing membership interests to each of Thomas J. Edelman, Scott H. Pearce, Daniel J. Simon and Irik P. Sevin for their services in founding and organizing the company. The LLC also issued profit sharing membership interests to Messrs. Simon and Pearce in consideration for their interests in BioFuel Solutions Delaware. In addition, the LLC has issued profit sharing membership interests to each of Messrs. Edelman, Pearce, Simon, Streisand, Page, Stefanoudakis, Huffman, Kornder and Morris in consideration for their services as our executive officers. A summary of these issuances is presented in the table below:

Founder/Executive	Date of Issuance	C units	D units	M units	Total LLC units attributable to C, D and M units following the recapitalization
Thomas J. Edelman	5/1/06	899,500	299,833	100,000	1,353,245
	6/30/06	19,218	5,925	5,000
	8/4/06	2,315	714	—
	9/14/06	41,223	13,741	—
	4/19/07	5,253	917
Scott H. Pearce	5/1/06	542,500	180,833	125,000	929,074
	6/30/06	9,705	3,729	10,000
	8/4/06	1,169	449	—
	9/14/06	78,723	26,241	—
	4/19/07	5,252	918
Daniel J. Simon	5/1/06	542,500	180,833	125,000	874,078
	6/30/06	8,773	3,418	10,000
	8/4/06	1,057	412	—
	9/14/06	78,723	26,241	—
	4/19/07	5,252	918
Irik P. Sevin	5/1/06	220,500	73,500	25,000	419,928
	6/30/06	5,879	1,453	25,000
	8/4/06	708	175	—
Eric D. Streisand	7/18/06	75,000	25,000	—	84,614
JonAlan C. Page	7/18/06	18,750	6,250	—	21,154
Michael N. Stefanoudakis	9/11/06	15,000	5,000	—	21,154
	4/19/07	3,750	1,250
William W. Huffman	9/14/06	9,375	3,125	—	10,577
David J. Kornder	2/9/07	75,000	25,000	—	84,614
Timothy S. Morris	2/26/07	10,000	5,000	—	12,365

In addition, each of Greenlight Capital, Inc., the Third Point funds, Mr. Edelman and Mr. Loeb acquired A units in exchange for the capital commitments presented in the table below. The investment amount was paid to the LLC over five capital calls from May to August of 2006.

Investor	Date of issuance	A units	Investment amount
Greenlight Capital, Inc. and its affiliates (1)	5/1/06	5,000,000	$50,000,000
Third Point funds (2)	5/1/06	2,314,000	$23,140,000
Thomas J. Edelman	5/1/06	875,000	$8,750,000
Daniel S. Loeb	5/1/06	120,000	$1,200,000
BioFuel Partners, LLC (3)	6/30/06	157,500	$1,575,000

(1)	Greenlight Capital, Inc. (‘‘Greenlight Inc.’’) is the investment manager for Greenlight Capital Offshore, Ltd. and as such has sole voting and sole dispositive power over 2,370,796 A Units held by Greenlight Capital Offshore, Ltd. Greenlight Capital, L.L.C. (‘‘Greenlight L.L.C.’’) is the sole general partner of Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P., and as such has sole voting and sole dispositive power over 2,304,697 A Units held by Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P. DME Advisors, LP (‘‘DME Advisors’’) is the investment manager for Greenlight Reinsurance, Ltd., and as such has sole voting and sole dispositive power over 324,507 A Units held by Greenlight Reinsurance, Ltd. DME Advisors GP, LLC (‘‘DME GP’’) is the general partner of DME Advisors, and as such has sole voting and sole dispositive power over 324,507 A Units. David Einhorn, as the principal of Greenlight Inc., Greenlight L.L.C., DME Advisors and DME GP, has sole voting and sole dispositive power over 5,000,000 A Units. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
(2)	Our director Daniel S. Loeb exercises voting and investment power over the units held by Third Point funds. In addition, individuals affiliated with Third Point funds have purchased 66,000 A units in exchange for capital contributions of $660,000.
(3)	Our Chairman, Thomas J. Edelman, exercises voting and investment power over the A units held by BioFuel Partners, LLC. Mr. Edelman’s wife, Ingrid O. Edelman, and trusts for the benefit of Mr. Edelman’s family members, of which he is a trustee, collectively own about 32% of BioFuel Partners, LLC. Family members of Mr. Pearce collectively own about 5% of BioFuel Partners, LLC. Family members of Mr. Simon collectively own about 14% of BioFuel Partners, LLC. Messrs. Pearce and Simon disclaim beneficial ownership of the shares owned by their respective family members. Mr. Page owns about 3% of BioFuel Partners, LLC. Mr. Kornder owns about 6% of BioFuel Partners, LLC.

On September 27, 2006, Cargill acquired an aggregate of 950,000 B units in exchange for a capital contribution of $9,500,000.

Immediately prior to the consummation of this offering, the LLC will amend and restate its limited liability company agreement to replace its A, B, C, D and M Units with a single class of membership interests. All of our historical LLC equity investors, including our promoters, executive officers and principal stockholders, will exchange their existing membership interests in the LLC for new membership interests in amounts to be determined in accordance with the existing limited liability company agreement of the LLC and based on the initial offering price of our shares of common stock issued in this offering. Upon consummation of this offering, BioFuel Energy Corp. will issue to each historical LLC equity investor, including our promoters, executive officers, principal stockholders and one of our Directors, shares of our Class B common stock, which will entitle each holder to the number of votes as described in ‘‘Description of capital stock — Common stock — Class B common stock’’.

We have entered into a stock purchase agreement pursuant to which affiliates of Greenlight Inc., certain Third Point funds and Thomas J. Edelman are obligated to purchase in a private placement concurrent with the consummation of this offering shares of our common stock at the initial public offering price. We will not pay any discounts or commissions in connection with the shares sold pursuant to the concurrent private placement. Pursuant to the stock purchase agreement, affiliates of Greenlight Inc. are obligated to purchase an aggregate of 2,500,000 shares of common stock, certain Third Point funds are obligated to purchase an aggregate of 1,250,000 shares of common stock and Mr. Edelman is obligated to purchase 500,000 shares of common stock.

Other transactions with our promoters

In addition to the issuances of equity interests described above, we have entered into the following transactions with our promoters. On September 25, 2006, upon the closing of our bank facility and subordinated loan agreement, the LLC paid Mr. Sevin a transaction fee of $550,000. In addition, Mr. Sevin received a monthly salary of $20,000 from April 28, 2006 to July 18, 2006 as compensation for services rendered as Managing Director — Corporate Development of BioFuel Energy, LLC. Mr. Sevin resigned as an employee effective July 18, 2006, and was retained as an advisor. From August 2006 through and including February 2008, Mr. Sevin will receive a monthly advisory fee of $20,000.

Transactions with Greenlight and Third Point

Pursuant to our subordinated loan agreement, certain affiliates of Greenlight Capital, Inc. and Third Point LLC will be providing subordinated financing in amounts up to $33,333,333 and $16,666,667, respectively. Borrowings under our subordinated loan agreement will bear interest at a fixed annual rate of 15.0%. For a description of the terms of this financing, see ‘‘Description of indebtedness — Subordinated loan agreement’’. We paid the lenders an initial aggregate fee of $2,500,000 and have agreed to pay takedown fees equal to 5.0% of the principal amount of each borrowing made under the subordinated loan agreement. We expect that the net proceeds of this offering and the concurrent private placement will ultimately be used to fund the equity portion of the construction costs of our Alta plant. However, prior to the time funds are required at Alta, we may use them to repay or defer borrowings under our bank construction loans for the Wood River and Fairmont plants. To the extent we feel we have sufficient liquidity, we may use a portion of the net proceeds to repay outstanding indebtedness, under the subordinated loan agreement.

Transactions with Cargill

We expect Cargill will be the owner of more than 5% of the voting power of our common stock upon the consummation of this offering. See ‘‘Principal stockholders’’.

In September 2006, we entered into the following agreements with Cargill-related entities:

•	20-year corn supply agreements under which Cargill, Incorporated agreed to provide 100% of the corn required at our Wood River and Fairmont plants and we agreed to pay Cargill a per bushel fee that was negotiated on an arm’s-length basis;

•	10-year ethanol marketing agreements under which Cargill, Incorporated agreed to market and distribute 100% of the ethanol produced at our Wood River and Fairmont plants and we agreed to pay Cargill a commission that was negotiated on an arm’s-length basis;

•	10-year distillers grain marketing agreements under which Cargill, Incorporated agreed to market and distribute 100% of the distillers grain produced at our Wood River and Fairmont plants and we agreed to pay Cargill a commission that was negotiated on an arm’s-length basis;

•	20-year grain facility lease agreements under which Cargill, Incorporated agreed to lease to us real property and certain structures on the property, including grain elevators immediately adjacent to our Wood River and Fairmont plants, and we agreed to pay Cargill rent in monthly installments that was negotiated on an arm’s-length basis; and

•	10-year futures advisory agreements under which a Cargill Commodity Services, Inc. agreed to provide certain corn risk management advisory services to us and we agreed to pay a monthly fee based on the projected number of bushels of corn hedged and a performance incentive, each negotiated on an arm’s-length basis.

Cargill has made an equity investment in our company through its wholly-owned subsidiary, Cargill Biofuels Investments, LLC. Under the terms of an agreement with us, Cargill has the right to terminate any or all of our arrangements with it for any or all of our facilities if any of five designated parties or their affiliates acquires 30% or more of our voting securities or the power to elect a majority of our Board. Cargill has designated five parties, each of which is currently engaged primarily in the agricultural commodities business, and it has the right to annually update this list of identified parties, so long as the list does not exceed five entities and the affiliates of such entities.

For a discussion of our commercial contracts and our relationship with Cargill and certain risks associated therewith, see ‘‘Business’’ and ‘‘Risk factors’’.

Transactions with TIC

Daniel J. Simon, our Executive Vice President and Chief Operating Officer, served as the Vice President of International Business Development of TIC from 2003 to 2005. In 2004, Mr. Simon led TIC’s Renewable Energy Development subsidiary and co-founded and served as the executive sponsor of TIC’s joint venture with Delta-T from June 2004 to December 2005.

In October 2005, BioFuel Solutions Delaware purchased TIC’s 73% interest in Bio Fuel Solutions Colorado for $150,000 in the form of a promissory note plus additional consideration of $420,000 contingent on completion of certain projects. On June 30, 2006, BioFuel Solutions Delaware paid off the promissory note payable to TIC in the amount of $150,000. BioFuel Solutions Delaware received $120,000 from TIC in 2005 and $120,000 in the first four months of 2006 as reimbursement for expenditures made toward the development of the Wood River plant.

Transactions regarding BioFuel Solutions Delaware

From October 2005 to August 2006, Ethanol Business Group, LLC, or EBG, held a 30% interest in BioFuel Solutions Delaware. EBG was not affiliated with our officers or Directors. The remaining 70% interest in BioFuel Solutions Delaware was held by Scott H. Pearce and Daniel J. Simon. In August 2006, EBG transferred its interest in BioFuel Solutions Delaware to the LLC in exchange for cash in the amount of $1,500,000 and 25,000 A Units. As part of the consideration for this transfer, Mr. Edelman transferred 75,000 A Units to EBG and Messrs. Pearce and Simon each transferred 75,000 C Units to Mr. Edelman.

On September 22, 2006, the 70% interest in BioFuel Solutions Delaware that was held by Messrs. Pearce and Simon was transferred to the LLC in exchange for 467,500 C Units and 180,833 D Units in addition to cash reimbursement for expenditures made on behalf of BioFuel Solutions Delaware in the aggregate amount of $1,750,000. In connection with this transfer, Messrs. Pearce and Simon agreed to indemnify the LLC from certain liabilities of BioFuel Solutions Delaware. BioFuel Solutions Delaware has been dissolved.

Registration rights agreement

We will enter into a registration rights agreement pursuant to which we may be required to register the sale of shares of our common stock held by our historical equity investors (or to be acquired by such investors in the concurrent private placement or upon exchange of their membership interests in the LLC for shares of our common stock) and certain of their transferees. Under the registration rights agreement, under certain circumstances and subject to certain restrictions, our historical equity investors will have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, our historical equity investors will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by our other historical equity investors or initiated by us.

Tax benefit sharing agreement

As described in ‘‘Organizational structure’’, membership interests held by our historical LLC equity investors in the LLC may be exchanged in the future for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The LLC will make an election under Section 754 of the Code effective for each taxable year in which an exchange of membership interests for shares occurs, which may result in an adjustment to the tax basis of the assets owned by the LLC at the time of an exchange of membership interests. The exchanges may result in increases in the tax basis of the tangible and intangible assets of the LLC that otherwise would not have been available. These increases in tax basis would reduce the amount of tax that BioFuel would otherwise be required to pay in the future, although the IRS may challenge all or part of the tax basis increases, and a court could sustain such a challenge.

We intend to enter into a tax benefit sharing agreement with our historical LLC equity investors that will provide for a sharing of these tax benefits between the company and the historical LLC equity investors. Under this agreement, BioFuel will make a payment to an exchanging LLC member of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of this increase in tax basis. BioFuel and its common stockholders will benefit from the remaining 15% of cash savings, if any, in income tax that is realized by BioFuel. For purposes of the tax benefit sharing agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of the LLC as a result of the exchanges and had we not entered into the tax benefit sharing agreement. The term of the tax benefit sharing agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless a change of control occurs and we exercise our resulting right to terminate the tax benefit sharing agreement for an amount based on agreed payments remaining to be made under the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our historical LLC equity investors will not reimburse us for any payments previously made under the tax benefit sharing agreement. As a result, in certain circumstances we could make payments to our historical LLC equity investors under the tax benefit sharing agreement in excess of our cash tax savings. Our historical LLC equity investors will receive 85% of our cash tax savings, leaving us with 15% of the benefits of the tax savings. While the actual amount and timing of any payments under the tax benefit sharing agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of the LLC attributable to our interest in the LLC, during the expected term of the tax benefit sharing agreement, the payments that we may make to our historical LLC equity investors could be substantial.

Amended BioFuel Energy, LLC limited liability company agreement

BioFuel Energy Corp. will, through the LLC and its subsidiaries, operate our business. As the managing member of the LLC, BioFuel Energy Corp. will have unilateral control over all the affairs and decision making of the LLC. As such, BioFuel Energy Corp., through our officers and Directors, will be responsible for all operational and administrative decisions of the LLC and the day-to-day management of the LLC’s business. Furthermore, BioFuel Energy Corp. cannot be removed as the managing member of the LLC without its approval.

Pursuant to the limited liability company agreement of the LLC, BioFuel Energy Corp. will have the right to determine when distributions will be made to the members of the LLC and the amounts of any such distributions. If BioFuel Energy Corp. authorizes a distribution, such distribution will be made to the members of the LLC (1) in the case of a tax distribution (as described below), to the holders of membership interests in proportion to the amount of taxable income of the LLC allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective membership interests.

The holders of membership interests in the LLC, including BioFuel Energy Corp., will incur U.S. federal, state and local income taxes on their proportionate shares of any net taxable income of the LLC. Net profits and net losses of the LLC will generally be allocated to its members pro rata in accordance with the percentages of their respective membership interests. The limited liability company agreement will provide for cash distributions to the members of the LLC if BioFuel Energy Corp. determines that the taxable income of the LLC will give rise to taxable income for its members. In accordance with the limited liability company agreement, we intend to cause the LLC to make cash distributions to the holders of membership interests of the LLC for purposes of funding their tax obligations in respect of the income of the LLC that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the LLC allocable to such holder of membership interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

All members of the LLC will hold the same class of membership interests. Holders of membership interests in the LLC (other than BioFuel Energy Corp.) may exchange these membership interests for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. At any time a share of common stock is redeemed, repurchased, acquired, cancelled or terminated by us, one membership interest registered in the name of BioFuel Energy Corp. will automatically be cancelled by the LLC so that the number of membership interests held by BioFuel Energy Corp. at all times equals the number of shares of common stock outstanding.

The LLC will maintain a capital account for each LLC member. No LLC member will be required to make additional capital contributions to the LLC without such member’s consent, and no LLC member will be required to pay to the LLC or to any other LLC member any deficit or negative balance which may exist from time to time in such member’s capital account.

Except as otherwise provided by law, the LLC shall be entitled to recognize the exclusive right of persons registered on its records as the owners of LLC membership interests for all purposes and shall not be bound to recognize any other claims to or interests in LLC membership interests by any other persons.

A holder of LLC membership interests will not be permitted to transfer its membership interests except (1) in the case of an individual, to immediate family members or to trusts or other entities in which all the beneficial interests are held by the individual or immediate family members and (2) in the case of entities, to affiliates.

Transactions with Bear Cub

On April 27, 2007, we entered into a contract with an affiliate of Bear Cub Energy, LLC, which we refer to as Bear Cub, to construct a natural gas line to serve our Fairmont plant. Our Chairman, Thomas J. Edelman, is the Chairman of, and through his and his family members’ ownership interests therein controls, Bear Cub. David J. Kornder, our Executive Vice President, serves on the Board of Bear Cub. The contract was awarded after a competitive bidding process. Neither Mr. Edelman nor Mr. Kornder participated in the process of evaluating bids or awarding the contract. The interests of Mr. Edelman and Mr. Kornder were fully disclosed to our Board, and the contract was approved by our Board without Mr. Edelman’s participation. The contract provides for payment upon completion of the pipeline consisting of a cash payment of $130,000 and the issuance of a three-year promissory note for $1,265,000. The note bears interest at a rate of 1.25% per month (15% per annum), which is the same rate being paid on our subordinated debt. The note may be prepaid at any time without penalty. The pipeline is expected to be completed by September 30, 2007.

Review, approval or ratification of transactions with related persons

Our Board of Directors reviews and pre-approves transactions we may enter into with our Directors, executive officers, principal stockholders or persons affiliated with our Directors, executive officers or principal stockholders. While we do not have formal procedures for these reviews, our Board of Directors evaluates and considers these transactions individually on a facts and circumstances basis. Furthermore, our code of business conduct and ethics will require Directors and executive officers to disclose any transaction with us in which they may have a direct or indirect interest. We believe that each of the commercial transactions described above was on terms at least as favorable to us as those that we could have negotiated with a third party.

Description of indebtedness

The following is a summary of our current bank facility and subordinated loan agreement, which provide a portion of the financing for our Wood River and Fairmont plants. We expect to finance our planned Alta plant with the proceeds of this offering and the concurrent private placement and (1) a new corporate credit facility that would replace our current bank facility and subordinated loan agreement or (2) with financing entered into by different, newly-formed subsidiaries.

Bank facility

In September 2006, certain of our subsidiaries entered into a $230 million bank facility with BNP Paribas and a syndicate of lenders. BioFuel Energy Corp. is not a party to the bank facility and has no obligation under the facility other than the pledge of its equity interest in the subsidiaries that are parties to the facility. The facility consists of non-amortizing construction loans, which will convert into term loans, and working capital loans.

Up to $100.7 million and $109.3 million in construction loans are available for the development, financing and construction of our Wood River and Fairmont plants, respectively. Excess loan funds with respect to one of these plants may be applied to the development, financing and construction of the other plant. Upon completion of this offering, and subject to lender consent, borrowings under our bank facility may be applied to the development, financing and construction of one or more of our additional ethanol plants under development. Once repaid, the construction loans may not be reborrowed in whole or in part.

The outstanding construction loans will convert into term loans maturing in September 2014, if certain conditions precedent, including the completion of our Wood River and Fairmont plants, are satisfied prior to June 2009. Any unconverted construction loans otherwise mature in June 2009.

Working capital loans of up to $20 million will be available to pay the operation and maintenance expenses of the Wood River and Fairmont plants, or alternative plants, as the case may be, with up to $5 million becoming available upon mechanical completion of a plant, up to $10 million becoming available upon provisional acceptance of a plant and up to $20 million becoming available upon conversion of the construction loans to term loans. The working capital loans will mature in September 2010 or, with consent from two-thirds of the lenders, in September 2011. A portion of the working capital facility will be available to us in the form of letters of credit.

Although we have completed our initial borrowing under our bank facility, additional borrowings remain subject to the satisfaction of a number of additional conditions precedent, including compliance with debt covenants and the provision of engineers’ reports satisfactory to the lenders. To the extent that we are not able to satisfy these requirements, we will not be able to make additional borrowings under the bank facility without obtaining a waiver or consent from the lenders, which could result in a delay of our construction.

Our bank debt is secured by a first-priority lien on all of our rights, titles and interests in our Wood River and Fairmont plants and any accounts or property associated with those plants. As of March 31, 2007, no bank debt was outstanding.

Interest rates

The interest rates on our bank loans will be, at our option, (a) a base rate equal to the higher of (i) the federal funds effective rate plus 0.5% and (ii) BNP Paribas’s prime rate, in each case, plus 2.0% or (b) a Eurodollar rate equal to LIBOR adjusted for reserve requirements plus 3.0%.

Interest periods for loans based on a Eurodollar rate will be, at our option, one, three or six months, or, if available, nine or twelve months. Accrued interest is due quarterly in arrears for base rate loans, on the last date of each interest period for Eurodollar loans with interest periods of one or three months, and at three month intervals for Eurodollar loans with interest periods in excess of three months. Overdue amounts will bear additional interest at a default rate of 2.0%.

Subject to certain restrictions, we may convert the principal amount of base rate loans to Eurodollar loans and the principal amount of Eurodollar loans to base rate loans.

Amortization

The term loans under our bank facility will amortize in an amount equal to 6.0% of the outstanding principal amount thereof per annum.

Mandatory and voluntary prepayments

Subject to certain restrictions, we may pre-pay the term loans without premium or penalty. In addition, under certain circumstances we are required to make mandatory pre-payments without premium or penalty in the amount of (i) liquidated damages received under EPC contracts or termination payments received under other project documents, (ii) insurance proceeds or other payments for any destruction or loss of property (other than our leased grain facilities) in excess of $5 million, (iii) disposition of property in excess of $500,000 (other than ethanol and distillers grain), (iv) on each principal payment date, an excess cash flow amount described below and (v) the entire outstanding amount of the loans in the event of certain change in control events relating to the Wood River and Fairmont plants or Cargill’s ownership of our common stock. We will be required to deposit at least 40% of our cash flow (or 75% of our cash flow if the volumetric ethanol excise tax credit is not extended by June 30, 2009, or is scheduled to expire less than 18 months from any date after June 30, 2009) into an excess cash flow account, plus additional amounts necessary to meet outstanding target balance amounts under our bank facility. We may also be required to deposit additional amounts into this account if historical debt service coverage ratios are not met.

Covenants

The bank facility contains customary covenants and other requirements. The affirmative covenants provide for, among other requirements, periodic delivery of financial statements, budgets and other information, including notices of certain events and conditions. We are also required to maintain certain hedging agreements. In addition, we are required, among other things, to maintain insurance and comply with applicable laws and material contracts.

The bank facility contains negative covenants, which, among other things, limit the applicable subsidiaries’ ability to:

•	incur additional indebtedness;

•	grant liens or encumbrances;

•	declare or pay dividends or distributions;

•	make certain investments;

•	conduct asset sales or other dispositions, mergers or consolidations;

•	conduct transactions with affiliates;

•	amend, modify or change the scope of the projects, the project agreements or the budgets relating to the projects; and

•	enter into hedging agreements other than those specified in the affirmative covenants.

Events of default

The bank facility contains customary events of default, including, but not limited to:

•	failure to pay any amounts payable when due;

•	material breaches of representations and warranties;

•	failure to observe certain covenants or to remedy in a timely manner breaches of covenants;

•	events of bankruptcy and insolvency;

•	certain judgments;

•	failure to obtain, renew or maintain necessary governmental approvals;

•	failure to complete the Wood River or Fairmont plant by June 30, 2009;

•	abandonment of the construction or operation of the Wood River or Fairmont plant;

•	material damage to either plant with insufficient insurance coverage;

•	filing of an environmental claim that could reasonably be expected to materially harm our business or ability to comply with our obligations; and

•	certain change in control events relating to the Wood River and Fairmont plants or Cargill’s ownership of our common stock.

Fees and expenses

We are required to pay certain fees in connection with our bank facility, including a commitment fee equal to 0.50% per annum on the daily average unused portion of the construction loans and working capital loans and letter of credit fees.

Subordinated loan agreement

In September 2006, the LLC entered into a subordinated loan agreement with certain affiliates of Greenlight Capital, Inc. and Third Point LLC. The subordinated loan agreement provides for up to $50 million of non-amortizing loans, all of which must be used for general corporate purposes, working capital or the development, financing and construction of our Wood River and Fairmont plants. The entire principal balance, if any, plus all accrued and unpaid interest will be due in March 2015.

The payments due under our subordinated loan agreement are secured by the subsidiary equity interests owned by the LLC and are fully and unconditionally guaranteed by the subsidiaries that will own our Wood River and Fairmont plants and the other subsidiaries of BioFuel Energy Corp. The guarantees are subordinated to the obligations of these subsidiaries under our bank facility.

As of March 31, 2007, $18 million of subordinated debt was outstanding. As of May 31, 2007, $50 million of subordinated debt was outstanding. We expect that the net proceeds of this offering and the concurrent private placement will ultimately be used to fund the equity portion of the construction costs at our Alta plant. However, prior to the time funds are required at Alta, we may use them to repay or defer borrowings under our bank construction loans for the Wood River and Fairmont plants. To the extent we feel we have sufficient liquidity, we may use a portion of the net proceeds to repay outstanding subordinated debt. See ‘‘Use of proceeds’’.

Interest rates

Interest on outstanding subordinated borrowings will accrue at a rate of 15.0% per annum, compounded quarterly, and will be due on the last day of each calendar quarter. If an event of default occurs, that is not cured or waived, interest will accrue at a rate of 17.0% per annum.

Fees and expenses

We are required to pay certain fees in connection with our subordinated loan agreement. An initial fee of $2.5 million was paid in September 2006. Takedown fees equal to 5.0% of any subordinated borrowings will be paid at the time such borrowings are made.

Tax increment financing

In February 2007, the subsidiary of the LLC constructing our Wood River plant received a grant of $6.0 million from the proceeds of a tax increment revenue note issued by the City of Wood River, Nebraska. The grant was provided to fund improvements to property owned by the subsidiary. The City of Wood River will pay the principal and interest of the note from the incremental increase in the property taxes related to the improvements made to the property. The proceeds of the grant have been recorded as a tax increment financing grant and will be amortized over the term of the financing grant. Amortization will begin in 2008 when the plant becomes operational.

The LLC has guaranteed the principal and interest of the tax increment revenue note if, for any reason, the City of Wood River fails to make the required payments to the holder of the note.

Description of capital stock

The following describes our common stock, Class B common stock, preferred stock, LLC membership interests, certificate of incorporation and bylaws that will be in effect following the recapitalization, which will take place immediately prior to this offering. We encourage you to read the complete text of our certificate of incorporation, bylaws and LLC Agreement, which we will file as exhibits to the registration statement of which this prospectus is a part. These documents will become effective at the time of the recapitalization without substantive change.

Authorized capital

Assuming an initial public offering price of $10.50 per share, our authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share, 50 million shares of Class B common stock, par value $0.01 per share and 5 million shares of preferred stock, par value $1.00 per share, of which 5,041,824 shares of common stock, 17,958,716 shares of Class B common stock and no shares of preferred stock will be issued and outstanding upon completion of the recapitalization. Upon completion of the recapitalization, there will be two holders of record of our common stock and 30 holders of record of our Class B common stock. Immediately following the completion of this offering, there are expected to be 14,541,824 shares of common stock outstanding, 17,958,716 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

Common stock

Common stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Holders of our common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. However, we do not intend to pay cash dividends on our common stock for the foreseeable future. To ensure that our public stockholders are treated fairly with our historical LLC equity investors, all distributions received from the LLC, other than distributions to cover tax obligations and other corporate expenses, will be dividended to holders of our common stock. See ‘‘Dividend policy’’.

In the event of our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

The holders of our common stock have no conversion, preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The shares of common stock offered in this offering, when issued and paid for, will be validly issued, fully paid and non-assessable.

Class B common stock

Holders of membership interests in the LLC (other than BioFuel Energy Corp.) will receive one share of Class B common stock for each membership interest held. Shares of our Class B common stock will entitle the holder to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. If a holder of our Class B common stock exchanges any of its membership interests in the LLC for shares of our common stock, the shares of our Class B common stock held by such holder and attributable to the exchanged LLC membership interests will automatically be transferred to BioFuel Energy Corp. and be retired without further action.

Holders of our common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock will not have any right to receive dividends or to receive a distribution upon a dissolution, liquidation or winding up of BioFuel Energy Corp.

Preferred stock

Our Board of Directors will have the authority, subject to any limitations imposed by law or Nasdaq rules, without further action by the stockholders, to issue up to 5 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of such preferred stock. These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of that series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that those holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

LLC membership interests

Holders of LLC membership interests will not have any voting rights in the LLC. They will, however, be entitled to pro rata economic benefits in the LLC, including the right to receive distributions authorized by the Manager, including distributions to fund tax liabilities. Upon a dissolution, liquidation or winding up of the LLC, after payment in full of all amounts required to be paid to creditors, holders of LLC membership interests will be entitled to share in the remaining LLC assets available for distribution. Holders of membership interests in the LLC (other than BioFuel Energy Corp.) may exchange their membership interests for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Holders of LLC membership interests (other than BioFuel Energy Corp.) will receive one share of Class B common stock for each membership interest held that will entitle the holder to the rights described above under ‘‘—Common Stock—Class B common stock’’.

Anti-takeover effects of our certificate of incorporation and bylaws

Our certificate of incorporation and bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of our company, even in those cases where such a transaction may be at a premium to the current market price of our common stock.

These provisions include:

Action by written consent; special meetings of stockholders

Our certificate of incorporation will provide that stockholder action (other than actions by holders of preferred stock, if any) can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our bylaws will provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the Board, the Chief Executive Officer or the President, or pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders will not be permitted to call a special meeting or to require the Board of Directors to call a special meeting.

Advance notice procedures

Our bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of candidates for election to the Board of Directors. Stockholders at an annual meeting will be able to consider only proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws will not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of BioFuel Energy Corp.

Authorized but unissued shares

Subject to Nasdaq listing requirements, our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock may also have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Certain other provisions of our charter and bylaws and the Delaware law

Board of Directors

Our certificate of incorporation provides that the number of directors will be fixed in the manner provided in our bylaws. Our bylaws provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by the Board. Upon consummation of this offering, our Board of Directors will have five members.

Section 203 of Delaware Law

Our certificate of incorporation expressly states that we have elected not to be subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions specified therein, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’, including general mergers or consolidations or acquisitions of additional shares of the corporation, for a three-year period following the time that such stockholder became an interested stockholder.

Except as otherwise specified in Section 203, an ‘‘interested stockholder’’ is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

The statute is intended to prohibit or delay mergers or other takeover or change in control attempts. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Limitations on liability and indemnification of officers and directors

The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Registration rights

For a description of the registration rights that will be held by our historical equity investors following the recapitalization, this offering and the concurrent private placement, see ‘‘Shares eligible for future sale — Registration rights’’.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Mellon Investor Services.

Nasdaq listing

Our common stock has been approved for listing on the Nasdaq Global Market under the symbol ‘‘BIOF’’. There has been no public market for our common stock prior to this offering.

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. Although our common stock has been approved for listing on Nasdaq, we cannot assure you that a significant public market for our common stock will develop or be sustained. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares, other than the shares sold in this offering, will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Sales of our common stock in the public market after the restrictions lapse, or the perception that these sales may occur, could cause the market price of our common stock to decline.

Upon completion of this offering and the concurrent private placement, we expect to have 14,541,824 outstanding shares of common stock (or 15,329,324 shares if the underwriters exercise their over-allotment option in full) and 17,958,176 outstanding shares of Class B common stock. Of these shares, 5,250,000 of the shares sold in this offering, or 6,037,500 shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act except for any shares purchased by one of our ‘‘affiliates’’ as defined in Rule 144 under the Securities Act. All of the shares outstanding other than the shares sold in this offering will be ‘‘restricted securities’’ within the meaning of Rule 144 under the Securities Act and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144 described below.

In addition, upon consummation of this offering and the concurrent private placement, our historical LLC equity investors will beneficially own membership interests in the LLC. Pursuant to the terms of our certificate of incorporation, our historical LLC equity investors could from time to time exchange their membership interests in the LLC for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. These shares of common stock would be ‘‘restricted securities’’, as defined in Rule 144. However, we will enter into a registration rights agreement with our historical equity investors that would require us to register under the Securities Act these shares of common stock. See ‘‘ — Registration rights agreement’’ and ‘‘Certain relationships and related party transactions — Registration rights agreement’’.

Eligibility of restricted shares for sale in the public market

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than an affiliate, and who files a Form 144 with respect to this sale, will be entitled to sell within any three month period a number of shares of common stock that does not exceed the greater of:

•	1.0% of the then outstanding shares of our common stock, or approximately 145,418 shares immediately after this offering; or

•	the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed on Form 144.

Sales under Rule 144 are also subject to restrictions relating to manner of sale and the availability of current public information about us.

Rule 144(k)

A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who has beneficially owned his or her shares for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell these shares of common stock pursuant to Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

Lock-up agreements

For a description of the lock-up agreements with the underwriters that restrict sales of shares by us, our executive officers and Directors and holders of substantially all of our outstanding capital stock, see ‘‘Underwriting’’.

Registration rights agreement

We will enter into a registration rights agreement pursuant to which we may be required to register the sale of shares of our common stock held by our historical equity investors (or to be acquired by such investors in the concurrent private placement or upon exchange of their membership interests in the LLC for shares of our common stock) and certain of their transferees. Under the registration rights agreement, under certain circumstances and subject to certain restrictions, our historical equity investors will have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, our historical equity investors will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by our other historical equity investors or initiated by us. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

Material United States federal tax consequences
for non-United States stockholders

This is a general summary of material United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of common stock if you purchase your common stock in this offering, you hold the common stock as a capital asset and you are a beneficial owner of shares other than:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust that existed on August 20, 1996, was treated as a United States person on August 19, 1996, and elected to be treated as a United States person.

This summary does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States federal income tax laws (such as a ‘‘controlled foreign corporation’’, a ‘‘passive foreign investment company’’, a company that accumulates earnings to avoid United States federal income tax, a foreign tax-exempt organization, a financial institution, a broker or dealer in securities, an insurance company, a regulated investment company, a real estate investment trust, a person who holds common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, or a former United States citizen or resident). This summary does not discuss any aspect of United States federal alternative minimum tax, state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (‘‘Code’’), Treasury regulations, judicial opinions, and published positions of the United States Internal Revenue Service (‘‘IRS’’), all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-UNITED STATES STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME, AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for United States federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as capital gain.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, are attributable to a

United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a ‘‘branch profits tax’’ at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a United States permanent establishment maintained by you may be eligible for a reduced rate of United States withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or other disposition of common stock

You generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of your shares of common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under an applicable income tax treaty, is attributable to a United States permanent establishment you maintain);

•	you are an individual, you hold your shares of common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a ‘‘United States real property holding corporation’’ for United States federal income tax purposes and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of common stock, more than 5% of our common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty.

If you are described in the second bullet point above, you generally will be subject to United States federal income tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Any domestic corporation is treated as a ‘‘United States real property holding corporation’’ if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. Because BioFuel owns real property in the United States but has not yet begun to produce ethanol, there is a possibility that the IRS would seek to treat us as a U.S. real property holding corporation, even though such real property represents, and is expected to represent, less than 50% of our assets’ fair market value. If we are a ‘‘United States real property holding corporation’’ and if you are a non-United States stockholder and if you hold, or have held, directly or indirectly, at any time within a certain period, more than 5% of our common stock, then you will generally be subject to United States income tax on your gain recognized upon a sale, exchange or other disposition of your shares of our common stock. In addition, a buyer of your shares will generally be required to withhold United States income tax at a rate of 10% of the sales price, and not of your gain recognized. You are urged to consult your own tax advisors regarding all United States federal income tax considerations of holding, directly or indirectly, more than 5% of our shares of common stock.

Information reporting and backup withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an ‘‘exempt recipient’’).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of common stock through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also backup withhold on that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting (and backup withholding if the appropriate certification is not provided) will also apply if you sell your shares of common stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-U.S. person and certain other conditions are met or you are an exempt recipient.

Any amounts withheld with respect to your shares of common stock under the backup withholding rules will be refunded to you or credited against your United States federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States federal estate tax purposes and therefore may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Underwriting

J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and A.G. Edwards & Sons, Inc. are acting as joint book-runners and joint lead managers, and Bear, Stearns & Co. Inc., and Cowen and Company, LLC are acting as co-managers for this offering.

We and the underwriters named below have entered into an underwriting agreement covering the 5,250,000 shares of common stock to be sold through the underwriters in this offering. Each underwriter has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares of common stock set forth opposite its name in the following table.

Name	Number of shares
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
A.G. Edwards & Sons, Inc.
Bear, Stearns & Co. Inc.
Cowen and Company, LLC
Total	5,250,000

The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of the shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent registered public accounting firm.

The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the front cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $            per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional 787,500 shares of common stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased under this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the per share and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise
Per share	$	$
Total	$	$

The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a ‘‘covered’’ short position to the extent that it does not exceed the shares subject to the underwriters’ over-allotment option and will be deemed a ‘‘naked’’ short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any ‘‘naked’’ short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise may prevail in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which may otherwise prevail in the open market. A ‘‘stabilizing bid’’ is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A ‘‘penalty bid’’ is an arrangement permitting the underwriters to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.

We estimate that our total expenses for this offering, excluding underwriting discounts, will be approximately $3.3 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We, our executive officers and Directors and the holders of substantially all of our outstanding capital stock have agreed that for a period ending 180 days after the date of this prospectus, none of them will, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock without the prior written consent of J.P. Morgan Securities Inc., except in limited circumstances.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our common stock offered by them and that no sales to discretionary accounts may be made without prior written approval of the customer.

Our common stock has been approved for listing on the Nasdaq Global Market under the symbol ‘‘BIOF’’. The underwriters intend to sell shares of our common stock so as to meet the distribution requirements of this listing.

There has been no public market for the common stock prior to this offering. We and the underwriters will negotiate the initial public offering price. In determining the initial public offering price, we and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:

•	the history of and prospects for our industry;

•	an assessment of our management;

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

•	our earnings prospects and the present state of our development; and

•	other factors deemed relevant by the underwriters and us.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services for us and our affiliates.

Selling restrictions

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a ‘‘qualified investor’’ within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an ‘‘offer to the public’’ in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

Notice to prospective investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (‘‘Qualified Investors’’) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the ‘‘Order’’) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as ‘‘relevant persons’’). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Notice to prospective investors in France

Neither this prospectus nor any other offering material relating to the securities described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the securities has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the securities to the public in France.

Such offers, sales and distributions will be made in France only

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1-or-2-or 3 of the French Code monétaire et financier and article 211-2 of the General Regulations (Reglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public a l’épargne).

The securities may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2°, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Advertisement legends

One of the following legends should be inserted at the front of a preliminary offering document if, and only if, (a) either (x) the offering is a public offering in an European Economic Area member state or (y) the securities will be listed on a regulated market in the European Economic Area and (b) the preliminary offering document has not been approved by the relevant regulator.

United Kingdom

This document is an advertisement and not a prospectus approved by the Financial Services Authority.    Copies of the prospectus will, following publication, be available from BioFuel Energy Corp.’s registered office. Although it is intended that the prospectus will be approved by the Financial Services Authority as a prospectus prepared in accordance with the prospectus rules made under section 73A of the Financial Services and Markets Act 2000, this document has not been so approved. Similarly, although it is intended that the prospectus will be made available to the public in accordance with the prospectus rules, this document has not been made available in accordance therewith.

Concurrent private placement

Entities affiliated with Greenlight, Inc. (Greenlight Capital L.P., Greenlight Capital Qualified, L.P., Greenlight Capital Offshore, Ltd, and Greenlight Reinsurance, Ltd.), entities affiliated with Third Point funds (Third Point Partners LP, Third Point Partners Qualified LP, Third Point Offshore Fund Ltd. and Third Point Ultra Ltd.) and Thomas J. Edelman have entered into a securities purchase agreement with us pursuant to which they have agreed to purchase 2,500,000, 1,250,000 and 500,000 shares of our common stock, respectively, at a price per share equal to the initial public offering price in a private placement transaction. The purchase price for the shares sold will be paid directly to us concurrently with the closing of the sale of other shares of common stock offered hereby. The private sale to the private purchasers of 4,250,000 shares of common stock is contingent on the completion of the public offering. We will grant the private purchasers registration rights relating to the shares of common stock they will purchase in the concurrent private placement. We will not pay any discounts or commissions with respect to the shares sold directly.

Legal matters

The validity of the securities issued in this offering will be passed upon for us by Cravath, Swaine & Moore LLP, New York, NY. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, NY.

Experts

The financial statements of BioFuel Energy Corp. as of December 31, 2006 and for the period from April 11, 2006 (inception) through December 31, 2006, and the related financial statement schedule, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of BioFuel Solutions, LLC, a Delaware limited liability company, as of June 30, 2006 and December 31, 2005 and for the six months ended June 30, 2006, the period from January 1, 2005 (inception) through December 31, 2005 and for the period from January 1, 2005 (inception) through June 30, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Bio Fuel Solutions, LLC, a Colorado limited liability company, as of October 31, 2005 and for the period from January 1, 2005 (inception) through October 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available at your request, without charge, from BioFuel Energy Corp., 1801 Broadway, Suite 1060, Denver, Colorado 80202, Attention: General Counsel. Our telephone number at that address is (303) 592-8110 and our website is www.bfenergy.com. The content of our website is not part of this prospectus.

In addition, we have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of a registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. The descriptions of each contract and document contained in this prospectus are summaries and as such, may not provide all of the information necessary to fully evaluate each contract or document described in this prospectus. For this reason, we refer you to the copy of each such contract or document filed as an exhibit to the registration statement.

A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. You may also review filings with the SEC by accessing the SEC’s website at www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing consolidated financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room and the website of the SEC referred to above.

Index to consolidated financial statements

Page
Financial statements of BioFuel Energy Corp.
Report of independent registered public accounting firm	F-2
Consolidated balance sheet as of December 31, 2006	F-3
Consolidated statement of loss from inception on April 11, 2006 through December 31, 2006	F-4
Consolidated statement of stockholders’ equity from inception on April 11, 2006 through December 31, 2006	F-5
Consolidated statement of cash flows from inception on April 11, 2006 through December 31, 2006	F-6
Notes to consolidated financial statements	F-7
Schedule I	F-17
Unaudited financial statements of BioFuel Energy Corp.
Consolidated balance sheets as of December 31, 2006 and March 31, 2007	F-18
Consolidated statement of loss for the three months ended March 31, 2007	F-19
Consolidated statement of stockholders’ equity from December 31, 2006 through March 31, 2007	F-20
Consolidated statement of cash flows for the three months ended March 31, 2007	F-21
Notes to consolidated unaudited financial statements	F-22
Financial statements of BioFuel Solutions, LLC (a Delaware limited liability company)
Report of independent registered public accounting firm	F-33
Consolidated balance sheets as of June 30, 2006 and December 31, 2005	F-34
Consolidated statements of income (loss) and members’ equity for the six months ended June 30, 2006, from inception on January 1, 2005 through December 31, 2005 and from inception on January 1, 2005 through June 30, 2006	F-35
Consolidated statements of cash flows for the six months ended June 30, 2006, from inception on January 1, 2005 through December 31, 2005 and from inception on January 1, 2005 through June 30, 2006	F-36
Notes to consolidated financial statements	F-37
Financial statements of Bio Fuel Solutions, LLC (a Colorado limited liability company)
Report of independent registered public accounting firm	F-40
Balance sheet as of October 31, 2005	F-41
Statement of loss and members’ equity from inception on January 1, 2005 through October 31, 2005	F-42
Statement of cash flows from inception on January 1, 2005 through October 31, 2005	F-43
Notes to financial statements	F-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
BioFuel Energy Corp.
Denver, Colorado

We have audited the accompanying consolidated balance sheet of BioFuel Energy Corp. and subsidiaries (a development stage company) (the ‘‘Company’’) as of December 31, 2006, and the related consolidated statements of loss, stockholders’ equity, and cash flows for the period from April 11, 2006 (inception) through December 31, 2006. Our audit also included the financial statement schedule listed in the index to the financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BioFuel Energy Corp. and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the period from April 11, 2006 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 14, 2007

BioFuel Energy Corp. (a development stage company)
Consolidated balance sheet
December 31, 2006

Assets
Current assets:
Cash and equivalents	$27,238,517
Prepaid expenses	469,298
Total current assets	27,707,815
Property, plant and equipment
Land	5,166,263
Construction in progress	77,644,044
Furniture and fixtures	87,381
82,897,688
Accumulated depreciation	(5,275)
82,892,413
Debt issuance costs, net	9,404,273
Deferred offering costs	1,469,638
Other assets	7,273
Total assets	$121,481,412
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,410,701
Accrued legal fees	1,761,515
Other accrued expenses	646,186
Total current liabilities	19,818,402
Construction contract retainage	3,017,087
Total liabilities	22,835,489
Minority interest	74,026,510
Commitments and contingencies (See Note 10)
Stockholders’ equity:
Common stock, $0.01 par value; 1,000 shares authorized and outstanding at December 31, 2006	10
Additional paid-in capital	26,953,025
Deficit accumulated during development stage	(2,333,622)
Total stockholders’ equity	24,619,413
Total liabilities and stockholders’ equity	$121,481,412

The accompanying notes are an integral part of these financial statements.

BioFuel Energy Corp. (a development stage company)
Consolidated statement of loss
from inception on April 11, 2006 through
December 31, 2006

General and administrative expenses:
Compensation expense	$7,712,371
Other	1,450,247
Interest income	(11,312)
Minority interest in loss of BioFuel Energy, LLC	(6,817,684)
Net loss	$(2,333,622)
Loss per share – basic and diluted (1,000 shares)	$(2,334)

The accompanying notes are an integral part of these financial statements.

BioFuel Energy Corp. (a development stage company)
Consolidated statement of stockholders’ equity
from inception on April 11, 2006 through
December 31, 2006

	Common Stock	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity
Balance at inception	$—	$—	$—	$—
Sale of common stock	10	26,953,025	—	26,953,035
Net loss	—	—	(2,333,622)	(2,333,622)
Balance at December 31, 2006	$10	$26,953,025	$(2,333,622)	$24,619,413

The accompanying notes are an integral part of these financial statements.

BioFuel Energy Corp. (a development stage company)
Consolidated statement of cash flows
from inception on April 11, 2006 through
December 31, 2006

Cash flows from operating activities
Net loss	$(2,333,622)
Adjustments to reconcile net loss to net cash used in operating activities:
Minority interest	(6,817,684)
Share-based compensation expense	6,094,615
Depreciation	5,275
Other	42,281
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Increase in prepaid expenses	(469,298)
Increase in accounts payable	148,544
Increase in accrued legal fees	6,840
Increase in other accrued expenses	105,813
Increase in other assets	(7,273)
Net cash used in operating activities	(3,224,509)

Cash flows from investing activities
Capital expenditures	(58,653,350)
Cash paid for acquisition, net of cash acquired	(1,500,000)
Net cash used in investing activities	(60,153,350)

Cash flows from financing activities
Proceeds from sale of common stock	26,953,035
Proceeds from minority members of BioFuel Energy, LLC	75,170,649
Equity issuance costs	(411,582)
Deferred offering costs	(9,104,184)
Payments to predecessor owners	(1,991,542)
Net cash provided by financing activities	90,616,376
Net increase in cash and equivalents	27,238,517
Cash and equivalents, beginning of period	—
Cash and equivalents, end of period	$27,238,517
Non-cash investing and financing activities
Non-cash additions to property, plant and equipment	$22,744,338
Non-cash debt and deferred offering costs	1,761,209

The accompanying notes are an integral part of these financial statements.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements

1.	Organization and Nature of Business

BioFuel Energy Corp. (the ‘‘Company’’) was incorporated as a Delaware corporation on April 11, 2006 to invest solely in BioFuel Energy, LLC (‘‘Energy LLC’’), a limited liability company organized on January 25, 2006 to develop, build and operate a series of ethanol production facilities in the Midwestern United States. The Company has purchased 28.9% of the Class A Units of Energy LLC. The Company’s headquarters is located in Denver, Colorado.

Financial Accounting Standards Board (‘‘FASB’’) Interpretation No. 46, as revised, Consolidation of Variable Interest Entities (‘‘FIN 46R’’), applies to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (‘‘variable interest entities’’). Variable interest entities (‘‘VIE’’) are required to be consolidated by their primary beneficiaries. The Company has determined that Energy LLC is a VIE. Pursuant to FIN 46R the Company has assessed its investment in Energy LLC and has determined that it is the primary beneficiary. The Company has therefore consolidated Energy LLC effective May 1, 2006.

The aggregate size of Energy LLC is approximately $121 million, which is the carrying amount of the consolidated assets recorded on the consolidated balance sheet of the Company that are collateral for Energy LLC’s obligations. The nature and purpose of Energy LLC are described below. The beneficial interests of Energy LLC are payable solely from the cash flows of the assets held by Energy LLC.

Since its inception, Energy LLC’s operations have primarily involved arranging financing for and initiating construction of its first two ethanol plants in Wood River, Nebraska (‘‘Wood River’’) and Fairmont, Minnesota (‘‘Fairmont’’) and development work on additional ethanol plant sites. Energy LLC is considered development stage as it has not commenced production of ethanol, hired a full complement of personnel or generated revenues. Until ethanol production begins in early 2008, Energy LLC will remain dependent on external financing to execute its business plan.

The Company is also considered development stage as its only asset is its investment in Energy LLC.

2.	Summary of Significant Accounting Policies

The financial statements include the Company and Energy LLC and its subsidiaries. All inter-company balances and transactions have been eliminated in consolidation. Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and disclosures in the accompanying notes. Actual results could differ from those estimates.

Cash and equivalents include highly liquid investments with an original maturity of three months or less.

Property, plant and equipment, which primarily consists of land and construction in progress, is recorded at cost. All costs related to purchasing and developing land or the engineering, design and construction of a plant are capitalized.  Costs not directly related to a site or plant are expensed.  At December 31, 2006, accounts payable included approximately $17.1 million related to the Company’s construction activities. Depreciation expense from inception through December 31, 2006 relates to furniture and fixtures which are being depreciated over 3-10 years. Land improvements will be depreciated over 20-30 years. Construction in progress will be categorized as individual assets and depreciated over 5-25 years. The Company will begin depreciation of land improvements and its plant assets once the plants become operational.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements  — (Continued)

The Company capitalizes interest during the period of construction as part of the cost of constructed assets. Interest capitalized in 2006, which includes commitment fees and amortization of debt issuance costs, totaled $620,000.

The recoverability of the carrying value of long-lived assets is evaluated whenever circumstances indicate that value may not be fully recoverable. Recoverability is measured by comparing carrying value of an asset with estimated undiscounted future cash flows. If carrying value exceeds such cash flows, an impairment charge is recognized equal to the amount by which carrying value exceeds fair market value. No impairment has occurred to date.

Asset retirement obligations are recognized when a contractual or legal obligation exists and a reasonable estimate of the amount can be made. As of December 31, 2006, the Company had not incurred asset retirement obligations associated with the Wood River or Fairmont plants.

Debt issuance costs represent costs incurred related to the Company’s senior and subordinated credit agreements. These costs are being amortized over the term of the related debt using the effective interest method.

Deferred offering costs represent costs incurred related to the Company’s planned initial public offering. These costs will be charged against the proceeds of the initial public offering when completed.

Expenses associated with stock-based awards and other forms of equity compensation are recorded in accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) 123(R), Share Based Payment (‘‘SFAS 123R’’). The expense associated with these awards is based on fair value at grant and recognized in the financial statements over the required service period, if any.

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases. Since the Company has incurred a loss since its inception and expects to continue to incur losses until its plants become operational, it will provide a valuation allowance against all deferred tax assets until it is assured that such assets will be realized.

The reported values of cash and equivalents, accounts payable and accrued expenses approximate fair value because of their short-term nature.

Basic and diluted net loss per share is calculated by dividing net loss by the weighted average number of shares outstanding during the period.

3.	Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued FIN No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109, (‘‘FIN 48’’). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for the first fiscal year beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (‘‘SFAS 157’’). SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements  — (Continued)

SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not currently expect SFAS 157 to have a material impact on its consolidated results of operations, cash flows or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FAS 115 (‘‘SFAS 159’’). SFAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. SFAS 159 is effective for the Company on January 1, 2008. The Company has not assessed the impact of SFAS 159 on its consolidated results of operations, cash flows or financial position.

4.	BioFuel Solutions, LLC

BioFuel Solutions, LLC, a Delaware limited liability company (‘‘Solutions’’), was the predecessor company to Energy LLC. Solutions became a wholly-owned subsidiary of Energy LLC on September 25, 2006 as a result of two transactions.

In August 2006, the Company acquired a 30% interest in Solutions for $1,500,000 and 100,000 Class A Units. The Company accounted for this acquisition at fair value. For the period from August 4, 2006 to September 25, 2006, the Company accounted for this investment under the equity method of accounting. The operating results of Solutions for this period were insignificant.

On September 25, 2006, certain founders of Energy LLC conveyed the remaining 70% interest in Solutions to Energy LLC in exchange for cash of $1,750,000 and 467,500 Class C and 180,833 Class D Units of Energy LLC. As founders and continuing members of executive management, the 70% contribution of Solutions by the individuals has been recorded at carryover basis and a distribution of equity for the cash received in accordance with Staff Accounting Bulletin Topic 5G, Transfers of Nonmonetary Assets by Promoters or Shareholders.

5.	Minority Interest

Minority interest consists of equity issued to members of Energy LLC. Under its LLC agreement, Energy LLC is currently authorized to issue 9,357,500 Class A, 950,000 Class B, 425,000 Class M, 2,683,125 Class C and 894,375 Class D Units. Class M, C and D Units are considered ‘‘profits interests’’ for which no cash consideration was received upon issuance. The LLC agreement stipulates that upon an initial public offering by the Company, all classes of Energy LLC equity will convert to one class of Energy LLC equity. The LLC agreement contains provisions that set forth the method for determining the exchange ratio of the various existing classes of equity for the single class of equity. The precise exchange ratio will be based on the Company’s initial public offering price and the implied valuation of the Company. Each newly issued unit of LLC equity will be exchangeable at the holder’s option into one share of Company common stock.

In May 2006, a private placement of 9,175,000 Class A Units in exchange for cash and commitments of $91,750,000 was completed. In June 2006, an additional 157,500 Class A Units were issued in exchange for cash and commitments of $1,575,000. In August 2006, 25,000 Class A Units were issued by Energy LLC and 75,000 Class A Units were transferred by a founder in connection with the purchase of 30% of Solutions. With the exception of the 25,000 newly issued units in connection with the Solutions acquisition, all Class A Units were fully-paid for in cash.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements  — (Continued)

In September 2006, 950,000 Class B Units were issued to Cargill, Inc. (‘‘Cargill’’) for $8,798,684 of cash plus an in-kind contribution of $701,316, representing actual expenses incurred by Cargill through that date related to the Wood River and Fairmont plants. Of this amount, $544,219 was recorded as land, $106,256 as debt issuance costs and $50,841 as general and administrative expense.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements  — (Continued)

The minority interest in Energy LLC is summarized as follows:

Proceeds from the sale of Class A Units, net of the Company’s investment	$66,371,965
Proceeds from the sale of Class B Units	8,798,684
75,170,649
In-kind contribution associated with Class B Units	701,316
Class A Units issued to acquire a 30% interest in Solutions	1,000,000
Class C and D Units issued for 70% interest in Solutions	359,714
Equity issued to founders and management	6,094,615
Payments to predecessor owners	(1,991,542)
Equity issuance costs	(490,558)
Minority interest in loss of Energy LLC	(6,817,684)
$74,026,510

Energy LLC may make distributions to members as determined by its Board of Managers. Distributions will be made in the following order of priority:

•	First, Class A unitholders will receive distributions on a per unit basis until their cumulative distributions equal their capital contributions.

•	Second, the Class B unitholder will receive distributions until its cumulative distributions equal its capital contribution.

•	Third, Class M unitholders will receive distributions on a per unit basis until their cumulative distributions equal $10 per M Unit.

•	Fourth, Class A and B unitholders will jointly receive distributions on a per unit basis until they have received a preferred return of 8% per annum compounded annually on their capital contributions.

•	Fifth, Class M unitholders will receive distributions on a per unit basis until such per unit distributions equal the per unit preferred return previously received by Class A unitholders in the Fourth priority above.

•	Sixth, Class C unitholders will receive distributions on a per unit basis until their per unit distributions equal the per unit Class A distributions in the Fourth priority above.

•	Seventh, distributions as to 80% will be made on a per unit basis to Class A, B and M Units combined and as to 20% on a per unit basis to Class C unitholders combined. Such distributions would continue until the compound annual return to Class A unitholders reaches 25%.

•	Eighth, thereafter all unitholders will receive distributions on a per unit basis. This will entail A, B and M Units combined receiving 75% and Class C and D Units combined receiving 25% of all distributions.

6.	Long-Term Debt

In September 2006, Energy LLC, through its subsidiaries, entered into a $230,000,000 Senior Secured Credit Facility providing for the availability of $230 million of borrowings (‘‘Senior Debt’’) with BNP Paribas and a syndicate of lenders to finance construction of the Wood River and Fairmont plants. The Senior Debt consists of two construction loans, which together total $210 million of borrowings and convert into term loans upon completion of the plants. No

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements  — (Continued)

principal payments are required until the construction loans are converted to term loans. Thereafter, principal payments will be payable quarterly at a minimum annual rate of 6% of principal plus a percentage of available cash flow. These term loans mature in September 2014. Senior Debt also includes working capital loans of up to $20 million, a portion of which may be used as letters of credit. The working capital loans mature in September 2010. Interest rates on Senior Debt will, at management’s option, be set at: i) a Base Rate, which is the higher of the federal funds rate plus 0.5% or BNP Paribas’ prime rate, in each case plus a margin of 2.0%; or ii) at LIBOR plus 3.0%. Interest is payable quarterly.

Borrowings of Senior Debt are subject to certain conditions including the prior receipt of all committed equity as well as funds available under the subordinated debt agreement described below. The Senior Debt is secured by a first lien on all rights, titles and interests in the Wood River and Fairmont plants and any accounts receivable or property associated with those plants. Senior Debt includes certain limitations on, among other things, the ability of the borrowing subsidiaries to incur additional debt, grant liens or encumbrances, declare or pay dividends or distributions, conduct asset sales or other dispositions, merge or consolidate, conduct transactions with affiliates and amend, modify or change the scope of the Wood River and Fairmont projects, the project agreements or the budgets relating to them. The Senior Debt contains customary events of default including failure to meet payment obligations, failure to complete construction of the Wood River and Fairmont plants by June 30, 2009, failure to pay financial obligations, failure of Energy LLC or its principal contractors to remain solvent and failure to obtain or maintain required governmental approvals. No such events of default have occurred.

A quarterly commitment fee of 0.50% per annum on the unused portion of available Senior Debt is payable. Debt issuance fees and expenses associated with the Senior Debt are approximately $6.8 million. That cost has been deferred and is being amortized over the term of the Senior Debt using the effective interest method.

In September 2006, Energy LLC entered into a subordinated debt agreement with certain Class A unitholders providing for up to $50 million of loans (‘‘Subordinated Debt’’) to be used for general corporate purposes including construction of the Wood River and Fairmont plants. The Subordinated Debt must be repaid by no later than March 2015. Interest on Subordinated Debt is payable quarterly in arrears at a 15.0% annual rate. The Subordinated Debt is secured by the member’s equity of the subsidiaries of Energy LLC owning the Wood River and Fairmont plant sites and guaranteed by those subsidiaries on a subordinated basis. The Subordinated Debt may be prepaid at any time in whole or in part without penalty.

Debt issuance fees and expenses of $2.9 million have been incurred in connection with the Subordinated Debt. A further 5% fee (up to $2.5 million in total) is payable if and when funds are borrowed. Debt issuance costs associated with the Subordinated Debt are being deferred and amortized over the term of the agreement using the effective interest method.

Energy LLC currently has no debt or letters of credit outstanding.

7.	Share Based Payments

In May and June 2006, Energy LLC issued 425,000 Class M Units to its founders. These units vested upon issuance. Compensation expense of $1,062,750 was recorded in connection with the issuance of these units. Between May and December 2006, a total of 2,103,118 Class C and 676,039 Class D Units were issued to Energy LLC’s founders and certain key employees. These units vested upon issuance. Compensation expense of $5,031,865 was recorded in connection with the issuance of these units. Compensation expense was determined based on the estimated fair value of the Class M, C and D Units at the date of grant. Energy LLC considered the

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements  — (Continued)

methodology outlined by the American Institute of Certified Public Accountants in its practice aid,Valuation of Privately-Held Company Equity Securities Issued as Compensation. This methodology included:

•	Estimating the fair value of Energy LLC at dates approximating the dates units were awarded by discounting estimated cash flows.

•	Allocating Energy LLC’s fair value to its debt and equity holders through a series of call options on Energy LLC’s value.

•	Determining the portion of Energy LLC’s value specifically attributed to the Class M, C and D Units.

•	Discounting the cash flows for lack of marketability to reflect restrictions inherent on the sale of the Class M, C and D Units. The discount rates used for lack of marketability ranged from 32% to 27%.

As part of the valuation, the Black-Scholes option pricing model was used to estimate the value the call options on Energy LLC’s value. The assumptions listed below were made in applying this option pricing model.

•	The underlying security price for the options was assumed to be Energy LLC’s value as determined by discounting its cash flow.

•	The exercise prices of the options were based on the amounts to which each equity class would be entitled if a liquidation event were to occur.

•	The terms of the options were based on assumptions of various liquidation dates weighted on the likelihood of the assumed liquidation occurring and ranged from nine months to five years.

•	Volatility was based on the volatilities of comparable companies and ranged from 60% to 56%.

•	Risk-free rates were based on US Treasury Strips which corresponded with the assumed terms of the options and ranged from 5.0% to 4.46%.

At December 31, 2006, Energy LLC had 112,507 Class C Units and 37,503 Class D Units available for future awards.

8.	Income Taxes

The Company has no income tax provision (benefit) for the period from inception through December 31, 2006. The Company has a deferred tax asset of $854,632 related to the difference between the book and tax basis of its investment in Energy LLC and has provided a valuation allowance for the full amount of this deferred tax asset since it has no history of generating taxable income.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements  — (Continued)

The U.S. statutory federal income tax rate is reconciled to the Company’s effective income tax rate as follows:

From Inception to December 31, 2006
Statutory U.S. federal income tax rate	(34.0)%
Expected state tax benefit, net	(2.6)
Valuation allowance	36.6
—

9.	Employee Benefits Plan

Energy LLC sponsors a 401(k) profit sharing and savings plan for its employees. Employee participation in this plan is voluntary. Contributions to the plan by Energy LLC are at the discretion of its board of managers. Energy LLC contributed $60,799 to the plan in 2006.

10.	Commitments and Contingencies

In September 2006, Energy LLC, through its subsidiaries, entered into two operating lease agreements with Cargill, a related party. Cargill’s grain handling and storage facilities, located adjacent to the Wood River and Fairmont plants, are being leased for 20 years from the date the plants become operational. Minimum annual payments under each lease are $800,000 so long as the associated corn supply agreements with Cargill remain in effect. Should the Company not maintain its corn supply agreements with Cargill, the minimum annual payments under each lease increase to $1,200,000. The leases contain escalation clauses which are based on the percentage change in the Midwest Consumer Price Index. The escalation clauses are considered to be contingent rent and, accordingly, are not included in minimum lease payments. The leases do not become effective until the plants become operational. Rent expense will be recognized on a straight line basis over the initial terms of the leases. Events of default under the leases include failure to fulfill monetary or non-monetary obligations and insolvency.

In October 2006, subsidiaries of Energy LLC entered into agreements to lease a total of 1,065 railroad cars. Pursuant to these lease agreements, beginning in 2008 these subsidiaries will pay approximately $8.7 million annually for ten years. Monthly rental charges escalate if modifications of the cars are required by governmental authorities or mileage exceeds 30,000 miles in any calendar year. Rent expense will be recognized on a straight line basis over the initial terms of the leases. Events of default under the leases include failure to fulfill monetary or non-monetary obligations and insolvency.

In October 2006, Energy LLC entered into a nineteen month lease for its corporate office in Denver.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements  — (Continued)

Future minimum lease payments are as follows:

Operating Leases
2007	$810,783
2008	10,119,816
2009	10,283,500
2010	10,283,500
2011	10,283,500
Thereafter	77,177,375
$118,958,474

Rent expense recorded through December 31, 2006 totaled $35,930.

In December 2006, Energy LLC, through its subsidiaries constructing the Wood River and Fairmont plants, entered into agreements with electric utilities pursuant to which the electric utilities will build, own and operate substation and distribution facilities in order to supply electricity to the plants. For its Wood River plant, Energy LLC paid the utility $1.5 million for the cost of the substation and distribution facility. For its Fairmont plant, Energy LLC will pay a fixed facilities charge based on the cost of the substation and distribution facility estimated to be approximately $25,000 per month, over the 30-year term of the agreement. The agreement will be accounted for as a capital lease in the fourth quarter of 2007. The agreement also includes a $25,000 monthly minimum energy charge which is expected to begin in the fourth quarter of 2007.

Subsidiaries of Energy LLC have entered into engineering, procurement and construction (‘‘EPC’’) contracts with The Industrial Company (‘‘TIC’’) covering the construction of the Wood River and Fairmont plants. Pursuant to these EPC contracts, TIC will be paid a total of $262.7 million, subject to certain adjustments, for the turnkey construction of the two plants.  Subsequent to the payment of certain advance payments, the subsidiaries of Energy LLC are permitted to withhold 5% of progress payments billed by TIC as retainage payable at the completion of the plants. Such withholdings are reported as construction contract retainage in the consolidated balance sheet. The subsidiaries of Energy LLC have recorded amounts paid or payable to TIC totaling $72.0 million as of December 31, 2006. For the plants to become operational, it is estimated that a further $38 million in addition to the EPC contract amounts must be spent on plant infrastructure and other construction requirements. Additional expenditures may be necessary to cover changes that may arise during the construction and start-up of the two plants.

Pursuant to long-term agreements, Cargill, a related party, will be the exclusive supplier of corn to the Wood River and Fairmont plants for twenty years after they become operational. The price per bushel of corn purchased under these agreements is based on a formula including cost plus an origination fee. The minimum annual origination fee payable to Cargill per plant under the agreements is $1.2 million. The agreements contain events of default that include failure to pay, willful misconduct, purchase of corn from another supplier, insolvency or the termination of the associated grain facility lease.

Cargill, a related party, has agreed to market all ethanol and distillers grain produced at the Wood River and Fairmont plants for ten years from the date the plants become operational. Under the terms of the ethanol marketing agreements, the Wood River and Fairmont plants will generally participate in a marketing pool where all parties receive the same net price. That price will be the average delivered price per gallon received by the marketing pool less average

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Financial Statements  — (Continued)

transportation and storage charges and less a 1% commission. In certain circumstances, the plants may elect not to participate in the marketing pool. Minimum annual commissions are payable to Cargill and represent 1% of Cargill’s average selling price for 82.5 million gallons of ethanol. Under the distillers grain marketing agreements, the Wood River and Fairmont plants will receive the market value at time of sale less a commission. Minimum annual commissions are payable to Cargill and range from $.5 million to $.7 million depending upon certain factors as specified in the agreement. The marketing agreements contain events of default that include failure to pay, willful misconduct and insolvency.

The Company is not currently a party to any material legal, administrative or regulatory proceedings that have arisen in the ordinary course of business or otherwise.

11. Related Party Transaction

Energy LLC paid a fee of $550,000 to a founder who elected not to remain an employee for work performed in connection with its formation and initial financing. This fee is reported as a compensation expense in the consolidated statement of loss. In addition, an advisory agreement was entered into with this founder, pursuant to which the founder is paid $20,000 per month for nineteen months from August 1, 2006.

12. Tax Increment Financing

In December 2006, Energy LLC’s subsidiary constructing the Wood River plant entered into an agreement with the City of Wood River, Nebraska (the ‘‘City’’) under which the City agreed to a grant of $6.0 million ($6.5 million net of interest reserve of $0.5 million) from the proceeds of the City’s Tax Increment Revenue Bonds to be used by Energy LLC’s subsidiary in the construction of its plant. The grant was received in February 2007.

Schedule I
BioFuel Energy Corp.

Condensed Financial Information of Registrant
(Parent company information – See notes to consolidated financial statements)

Condensed Balance Sheet
December 31, 2006

Assets
Investment in BioFuel Energy, LLC	$24,619,413
Total assets	$24,619,413

Stockholders’ equity
Common stock, $0.01 par value; 1,000 shares authorized and outstanding at December 31, 2006	$10
Additional paid-in capital	26,953,025
Deficit accumulated during development stage	(2,333,622)
Total stockholders’ equity	$24,619,413

Condensed Statement of Loss
From inception on April 11, 2006 to December 31, 2006

Equity in loss of BioFuel Energy, LLC	$(2,333,622)
Net loss	$(2,333,622)

Condensed Statement of Cash Flows
From inception on April 11, 2006 through December 31, 2006

Cash flows from operating activities
Net loss	$(2,333,622)
Adjustment to reconcile net loss to net cash provided by operating activities Equity in loss of BioFuel Energy, LLC	2,333,622
Net cash provided by operating activities	–

Cash flows from investing activities Investment in BioFuel Energy, LLC	(26,953,035)
Net cash used in investing activities	(26,953,035)

Cash flows from financing activities Proceeds from issuance of common stock	26,953,035
Net cash provided by financing activities	26,953,035

Cash and equivalents at December 31, 2006	$–

BioFuel Energy Corp. (a development stage company)
Consolidated balance sheets
(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and equivalents	$768,423	$27,238,517
Prepaid expenses	405,424	469,298
Total current assets	1,173,847	27,707,815
Property, plant and equipment:
Land	5,600,238	5,166,263
Construction in progress	122,857,474	77,644,044
Furniture and fixtures	162,231	87,381
	128,619,943	82,897,688
Accumulated depreciation	(12,719)	(5,275)
	128,607,224	82,892,413
Debt issuance costs, net	10,199,674	9,404,273
Deferred offering costs	1,857,882	1,469,638
Other assets	35,223	7,273
Total assets	$141,873,850	$121,481,412
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,549,064	$17,410,701
Accrued legal fees	2,107,311	1,761,515
Other accrued expenses	209,285	646,186
Total current liabilities	14,865,660	19,818,402
Construction contract retainage	5,583,240	3,017,087
Long-term debt	18,000,000	—
Tax increment financing grant	6,050,770	—
Deferred compensation liabilities	27,500	—
Total liabilities	44,527,170	22,835,489
Minority interest	72,881,005	74,026,510
Commitments and contingencies (See Note 10)
Stockholders’ equity
Common stock, $0.01 par value; 1,000 shares authorized and outstanding at December 31, 2006 and March 31, 2007	10	10
Additional paid-in capital	26,953,025	26,953,025
Deficit accumulated during development stage	(2,487,360)	(2,333,622)
Total stockholders’ equity	24,465,675	24,619,413
Total liabilities and stockholders’ equity	$141,873,850	$121,481,412

The accompanying notes are an integral part of these financial statements.

BioFuel Energy Corp. (a development stage company)
Consolidated statement of loss
(Unaudited)

	For the Three Months ended, March 31, 2007	From Inception on April 11, 2006 through December 31, 2006	From Inception on April 11, 2006 through March 31, 2007
General and administrative expenses:
Compensation expense	$1,295,292	$7,712,371	$9,007,663
Other	605,167	1,450,247	2,055,414
Interest income	(13,266)	(11,312)	(24,578)
Minority interest in loss of BioFuel Energy, LLC	(1,733,455)	(6,817,684)	(8,551,139)
Net loss	$(153,738)	$(2,333,622)	$(2,487,360)
Loss per share – basic and diluted (1,000 shares)	$(154)	$(2,334)	$(2,487)

The accompanying notes are an integral part of these financial statements.

BioFuel Energy Corp. (a development stage company)
Consolidated statement of stockholders’ equity
from inception on April 11, 2006 through
December 31, 2006 and for the three months
ended March 31, 2007
(Unaudited)

	Common Stock	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity
Balance at inception	$—	$—	$—	$—
Sale of common stock	10	26,953,025	—	26,953,035
Net loss	—	—	(2,333,622)	(2,333,622)
Balance at December 31, 2006	10	26,953,025	(2,333,622)	24,619,413
Net loss	—	—	(153,738)	(153,738)
Balance at March 31, 2007	$10	$26,953,025	$(2,487,360)	$24,465,675

The accompanying notes are an integral part of these financial statements.

BioFuel Energy Corp. (a development stage company)
Consolidated statement of cash flows
(Unaudited)

	For the Three Months ended, March 31, 2007	From Inception on April 11, 2006 through December 31, 2006	From Inception on April 11, 2006 through March 31, 2007
Cash flows from operating activities
Net loss	$(153,738)	$(2,333,622)	$(2,487,360)
Adjustments to reconcile net loss to net cash used in operating activities:
Minority interest	(1,733,455)	(6,817,684)	(8,551,139)
Share based compensation expense	587,950	6,094,615	6,682,565
Depreciation	7,444	5,275	12,719
Other	—	42,281	42,281
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in prepaid expenses	63,874	(469,298)	(405,424)
Increase (decrease) in accounts payable	(66,805)	148,544	81,739
Increase in accrued legal fees	143,052	6,840	149,892
Increase (decrease) in other accrued expenses	(436,901)	105,813	(331,088)
Increase in other assets and liabilities	(450)	(7,273)	(7,723)
Net cash used in operating activities	(1,589,029)	(3,224,509)	(4,813,538)
Cash flows from investing activities
Capital expenditures	(47,601,577)	(58,653,350)	(106,254,927)
Cash paid for acquisition, net of cash acquired	—	(1,500,000)	(1,500,000)
Net cash used in investing activities	(47,601,577)	(60,153,350)	(107,754,927)
Cash flows from financing activities
Proceeds from sale of common stock	—	26,953,035	26,953,035
Proceeds of minority members of BioFuel Energy, LLC	—	75,170,649	75,170,649
Proceeds from issuance of debt	18,000,000	—	18,000,000
Proceeds from tax increment financing grant	6,050,770	—	6,050,770
Deferred offering costs	(185,500)	(411,582)	(597,082)
Debt issuance costs	(1,144,758)	(9,104,184)	(10,248,942)
Payments to predecessor owners	—	(1,991,542)	(1,991,542)
Net cash provided by financing activities	22,720,512	90,616,376	113,336,888
Net increase in cash and equivalents	(26,470,094)	27,238,517	768,423
Cash and equivalents, beginning of period	27,238,517	—	—
Cash and equivalents, end of period	$768,423	$27,238,517	$768,423
Non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	$15,369,363	$22,744,339	$18,386,450
Non-cash debt and deferred offering costs	172,214	1,761,209	1,843,513

The accompanying notes are an integral part of these financial statements.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements

1.	Organization and Nature of Business

BioFuel Energy Corp. (the ‘‘Company’’) was incorporated as a Delaware corporation on April 11, 2006 to invest solely in BioFuel Energy, LLC (‘‘Energy LLC’’), a limited liability company organized on January 25, 2006 to build and operate a series of ethanol production facilities in the Midwestern United States. The Company has purchased 28.9% of the Class A Units of Energy LLC. The Company’s headquarters is located in Denver, Colorado.

Financial Accounting Standards Board (‘‘FASB’’) Interpretation No. 46, as revised, Consolidation of Variable Interest Entities (‘‘FIN 46R’’), applies to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (‘‘variable interest entities’’). Variable interest entities (‘‘VIE’’) are required to be consolidated by their primary beneficiaries. The Company has determined that Energy LLC is a VIE. Pursuant to FIN 46R the Company has assessed its investment in Energy LLC and has determined that it is the primary beneficiary. The Company has therefore consolidated Energy LLC effective May 1, 2006.

The aggregate size of Energy LLC at March 31, 2007 is approximately $142 million, which is the carrying amount of the consolidated assets recorded on the consolidated balance sheet of the Company that are collateral for Energy LLC’s obligations. The nature and purpose of Energy LLC is described below. The beneficial interests of Energy LLC are payable solely from the cash flows of the assets held by Energy LLC.

Since its inception, Energy LLC’s operations have primarily involved arranging financing for and initiating construction of its first two ethanol plants in Wood River, Nebraska (‘‘Wood River’’) and Fairmont, Minnesota (‘‘Fairmont’’) and development work on additional ethanol plant sites. Energy LLC is considered development stage as it has not commenced production of ethanol, hired a full complement of personnel or generated revenues. Until ethanol production begins in early 2008, Energy LLC will remain dependent on external financing to execute its business plan.

The Company is also considered development stage as its only asset is its investment in Energy LLC.

2.	Summary of Significant Accounting Policies

The financial statements include the Company and Energy LLC and its subsidiaries. All inter-company balances and transactions have been eliminated in consolidation. Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and disclosures in the accompanying notes. Actual results could differ from those estimates.

Cash and equivalents include highly liquid investments with an original maturity of three months or less.

Property, plant and equipment, which primarily consists of land and construction in progress, is recorded at cost. All costs related to purchasing and developing land or the engineering, design and construction of a plant are capitalized. Costs not directly related to a site or plant are expensed. At March 31, 2007 and December 31, 2006, accounts payable included approximately $12.4 million and $17.1 million, respectively, related to the Company’s construction activities. Depreciation expense from inception through December 31, 2006 and the three months ended March 31, 2007 relates to furniture and fixtures which are being depreciated over 3-10 years. Land improvements will be depreciated over 20-30 years. Construction in progress will be categorized as individual assets and depreciated over 5-25 years. The Company will begin depreciation of land improvements and its plant assets once the plants become operational.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

The Company capitalizes interest during the period of construction as part of the cost of constructed assets. Interest capitalized for the three months ended March 31, 2007, the period from inception through December 31, 2006 and the period from inception through March 31, 2007 totaled $676,000, $620,000 and $1,296,000, respectively.

The recoverability of the carrying value of long-lived assets is evaluated whenever circumstances indicate that value may not be fully recoverable. Recoverability is measured by comparing carrying value of an asset with estimated undiscounted future cash flows. If carrying value exceeds such cash flows, an impairment charge is recognized equal to the amount by which carrying value exceeds fair market value. No impairment has occurred to date.

Asset retirement obligations are recognized when a contractual or legal obligation exists and a reasonable estimate of the amount can be made. As of December 31, 2006 and March 31, 2007, the Company had not incurred asset retirement obligations associated with the Wood River or Fairmont plants.

Debt issuance costs represent costs incurred related to the Company’s senior and subordinated credit agreements. These costs are being amortized over the term of the related debt using the effective interest method.

Deferred offering costs represent costs incurred related to the Company’s planned initial public offering. These costs will be charged against the proceeds of the initial public offering when completed.

Expenses associated with stock-based awards and other forms of equity compensation are recorded in accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) 123(R), Share Based Payment (‘‘SFAS 123R’’). The expense associated with these awards is based on fair value at grant and recognized in the financial statements over the required service period, if any.

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases. Since the Company has incurred a loss since its inception and expects to continue to incur losses until its plants become operational, it will provide a valuation allowance against all deferred tax assets until it is assured that such assets will be realized.

The reported values of cash and equivalents, accounts payable and accrued expenses approximate fair value because of their short-term nature.

Basic and diluted net loss per share is calculated by dividing net loss by the weighted average number of shares outstanding during the period.

The accompanying unaudited consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations as of March 31, 2007 and for the three months ended. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the period from April 11, 2006 (inception) to December 31, 2006.

3.	Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued FIN No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109, (‘‘FIN 48’’). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for the first fiscal year beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (‘‘SFAS 157’’). SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not currently expect SFAS 157 to have a material impact on its consolidated results of operations, cash flows or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities-including an amendment of FAS 115 (‘‘SFAS 159’’). SFAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. SFAS 159 is effective for the Company on January 1, 2008. The Company has not assessed the impact of SFAS 159 on our consolidated results of operations, cash flows or financial position.

4.	BioFuel Solutions, LLC

BioFuel Solutions, LLC, a Delaware limited liability company (‘‘Solutions’’), was the predecessor company to Energy LLC. Solutions became a wholly-owned subsidiary of Energy LLC on September 25, 2006 as a result of two transactions.

In August 2006, the Company acquired a 30% interest in Solutions for $1,500,000 and 100,000 Class A Units. The Company accounted for this acquisition at fair value. For the period from August 4, 2006 to September 25, 2006, the Company accounted for this investment under the equity method of accounting. The operating results of Solutions for this period were insignificant.

On September 25, 2006, certain founders of Energy LLC conveyed the remaining 70% interest in Solutions to Energy LLC in exchange for cash of $1,750,000 and 467,500 Class C and 180,833 Class D Units of Energy LLC. As founders and continuing members of executive management, the 70% contribution of Solutions by the individuals has been recorded at carryover basis and a distribution of equity for the cash received in accordance with Staff Accounting Bulletin Topic 5G, Transfers of Nonmonetary Assets by Promoters or Shareholders.

5.	Minority Interest

Minority interest consists of equity issued to members of Energy LLC. Under its LLC agreement, Energy LLC is currently authorized to issue 9,357,500 Class A, 950,000 Class B, 425,000 Class M, 2,683,125 Class C and 894,375 Class D Units. Class M, C and D Units are considered ‘‘profits interests’’ for which no cash consideration was received upon issuance. The LLC agreement stipulates that upon an initial public offering by the Company, all classes of Energy

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

LLC equity will convert to one class of Energy LLC equity. The LLC agreement contains provisions that set forth the method for determining the exchange ratio of the various existing classes of equity for the single class of equity. The precise exchange ratio will be based on the Company’s initial public offering price and the implied valuation of the Company. Each newly issued unit of LLC equity will be exchangeable at the holder’s option into one share of Company common stock.

In May 2006, a private placement of 9,175,000 Class A Units in exchange for cash and commitments of $91,750,000 was completed. In June 2006, an additional 157,500 Class A Units were issued in exchange for cash and commitments of $1,575,000. In August 2006, 25,000 Class A Units were issued by Energy LLC and 75,000 Class A Units were transferred by a founder in connection with the purchase of 30% of Solutions. With the exception of the 25,000 newly issued units in connection with the Solutions acquisition, all Class A Units were fully-paid for in cash.

In September 2006, 950,000 Class B Units were issued to Cargill, Inc. (‘‘Cargill’’) for $8,798,684 of cash plus an in-kind contribution of $701,316, representing actual expenses incurred by Cargill through that date related to the Wood River and Fairmont plants. Of this amount, $544,219 was recorded as land, $106,256 as debt issuance costs and $50,841 as general and administrative expense.

The minority interest in Energy LLC is summarized as follows:

	March 31, 2007	December 31, 2006
Proceeds from the sales of Class A Units, net of the Company’s investment	$66,371,965	$66,371,965
Proceeds from the sale of Class B Units	8,798,684	8,798,684
	75,170,649	75,170,649
In-kind contribution associated with Class B units	701,316	701,316
Class A Units issued to acquire a 30% interest in Solutions	1,000,000	1,000,000
Class C and D Units issued for 70% interest in Solutions	359,714	359,714
Equity issued to founders and management	6,682,565	6,094,615
Payments to predecessor owners	(1,991,542)	(1,991,542)
Equity issuance costs	(490,558)	(490,558)
Minority interest in loss of Energy LLC	(8,551,139)	(6,817,684)
	$72,881,005	$74,026,510

Energy LLC may make distributions to members as determined by its Board of Managers. Distributions will be made in the following order of priority:

•	First, Class A unitholders will receive distributions on a per unit basis until their cumulative distributions equal their capital contributions.

•	Second, the Class B unitholder will receive distributions until its cumulative distributions equal its capital contribution.

•	Third, Class M unitholders will receive distributions on a per unit basis until their cumulative distributions equal $10 per M Unit.

•	Fourth, Class A and B unitholders will jointly receive distributions on a per unit basis until they have received a preferred return of 8% per annum compounded annually on their capital contributions.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

•	Fifth, Class M unitholders will receive distributions on a per unit basis until such per unit distributions equal the per unit preferred return previously received by Class A unitholders in the Fourth priority above.

•	Sixth, Class C unitholders will receive distributions on a per unit basis until their per unit distributions equal the per unit Class A distributions in the Fourth priority above.

•	Seventh, distributions as to 80% will be made on a per unit basis to Class A, B and M Units combined and as to 20% on a per unit basis to Class C unitholders combined. Such distributions would continue until the compound annual return to Class A unitholders reaches 25%.

•	Eighth, thereafter all unitholders will receive distributions on a per unit basis. This will entail A, B and M Units combined receiving 75% and Class C and D Units combined receiving 25% of all distributions.

6.	Long-Term Debt

In September 2006, Energy LLC, through its subsidiaries, entered into a $230,000,000 Senior Secured Credit Facility providing for the availability of $230 million of borrowings (‘‘Senior Debt’’) with BNP Paribas and a syndicate of lenders to finance construction of the Wood River and Fairmont plants. The Senior Debt consists of two construction loans, which together total $210 million of borrowings and convert into term loans upon completion of the plants. No principal payments are required until the construction loans are converted to term loans. Thereafter, principal payments will be payable quarterly at a minimum annual rate of 6% of principal plus a percentage of available cash flow. These term loans mature in September 2014. Senior Debt also includes working capital loans of up to $20 million, a portion of which may be used as letters of credit. The working capital loans mature in September 2010. Interest rates on Senior Debt will, at management’s option, be set at: i) a Base Rate, which is the higher of the federal funds rate plus 0.5% or BNP Paribas’ prime rate, in each case plus a margin of 2.0%; or ii) at LIBOR plus 3.0%. Interest is payable quarterly.

Energy LLC currently has no Senior Debt or letters of credit outstanding.

Borrowings of Senior Debt are subject to certain conditions including the prior receipt of all committed equity as well as funds available under the subordinated debt agreement described below. The Senior Debt is secured by a first lien on all rights, titles and interests in the Wood River and Fairmont plants and any accounts receivable or property associated with those plants. Senior Debt includes certain limitations on, among other things, the ability of the borrowing subsidiaries to incur additional debt, grant liens or encumbrances, declare or pay dividends or distributions, conduct asset sales or other dispositions, merge or consolidate, conduct transactions with affiliates and amend, modify or change the scope of the Wood River and Fairmont projects, the project agreements or the budgets relating to them. The Senior Debt contains customary events of default including failure to meet payment obligations, failure to complete construction of the Wood River and Fairmont plants by June 30, 2009, failure to pay financial obligations, failure of Energy LLC or its principal contractors to remain solvent and failure to obtain or maintain required governmental approvals. No such events of default have occurred.

A quarterly commitment fee of 0.50% per annum on the unused portion of available Senior Debt is payable. Debt issuance fees and expenses associated with the Senior Debt are approximately $6.9 million at March 31, 2007. That cost has been deferred and is being amortized over the term of the Senior Debt using the effective interest method.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

In September 2006, Energy LLC entered into a subordinated debt agreement with certain Class A unitholders providing for up to $50 million of loans (‘‘Subordinated Debt’’) to be used for general corporate purposes including construction of the Wood River and Fairmont plants. The Subordinated Debt must be repaid by no later than March 2015. Interest on Subordinated Debt is payable quarterly in arrears at a 15.0% annual rate. The Subordinated Debt is secured by the member’s equity of the subsidiaries of Energy LLC owning the Wood River and Fairmont plant sites and guaranteed by those subsidiaries on a subordinated basis. The Subordinated Debt may be prepaid at any time in whole or in part without penalty. The Company had borrowed $18.0 million of Subordinated Debt at March 31, 2007.

Debt issuance fees and expenses of $3.8 million have been incurred in connection with the Subordinated Debt. A further 5% fee (up to $1.6 million in total) is payable if and when funds are borrowed. Debt issuance costs associated with the Subordinated Debt are being deferred and amortized over the term of the agreement using the effective interest method.

7.	Share Based Payments

In May and June 2006, Energy LLC issued 425,000 Class M Units to its founders. These units vested upon issuance. Compensation expense of $1,062,750 was recorded in connection with the issuance of these units. Between May and December 2006, a total of 2,103,118 Class C and 676,039 Class D Units were issued to Energy LLC’s founders and certain key employees. These units vested upon issuance and compensation expense of $5,031,865 was recorded. In February 2007, 85,000 Class C Units and 30,000 Class D Units were issued to certain key employees. These units vested upon issuance and compensation expense of $587,950 was recorded. Compensation expense was determined based on the estimated fair value of the Class M, C and D Units at the date of grant. Energy LLC considered the methodology outlined by the American Institute of Certified Public Accountants in its practice aid,Valuation of Privately-Held Company Equity Securities Issued as Compensation. This methodology included:

•	Estimating the fair value of Energy LLC at dates approximating the dates units were awarded by discounting estimated cash flows.

•	Allocating Energy LLC’s fair value to its debt and equity holders through a series of call options on Energy LLC’s value.

•	Determining the portion of Energy LLC’s value specifically attributed to the Class M, C and D Units.

•	Discounting the cash flows for lack of marketability to reflect restrictions inherent on the sale of the Class M, C and D Units. The discount rates used for lack of marketability ranged from 32% to 19%.

As part of the valuation, the Black-Scholes option pricing model was used to estimate the value of the call options on Energy LLC’s value. The assumptions listed below were made in applying this option pricing model.

•	The underlying security price for the options was assumed to be Energy LLC’s value as determined by discounting its cash flow.

•	The exercise prices of the options were based on the amounts to which each equity class would be entitled if a liquidation event were to occur.

•	The terms of the options were based on assumptions of various liquidation dates weighted on the likelihood of the assumed liquidation occurring and ranged from seven months to five years.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

•	Volatility was based on the volatilities of comparable companies and ranged from 60% to 53%.

•	Risk-free rates were based on US Treasury Strips which corresponded with the assumed terms of the options and ranged from 5.0% to 4.46%.

At March 31, 2007, Energy LLC had 27,510 Class C Units and 7,503 Class D Units available for future awards. All remaining units were issued in April 2007.

8.	Income Taxes

The Company has no income tax provision (benefit) for the period from inception through December 31, 2006 and the three months ended, March 31, 2007. At March 31, 2007 and December 31, 2006, the Company has deferred tax assets of $911,000 and $855,000, respectively, related to the difference between the book and tax basis of its investment in Energy LLC and has provided valuation allowances for the full amount of these deferred tax assets since it has no history of generating taxable income.

The U.S. statutory federal income tax rate is reconciled to the Company’s effective income tax rate as follows:

	Three Months ended March 31, 2007	From Inception April 11, 2006 to December 31, 2006	From Inception April 11, 2006 to March 31, 2007
Statutory U.S. federal income tax rate	(34.0%)	(34.0%)	(34.0%)
Expected state tax benefit, net	(2.6%)	(2.6%)	(2.6%)
Valuation allowance	36.6%	36.6%	36.6%
	—	—	—

9.	Employee Benefits Plans

401(k) Plan

Energy LLC sponsors a 401(k) profit sharing and savings plan for its employees. Employee participation in this plan is voluntary. Contributions to the plan by Energy LLC are at the discretion of its board of managers. Energy LLC contributed $60,799 to the plan in 2006. There were no contributions made to the plan during the three months ended March 31, 2007.

2007 Equity Incentive Compensation Plan

Immediately prior to the Company’s planned initial public offering, the Company intends to adopt the 2007 Equity Incentive Compensation Plan (‘‘2007 Plan’’). The 2007 Plan provides for the grant of options intended to qualify as incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock awards and any other equity-based or equity related awards. Prior to the formation of the compensation committee of the Board of Directors, the 2007 Plan will be administered by our Board of Directors. Subject to adjustment for changes in capitalization, the aggregate number of shares that may be delivered pursuant to awards under the 2007 Plan is 3,000,000 and the term of the 2007 Plan is for ten years after the date of adoption by our stockholders.

Stock Options – Except as otherwise directed by the Board or the committee, as applicable, in an award agreement, the exercise price for options cannot be less than the fair market value of

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

our common stock on the grant date. The options will generally vest and become exercisable with respect to 30%, 30% and 40% of the shares of our common stock subject to such options on each of the first three anniversaries of the grant date. The Company intends to grant 370,950 stock options under the 2007 Plan to certain of our employees and Directors upon consummation of the offering, with a per-share exercise price equal to the initial public offering price.

Restricted Stock - The Company intends to grant 100,810 shares of restricted stock under the 2007 Plan to certain of our employees and Directors upon consummation of the offering. The restricted share awards granted to certain of our employees will vest 25% per year on each of the first four anniversaries of the grant date. The restricted share awards granted to certain of our Directors will vest 100% on the first anniversary of the grant date.

After considering the expected stock option and restricted stock awards at the consummation of the offering, the Company will have 2,528,240 shares of common stock available for future grant under our 2007 Plan.

Deferred Compensation Plan

The Company maintains a deferred compensation plan. The plan is available to executive officers of the Company and certain key managers of the Company as designated by the Board of Directors or its compensation committee. The plan allows participants to defer all or a portion of their salary and annual bonuses. The Company may make discretionary matching contributions of a percentage of the participant’s salary deferral and those assets are invested in instruments as directed by the participant. The deferred compensation plan does not have dollar limits on tax-deferred contributions. The assets of the deferred compensation plan are held in a ‘‘rabbi trust’’ and, therefore, may be available to satisfy the claims of the Company’s creditors in the event of bankruptcy or insolvency. Participants have the ability to direct the plan administrator to invest their salary and bonus deferrals into pre-approved mutual funds held by the trust or other investments approved by the Board. In addition, each participant has the right to request that the plan administrator re-allocate the portfolio of investments in the participant’s individual account within the trust. However, the plan administrator is not required to honor such requests. Matching contributions will be made in cash and vest ratably over a three-year period. Assets of the trust, are invested in over ten mutual funds that cover an investment spectrum ranging from equities to money market instruments. These mutual funds are publicly quoted and reported at market value. Approximately $27,500 of employee deferrals were contributed to the plan in the first quarter of 2007 and have been recorded as Other assets and Deferred compensation liabilities on the consolidated balance sheet at March 31, 2007. There were no deferrals in 2006.

10.	Commitments and Contingencies

In September 2006, Energy LLC, through its subsidiaries, entered into two operating lease agreements with Cargill, a related party. Cargill’s grain handling and storage facilities, located adjacent to the Wood River and Fairmont plants, are being leased for 20 years from the date the plants become operational. Minimum annual payments under each lease are $800,000 so long as the associated corn supply agreements with Cargill remain in effect. Should the Company not maintain its corn supply agreements with Cargill, the minimum annual payments under each lease increase to $1,200,000. The leases contain escalation clauses which are based on the percentage change in the Midwest Consumer Price Index. The escalation clauses are considered to be contingent rent and, accordingly, are not included in minimum lease payments. The leases do not become effective until the plants become operational. Rent expense will be recognized on a straight line basis over the initial terms of the leases. Events of default under the leases include failure to fulfill monetary or non-monetary obligations and insolvency.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

In October 2006, subsidiaries of Energy LLC entered into agreements to lease a total of 1,065 railroad cars. Pursuant to these lease agreements, beginning in 2008 these subsidiaries will pay approximately $8.7 million annually for ten years. Monthly rental charges escalate if modifications of the cars are required by governmental authorities or mileage exceeds 30,000 miles in any calendar year. Rent expense will be recognized on a straight line basis over the initial terms of the leases. Events of default under the leases include failure to fulfill monetary or non-monetary obligations and insolvency.

In October 2006, Energy LLC entered into a nineteen month lease for its corporate office in Denver.

Future minimum lease payments at March 31, 2007 are as follows:

Operating Leases
2007	$788,993
2008	10,119,816
2009	10,283,500
2010	10,283,500
2011	10,283,500
Thereafter	77,177,375
$118,936,684

Rent expense recorded during the three months ended March 31, 2007 totaled $27,000. For the period from inception through December 31, 2006 rent expense totaled $36,000.

In December 2006, Energy LLC, through its subsidiaries constructing the Wood River and Fairmont plants, entered into agreements with electric utilities pursuant to which the electric utilities will build, own and operate substation and distribution facilities in order to supply electricity to the plants. For its Wood River plant, Energy LLC paid the utility $1.5 million for the cost of the substation and distribution facility. For its Fairmont plant, Energy LLC will pay a fixed facilities charge based on the cost of the substation and distribution facility estimated to be approximately $25,000 per month, over the 30-year term of the agreement. The agreement will be accounted for as a capital lease in the fourth quarter of 2007. The agreement also includes a $25,000 monthly minimum energy charge which is expected to begin in the fourth quarter of 2007.

Subsidiaries of Energy LLC have entered into engineering, procurement and construction (‘‘EPC’’) contracts with The Industrial Company (‘‘TIC’’) covering the construction of the Wood River and Fairmont plants. Pursuant to these EPC contracts, TIC will be paid a total of $262.7 million, subject to certain adjustments, for the turnkey construction of the two plants. Subsequent to the payment of certain advance payments, the subsidiaries of Energy LLC are permitted to withhold approximately 5% of progress payments billed by TIC as retainage payable at the completion of the plants. Such withholdings are reported as construction contract retainage in the consolidated balance sheets. At March 31, 2007 and December 31, 2006, construction in progress reflects $115.1 million and $72.0 million, respectively, related to the EPC contracts. For the plants to become operational, it is estimated that as of March 31, 2007, a further $35.0 million in addition to the EPC contract amounts must be spent on plant infrastructure and other construction requirements. Additional expenditures may be necessary to cover changes that may arise during the construction and start-up of the two plants.

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

Pursuant to long-term agreements, Cargill, a related party, will be the exclusive supplier of corn to the Wood River and Fairmont plants for twenty years after they become operational. The price per bushel of corn purchased under these agreements is based on a formula including cost plus an origination fee. The minimum annual origination fee payable to Cargill per plant under the agreements is $1.2 million. The agreements contain events of default that include failure to pay, willful misconduct, purchase of corn from another supplier, insolvency or the termination of the associated grain facility lease.

Cargill, a related party, has agreed to market all ethanol and distillers grain produced at the Wood River and Fairmont plants for ten years from the date the plants become operational. Under the terms of the ethanol marketing agreements, the Wood River and Fairmont plants will generally participate in a marketing pool where all parties receive the same net price. That price will be the average delivered price per gallon received by the marketing pool less average transportation and storage charges and less a 1% commission. In certain circumstances, the plants may elect not to participate in the marketing pool. Minimum annual commissions are payable to Cargill and represent 1% of Cargill’s average selling price for 82.5 million gallons of ethanol. Under the distillers grain marketing agreements, the Wood River and Fairmont plants will receive the market value at time of sale less a commission. Minimum annual commissions are payable to Cargill and range from $.5 million to $.7 million depending upon certain factors as specified in the agreement. The marketing agreements contain events of default that include failure to pay, willful misconduct and insolvency.

The Company is not currently a party to any material legal, administrative or regulatory proceedings that have arisen in the ordinary course of business or otherwise.

11.	Related Party Transaction

Energy LLC paid a fee of $550,000 to a founder who elected not to remain an employee for work performed in connection with its formation and initial financing. This fee is reported as a compensation expense in the consolidated statement of loss. In addition, an advisory agreement was entered into with this founder, pursuant to which the founder is paid $20,000 per month through February 2008.

12.	Tax Increment Financing

In February 2007, the subsidiary of Energy LLC constructing the Wood River plant received a grant of $6.0 million from the proceeds of a tax increment revenue note issued by the City of Wood River, Nebraska. The grant was provided to fund improvements to property owned by the subsidiary. The City of Wood River will pay the principal and interest of the note from the incremental increase in the property taxes related to the improvements made to the property. The proceeds of the grant have been recorded as a tax increment financing grant and will be amortized over the term of the financing grant. Amortization will begin in 2008 when the plant becomes operational.

Energy LLC has guaranteed the principal and interest of the tax increment revenue note if, for any reason, the City of Wood River fails to make the required payments to the holder of the note.

13.	Expected Stock Split

The Company is pursuing an initial public offering of its common stock. In conjunction with any such offering, the Company intends to effect a stock split with respect to its outstanding

BioFuel Energy Corp. (a development stage company)
Notes to Consolidated Unaudited Financial Statements  — (Continued)

common stock. The Company’s historical financial statements, including the December 31, 2006 and March 31, 2007 financial statements, will be adjusted at the offering date to reflect the actual stock split.

14.    Subsequent Event

On April 27, 2007, Energy LLC entered into a contract with an affiliate of Bear Cub Energy, LLC, which we refer to as Bear Cub, to construct a natural gas line to serve our Fairmont plant. Our Chairman, Thomas J. Edelman, is the Chairman of, and through his and his family members’ ownership interests therein controls, Bear Cub. David J. Kornder, our Executive Vice President, serves on the Board of Bear Cub. The contract was awarded after a competitive bidding process. Neither Mr. Edelman nor Mr. Kornder participated in the process of evaluating bids or awarding the contract. The interests of Mr. Edelman and Mr. Kornder were fully disclosed to our Board, and the contract was approved by our Board without Mr. Edelman’s participation. The contract provides for payment upon completion of the pipeline consisting of a cash payment of $130,000 and the issuance of a three-year promissory note for $1,265,000. The note bears interest at a rate of 1.25% per month (15% per annum), which is the same rate being paid on our subordinated debt. The note may be prepaid at any time without penalty. The pipeline is expected to be completed by September 30, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
BioFuel Solutions, LLC
Denver, Colorado

We have audited the accompanying consolidated balance sheets of BioFuel Solutions, LLC and subsidiaries, a Delaware limited liability (development stage) company (the ‘‘Company’’), as of June 30, 2006 and December 31, 2005, and the related consolidated statements of income (loss) and members’ equity and cash flows for the six months ended June 30, 2006, the period from January 1, 2005 (inception) through December 31, 2005 and for the period from January 1, 2005 (inception) through June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BioFuel Solutions, LLC and subsidiaries at June 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for the six months ended June 30, 2006, the period from January 1, 2005 (inception) through December 31, 2005 and for the period from January 1, 2005 (inception) through June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
December 8, 2006

BioFuel Solutions, LLC (a Delaware limited liability company)
(a development stage company)
Consolidated balance sheets

	June 30, 2006	December 31, 2005
Assets
Current assets
Cash and equivalents	$221,210	$102,731
Accounts receivable	—	914,005
Receivable from BioFuel Energy, LLC	46,815	—
Prepaid expenses	6,940	1,487
Total	274,965	1,018,223
Land improvements	465,070	260,580
Deferred financing fees	87,494	—
Total assets	$827,529	$1,278,803
Liabilities and members’ equity
Current liabilities
Accounts payable	$33,910	$369,195
Notes payable, net	157,406	143,074
Accrued legal fees	123,232	36,418
Accrued compensation and related liabilities	—	17,225
Total	314,548	565,912
Commitments and contingencies (See Note 6)
Members’ equity	512,981	712,891
Total liabilities and members’ equity	$827,529	$1,278,803

The accompanying notes are an integral part of these financial statements.

BioFuel Solutions, LLC (a Delaware limited liability company)
(a development stage company)
Consolidated statements of income (loss)
and members’ equity

	For the Six Months ended June 30, 2006	From Inception on January 1, 2005 through December 31, 2005	From Inception on January 1, 2005 through June 30, 2006
Advisory fees	$—	$1,043,707	$1,043,707
General and administrative expenses	374,796	153,945	528,741
Advisory fee expenses	23,061	358,130	381,191
Interest (income) expense	(1,947)	2,309	362
Equity in loss of affiliated company	—	112,983	112,983
Net (loss) income	(395,910)	416,340	20,430
Members’ equity:
Beginning of period	712,891	—	—
Member contributions	196,000	296,551	492,551
End of period	$512,981	$712,891	$512,981

The accompanying notes are an integral part of these financial statements.

BioFuel Solutions, LLC (a Delaware limited liability company)
(a development stage company)
Consolidated statements of cash flows

	For the Six Months ended June 30, 2006	From Inception on January 1, 2005 through December 31, 2005	From Inception on January 1, 2005 through June 30, 2006
Cash flows from operating activities
Net (loss) income	$(395,910)	$416,340	$20,430
Adjustments to reconcile net income to net cash provided by operating activities
Non-cash member contribution	—	71,551	71,551
Equity in loss of affiliate	—	112,983	112,983
Deferred advisory expenses	—	87,861	87,861
Imputed interest	6,926	2,309	9,235
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	914,005	(825,000)	89,005
Due to BioFuel Energy, LLC	(46,816)		(46,816)
Accounts payable	(180,181)	103,337	(76,844)
Other current assets and liabilities, net	(23,356)	52,156	28,800
Net cash provided by operating activities	274,668	21,537	296,205
Cash flows from investing activities
Investment in equity affiliate	—	(210,903)	(210,903)
Cash received upon acquisition of equity affiliate	—	47,106	47,106
Expenditures for land improvements	(554,529)	(28,802)	(583,331)
Reimbursement received for expenditures on land	191,207	48,793	240,000
Net cash used in investing activities	(363,322)	(143,806)	(507,128)
Cash flows from financing activities
Proceeds from note payable	161,133	—	161,133
Payment of note payable	(150,000)	—	(150,000)
Member contributions	196,000	225,000	421,000
Net cash provided by financing activities	207,133	225,000	432,133
Net increase in cash and equivalents	118,479	102,731	221,210
Cash and equivalents, beginning of period	102,731	—	—
Cash and equivalents, end of period	$221,210	$102,731	$221,210
Non-cash investing and financing activities
Non-cash additions to land improvements	$38,911	$280,570	$38,911
Note issued for purchase of BioFuel Solutions, LLC, a Colorado LLC	—	140,765	—
Non-cash debt issuance costs	87,494	—	87,494

The accompanying notes are an integral part of these financial statements.

BioFuel Solutions, LLC (a Delaware limited liability company)
(a development stage company)
Notes to consolidated financial statements

1.	Organization and nature of operations

BioFuel Solutions, LLC (the ‘‘Company’’), was organized as a Delaware limited liability company primarily for the development of ethanol production facilities. Since its formation, substantially all of the Company’s activities have been related to securing the capital needed for the construction of two ethanol production facilities, located in Wood River, Nebraska and Fairmont, Minnesota. The Company’s headquarters is located in Denver, Colorado.

Prior to October 31, 2005, the Company held a 26.7% interest in Bio Fuel Solutions, LLC (‘‘BFS-CO’’), a Colorado limited liability company. On October 31, 2005, the Company acquired the remaining interest in BFS-CO. See Note 3.

The Company is considered development stage as it has not commenced commercial operations, hired the full complement of personnel, or generated revenues from the sale of ethanol. As a development stage enterprise, the Company is dependent on external financing to execute its business plan.

During 2005, advisory fees were earned on ethanol project related services provided to two clients under agreements in effect at the time the Company acquired BFS-CO. The Company did not provide advisory services during the six months ended June 30, 2006.

2.	Summary of significant accounting policies

The financial statements include the Company and its subsidiaries. All inter-company balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures in the accompanying notes. Actual results could differ from those estimates.

Cash and equivalents include highly liquid investments with original maturities of three months or less.

Deferred financing fees are related to the Company’s efforts to obtain financing for the construction of its two proposed ethanol plants. The Company will amortize these costs over the term of the financing using the effective interest method.

Land improvements are stated at cost and include all costs directly related to, or allocable to, developing a site for the construction of an ethanol production facility. Any cost that is not related to the development of a specific plant site is expensed as incurred.

The recoverability of the carrying value of the Company’s investments in land improvements is evaluated whenever circumstances indicate that value may not be fully recoverable. Recoverability is measured by comparing carrying value of an asset with the estimated undiscounted future cash flows. If the carrying value exceeds such cash flows, an impairment charge is recognized equal to the amount by which the carrying value of the asset exceeds its fair value. The Company did not recognize an impairment loss on any of its land improvement assets during the period from inception to December 31, 2005 or during the six months ended June 30, 2006.

Advisory fees are generally recognized using the completed contract method of accounting, as prescribed by Statement of Position 81-1 (‘‘SOP 81-1’’), Accounting for Performance of Construction-Type and Certain Production-Type Contracts, due to the lack of dependable

BioFuel Solutions, LLC (a Delaware limited liability company)
(a development stage company)
Notes to consolidated financial statements  — (Continued)

estimates of revenues to be earned and ultimately collected under the Company’s advisory service contracts. In accordance with SOP 81-1, the Company defers advisory costs associated with providing its services to be recognized upon completion of the services and recognition of the related revenues. There were no deferred advisory costs recorded in the balance sheets at December 31, 2005 and June 30, 2006.

The Company accounted for its investment in BFS-CO using the equity method since it had the ability to exercise significant influence on how BFS-CO executed its business plans.

As a limited liability company, the Company is not subject to federal and state income taxes. Its members are liable for income taxes based on their interest in the Company. Accordingly, the financial statements do not reflect federal and state income tax liabilities or benefits.

The reported values of accounts receivable, accounts payable, accrued expenses and notes payable approximate fair value because of their short-term nature.

3.	Acquisition

On October 31, 2005, the Company purchased the interest in BFS-CO it did not own by issuing a promissory note for $150,000 and agreeing to pay contingent consideration of up to $520,000. The promissory note was paid in June 2006. The Company was to pay contingent consideration of $100,000 for each of two advisory service contracts in existence at the date of the acquisition to the extent it received compensation. The Company was compensated pursuant to one of these contracts and paid $100,000 of the contingent consideration in June 2006. The remaining contingent consideration of $320,000 was related to completing the financing required for the construction of the Wood River and Fairmont ethanol production facilities and became payable on September 25, 2006. BFS-CO was a development stage company. As such, the acquisition was accounted for as a purchase of assets at fair value.

Due to in-kind capital contributions made by both members of BFS-CO, the Company’s ownership interest in BFS-CO was adjusted to 26.7%. Prior to the purchase of the remaining 73.3% interest in BFS-CO, the Company accounted for its investment in BFS-CO using the equity method of accounting. A summary of the operating results of BFS-CO from its inception on January 1, 2005 to October 31, 2005 follows:

Advisory fees	$104,005
General and administrative expenses	(398,327)
Advisory fee expenses	(128,737)
Interest income	453
Net loss	$(422,606)

4.	Note payable

At December 31, 2005, the Company had a non-interest bearing promissory note payable to the prior 73.3% owner of BFS-CO in the amount of $150,000. This note has been discounted reflecting an imputed interest rate of 10.0% per annum. This note was paid in June 2006.

In September 2005, the Company through one of its subsidiaries became a party to an agreement with The Fairmont Economic Development Authority and the City of Fairmont, Minnesota giving the Company the right to borrow up to $225,000 to cover the cost of drilling a

BioFuel Solutions, LLC (a Delaware limited liability company)
(a development stage company)
Notes to consolidated financial statements  — (Continued)

well and conducting tests required for permitting the Fairmont plant site. The Company borrowed $149,142 in February 2006 and $11,991 in April 2006 pursuant to this agreement. This loan does not bear interest and has been discounted reflecting an imputed interest rate of 10% per annum. This loan was paid in full in September 2006.

5.	Members’ equity

During 2005, the Company’s members made cash and noncash contributions of $225,000 and $71,551, respectively. During the six months ended June 30, 2006, additional cash contributions totaled $196,000.

Net income and losses of the Company are allocated to each member in proportion to each member’s ownership interest. The Company has made no distributions to its members to date.

6.	Commitments and contingencies

The Company and Cargill, Incorporated (‘‘Cargill’’) entered into two separate agreements with substantially similar terms whereby the Company and Cargill would cooperate with each other on an exclusive basis to develop ethanol production facilities, located in Wood River, Nebraska and Fairmont, Minnesota. Pursuant to these agreements, the Company would arrange the financing and construction for both production facilities, and Cargill would provide corn supply, storage and handling, ethanol and distillers grain marketing, and other services. Both the Company and Cargill agreed to invest a minimum of $4,000,000 in each production facility.

The Company is not currently a party to any legal, administrative or regulatory proceedings that have arisen in the ordinary course of business or otherwise.

7.	Related party transactions

The Company paid an affiliate of a member $10,500 during the six months ended June 30, 2006 for accounting services provided to the Company.

8.	Agreement with BioFuel Energy, LLC

On May 1, 2006, the Company effectively ceased its efforts to develop the Wood River and Fairmont ethanol facilities on its own. On August 4, 2006, BioFuel Energy, LLC (‘‘BFE’’) purchased the 30% interest in the Company held by one of its members. On September 25, 2006 members owning the remaining 70% interest in the Company conveyed their interest to BFE. Subsequent to June 30, 2006, the Company distributed cash of $241,542 to these members.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Bio Fuel Solutions, LLC
Denver, Colorado

We have audited the accompanying balance sheet of Bio Fuel Solutions, LLC, a Colorado limited liability (development stage) company (the ‘‘Company’’), as of October 31, 2005, and the related statements of loss and members’ equity and cash flows for the period from January 1, 2005 (inception) through October 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Bio Fuel Solutions, LLC at October 31, 2005, and the results of its operations and its cash flows for the period from January 1, 2005 (inception) through October 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
December 8, 2006

Bio Fuel Solutions, LLC
(a Colorado limited liability company)
(a development stage company)
Balance sheet
October 31, 2005

Assets
Current assets
Cash and equivalents	$47,106
Accounts receivable	89,005
Deferred advisory expenses	87,861
Total	223,972
Land improvements	266,061
Total assets	$490,033
Liabilities and members’ equity
Current liabilities
Accounts payable	$75,292
Accounts payable to related parties	16,961
Accrued legal fees	31,516
Total	123,769
Commitments and contingencies (See Note 4)
Members’ equity	366,264
Total liabilities and members’ equity	$490,033

The accompanying notes are an integral part of these financial statements.

Bio Fuel Solutions, LLC
(a Colorado limited liability company)
(a development stage company)
Statement of loss and members’ equity
from inception on January 1, 2005 through October 31, 2005

Advisory fees	$104,005
General and administrative expenses	(398,327)
Advisory fee expenses	(128,737)
Interest income	453
Net loss	(422,606)
Members’ equity
Beginning of period	—
Members’ contributions	788,870
End of period	$366,264

The accompanying notes are an integral part of these financial statements.

Bio Fuel Solutions, LLC
(a Colorado limited liability company)
(a development stage company)
Statement of cash flows
from inception on January 1, 2005 through October 31, 2005

Cash flows from operating activities
Net loss	$(422,606)
Adjustments to reconcile net loss to net cash used in operating activities
Expenses paid directly by members	521,870
Changes in operating assets and liabilities
Increase in accounts receivable	(89,005)
Increase in deferred advisory expenses	(87,861)
Increase in accounts payable	40,732
Increase in accrued legal fees	31,516
Net cash used in operating activities	(5,354)
Cash flows from investing activities
Expenditures for land improvements	(214,540)
Net cash used in investing activities	(214,540)
Cash flows from financing activities
Member contributions	267,000
Net cash provided by financing activities	267,000
Net increase in cash and equivalents	47,106
Cash and equivalents, beginning of period	—
Cash and equivalents, end of period	$47,106
Non-cash investment items
Non-cash additions to land improvements	$51,521

The accompanying notes to are an integral part of these financial statements.

Bio Fuel Solutions, LLC (a Colorado limited liability company)
(a development stage company)
Notes to financial statements

1.	Organization and nature of operations

Bio Fuel Solutions, LLC (the ‘‘Company’’), was organized as a Colorado limited liability company on January 1, 2005 and was engaged primarily in the development of ethanol production facilities. The Company did, however, respond to requests to advise others regarding development of ethanol plants when the occasion arose. The Company was located in Steamboat Springs, Colorado. On October 31, 2005, the Company was acquired by BioFuel Solutions, LLC, a Delaware limited liability company (‘‘BFS-DE’’).

At the time of its acquisition, the Company was considered development stage as it had not commenced operations of its ethanol production facilities, hired the full complement of personnel, or generated revenues from the sale of ethanol. As a development stage enterprise, the Company was dependent on external financing to execute its business plan.

2.	Summary of significant accounting policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures in the accompanying notes. Actual results could differ from those estimates.

Cash and equivalents include highly liquid investments with original maturities of three months or less.

Land improvements are stated at cost and include all costs directly related to, or allocable to, developing a site for the construction of an ethanol production facility. Any cost that is not related to the development of a specific plant site is expensed as incurred.

The recoverability of the carrying value of the Company’s investment in land improvements is evaluated whenever circumstances indicate that the value may not be fully recoverable. Recoverability is measured by comparing carrying value of an asset with the estimated undiscounted future cash flows. If the carrying value exceeds such cash flows, an impairment charge is recognized equal to the amount by which the carrying value of the asset exceeds its fair value. The Company did not recognize an impairment loss on any of its land improvement assets during the period from inception through October 31, 2005.

Advisory fees are generally recognized using the completed contract method of accounting, as prescribed by Statement of Position 81-1 (‘‘SOP 81-1’’), Accounting for Performance of Construction-Type and Certain Production-Type Contracts, due to the lack of dependable estimates of revenues to be earned and ultimately collected under the Company’s advisory service contracts. In accordance with SOP 81-1, the Company has deferred advisory costs associated with providing its services and will recognize these deferred costs upon completion of the services and recognition of the related revenues. During the period ended October 31, 2005, the Company’s advisory fees were derived from a single customer.

As a limited liability company, the Company is not subject to federal and state income taxes. Its members are liable for income taxes based on their interest in the Company. Accordingly, the financial statements do not reflect federal and state income tax liabilities or benefits.

The estimated fair values of cash and equivalents, accounts receivable and accounts payable approximate fair value because of their short-term nature.

Bio Fuel Solutions, LLC (a Colorado limited liability company)
(a development stage company)
Notes to financial statements — (Continued)

3.	Members’ equity

The Company had two members. The members contributed $150,000 and $100,000 for a 60% interest and a 40% interest, respectively. An additional cash contribution of $17,000 was made during the period from inception through October 31, 2005 by the 60% member. Additionally, the Company’s 60% member paid expenses on behalf of the Company totaling $410,967, and its capital account was increased accordingly. The Company’s 40% member paid expenses on behalf of the Company totaling $110,903, and its capital account was also increased accordingly, resulting in ownership interests of 73.27% and 26.73%, respectively.

The net loss of the Company was allocated to each member in proportion to each member’s ownership interest after considering all contributions recorded in their capital accounts during the period from inception through October 31, 2005. The Company made no distributions to its members.

4.	Commitments and contingencies

On July 20, 2005, the Company and Cargill, Incorporated (‘‘Cargill’’) entered into two separate agreements with substantially similar terms whereby the Company and Cargill would cooperate with each other on an exclusive basis to develop ethanol production facilities, located in Wood River, Nebraska and Fairmont, Minnesota. Pursuant to these agreements, the Company would arrange the financing and construction for both production facilities, and Cargill would provide corn supply, storage and handling, ethanol and distillers grain marketing, and other services. Both the Company and Cargill agreed to invest a minimum of $4,000,000 in each production facility. In connection with the acquisition of the Company on October 31, 2005, BFS-DE assumed the Company’s rights and obligations under these agreements.

The Company was not a party to any legal, administrative or regulatory proceedings from its inception through October 31, 2005.

5.	Related party transactions

The Company reimbursed its members for expenditures of $132,179 incurred on its behalf from inception through October 31, 2005, of which $63,555 was recorded in land development and $68,624 was charged to expenses related to advisory services. At October 31, 2005, the Company owed its 73.27% and 26.73% members $15,456 and $1,505, respectively.

5,250,000 shares

BioFuel Energy Corp.

Common Stock

Prospectus

JPMorgan	Citi	A.G. Edwards
Bear, Stearns & Co. Inc.		Cowen and Company

                    , 2007

Until              , 2007 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

Item 13.    Other expenses of issuance and distribution

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the NASD filing fee.

Amount to be Paid
SEC registration fee	$32,100
NASD filing fee	30,500
Listing fee	125,000
Printing and engraving expenses	375,000
Accounting fees and expenses	475,000
Legal fees and expenses	1,990,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous expenses	257,400
Total	$3,300,000

Item 14.    Indemnification of directors and officers

Our certificate of incorporation generally provides that we will indemnify our directors and officers to the fullest extent permitted by law.

Section 145(a) of the Delaware General Corporation Law (the ‘‘DGCL’’) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation also provides for the limitation of liability set forth in Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

We also intend to obtain officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

The employment agreement of each of Mr. Pearce and Mr. Simon provides for indemnification to the fullest extent permitted by law against any claims or judgments that result by reason of employment with us. In addition, during the term of employment of each of Mr. Pearce and Mr. Simon, and for a period of three years following employment, we must maintain officers’ and directors’ liability insurance for each of Mr. Pearce and Mr. Simon at least equal to the coverage that we provide for any other present or former senior executive or director.

Section 7(b) of the Underwriting Agreement, filed as Exhibit 1.1, provides that the Underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section 7(d) of the Underwriting Agreement also provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

Item 15.    Recent sales of unregistered securities

On April 11, 2006, BioFuel Energy Corp. issued 879.6 shares of its common stock, par value $0.01 per share, to Greenlight Capital Offshore, Ltd. and 120.4 shares of its common stock, par value $0.01 per share, to Greenlight Reinsurance, Ltd. in exchange for $1,033,587.17 and $141,477.83, respectively. The issuances of such shares of common stock were not registered under the Securities Act because the shares were issued in transactions exempt from registration under Section 4(2) of the Securities Act.

Since inception in January 2006, BioFuel Energy, LLC (the ‘‘LLC’’) issued the following securities in the transactions described below. The securities were issued in transactions exempt from registration under Section 4(2) of the Securities Act.

The LLC has issued profit sharing membership interests to each of Thomas J. Edelman, Scott H. Pearce, Daniel J. Simon and Irik P. Sevin for their services in founding and organizing the company. The LLC also issued profit sharing membership interests to Messrs. Simon and Pearce in consideration for their interests in BioFuel Solutions Delaware. In addition, the LLC has issued profit sharing membership interests to each of Messrs. Edelman, Kornder, Morris, Pearce, Simon, Streisand, Page, Stefanoudakis and Huffman in consideration for their services as executive officers. A summary of these issuances is presented in the table below:

Founder/Executive	Date of Issuance	C Units	D Units	M Units
Thomas J. Edelman	May 1, 2006	899,500	299,833	100,000
	June 30, 2006	19,218	5,925	5,000
	August 4, 2006	2,315	714	—
	September 14, 2006	41,223	13,741	—
	April 19, 2007	5,253	917	—
Scott H. Pearce	May 1, 2006	542,500	180,833	125,000
	June 30, 2006	9,705	3,729	10,000
	August 4, 2006	1,169	449	—
	September 14, 2006	78,723	26,241	—
	April 19, 2007	5,252	918	—
Daniel J. Simon	May 1, 2006	542,500	180,833	125,000
	June 30, 2006	8,773	3,418	10,000
	August 4, 2006	1,057	412	—
	September 14, 2006	78,723	26,241	—
	April 19, 2007	5,252	918	—
Irik P. Sevin	May 1, 2006	220,500	73,500	25,000
	June 30, 2006	5,879	1,453	25,000
	August 4, 2006	708	175	—
Eric D. Streisand	July 18, 2006	75,000	25,000	—
JonAlan C. Page	July 18, 2006	18,750	6,250	—
Michael N. Stefanoudakis	September 11, 2006	15,000	5,000	—
	April 19, 2007	3,750	1,250	—
William W. Huffman	September 14, 2006	9,375	3,125	—
David J. Kornder	February 9, 2007	75,000	25,000	—
Timothy S. Morris	February 26, 2007	10,000	5,000	—

On May 1, 2006, the LLC issued 9,175,000 A units to various investors in exchange for capital commitments totaling $91,750,000 (all of which have been paid). On June 30, 2006, the LLC issued to BioFuel Partners, LLC 157,500 units in exchange for capital commitments totaling $1,570,000 (all of which have been paid). On September 29, 2006, the LLC issued to Cargill 950,000 B units in exchange for a capital contribution of $9,500,000. On August 4, 2006, the LLC issued to an investor 25,000 A units in exchange for interests in another entity.

On April 10, 2007, the LLC issued 750 C units and 250 D units to each of two employees for their services. On April 16, 2007, the LLC issued 1,500 C units and 500 D units to an employee for services. On April 19, 2007, the LLC issued 5,000 C units and 2,500 C units to an employee for services.

Certain affiliates of Greenlight Capital, Inc. and Third Point, and Thomas J. Edelman, have agreed to purchase 4,250,000 of our shares of common stock in a private placement concurrent with this offering at a price per share equal to the initial public offering price.

Item 16.    Exhibits and financial statement schedules

(a)    Exhibits

Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation**
3.2	Form of Bylaws, as Amended and Restated**

Number		Description
4.1		Specimen Stock Certificate**
5.1		Opinion of Cravath, Swaine & Moore LLP**
10.1		Form of Second Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC**
10.2		Credit Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC and Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, various financial institutions from time to time, as lenders, Deutsche Bank Trust Company Americas, as collateral agent, and BNP Paribas, as administrative agent and arranger**
10.3		Collateral Account Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC, Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, Deutsche Bank Trust Company Americas, as collateral agent and Deutsche Bank Trust Company Americas, as depositary agent and securities intermediary**
10.4		Form of Registration Rights Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto**
10.5		Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.6		Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.7		Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.8		Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.9		Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC** ##
10.10		Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC** ##
10.11		Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Scott H. Pearce**
10.12		Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Daniel J. Simon**
10.13		Engineering, Procurement and Construction Agreement dated April 28, 2006, between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc.** #
10	.13.1	First Amendment to the Engineering, Procurement and Construction Agreement between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc., dated August 28, 2006** #
10.14		Engineering, Procurement and Construction Agreement dated June 9, 2006, between Buffalo Lake Energy, LLC and TIC-The Industrial Company Wyoming, Inc.** #
10.15		Master Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**

Number		Description
10.16		Master Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.17		Grain Facility Lease dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.18		Grain Facility Lease and Sublease dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.19		Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Buffalo Lake Energy, LLC** #
10.20		Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Pioneer Trail Energy, LLC** #
10.21		Loan Agreement dated September 25, 2006, between BioFuel Energy, LLC, the lenders party thereto and Greenlight APE, LLC, as administrative agent**
10.22		BioFuel Energy, LLC Deferred Compensation Plan for Select Employees**
10.23		BioFuel Energy, LLC Change of Control Plan**
10.24		BioFuel Energy Corp 2007 Equity Incentive Compensation Plan**
10.25		BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.1	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.2	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.3	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10.26		BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement**
10	.26.1	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement**
10.27		Form of Tax Benefit Sharing Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto**
10.28		License Agreement dated June 9, 2006 between Delta-T Corporation and Buffalo Lake Energy, LLC** #
10.29		License Agreement dated April 28, 2006 between Delta-T Corporation and Pioneer Trail Energy, LLC** #
10.30		Letter Agreement dated July 18, 2006 between Irik P. Sevin and BioFuel Energy, LLC**
10.31		Assignment and Assumption of Option to Purchase Agreement dated April 6, 2007**
10	.31.1	Alta Land Option Agreement dated September 11, 2006**
10	.31.2	Amendment dated September 22, 2006 to Alta Land Option Agreement dated September 11, 2006**
10.32		Assignment and Assumption of Option to Purchase Agreement dated April 6, 2007**
10	.32.1	Alta Land Option Agreement dated September 18, 2006**
10.33		Form of Stockholders Agreement between BioFuel Energy Corp. and Cargill Biofuels Investments, LLC**

Number	Description
10.34	Form of Purchase Agreement between BioFuel Energy Corp. and the parties listed on the signature pages thereto**
21.1	List of Subsidiaries of BioFuel Energy Corp.**
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1)**
24.1	Powers of Attorney**

**	Previously filed.
#	Confidential treatment has been requested and granted for certain provisions of this exhibit.

(b)	Financial Statement Schedule

Schedule I of BioFuel Energy Corp. — Condensed Financial Information of Registrant. See page F-17.

Item 17.    Undertakings

The undersigned registrant hereby undertakes as follows:

(1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on June 13, 2007.

BioFuel Energy Corp.
By:	/s/ Scott H. Pearce
	Name:	Scott H. Pearce
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 9 to the Registration Statement has been signed by the following persons in the capacities indicated on June 13, 2007.

Signature	Title

*	Chairman and Chairman of the Board

Thomas J. Edelman

/s/ Scott H. Pearce	President and Chief Executive Officer and Director (Principal Executive Officer)

Scott H. Pearce

/s/ Daniel J. Simon	Executive Vice President and Chief Operating Officer and Director

Daniel J. Simon

/s/ David J. Kornder	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

David J. Kornder

*	Director

David Einhorn

*	Director

Daniel S. Loeb

*	Director

James Lin

*	Director

Christopher M. Sommers

*By:	/s/ Scott H. Pearce Name: Scott H. Pearce Title: Attorney-in-Fact

Exhibit index

Number		Description
1.1		Form of Underwriting Agreement
3.1		Form of Amended and Restated Certificate of Incorporation**
3.2		Form of Bylaws, as Amended and Restated**
4.1		Specimen Stock Certificate**
5.1		Opinion of Cravath, Swaine & Moore LLP**
10.1		Form of Second Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC**
10.2		Credit Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC and Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, various financial institutions from time to time, as lenders, Deutsche Bank Trust Company Americas, as collateral agent, and BNP Paribas, as administrative agent and arranger**
10.3		Collateral Account Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC, Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, Deutsche Bank Trust Company Americas, as collateral agent and Deutsche Bank Trust Company Americas, as depositary agent and securities intermediary**
10.4		Form of Registration Rights Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto**
10.5		Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.6		Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.7		Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.8		Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.9		Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC** ##
10.10		Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC** ##
10.11		Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Scott H. Pearce**
10.12		Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Daniel J. Simon**
10.13		Engineering, Procurement and Construction Agreement dated April 28, 2006, between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc.** #
10	.13.1	First Amendment to the Engineering, Procurement and Construction Agreement between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc., dated August 28, 2006** #

Number		Description
10.14		Engineering, Procurement and Construction Agreement dated June 9, 2006, between Buffalo Lake Energy, LLC and TIC-The Industrial Company Wyoming, Inc.** #
10.15		Master Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.16		Master Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.17		Grain Facility Lease dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC**
10.18		Grain Facility Lease and Sublease dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC**
10.19		Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Buffalo Lake Energy, LLC** #
10.20		Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Pioneer Trail Energy, LLC** #
10.21		Loan Agreement dated September 25, 2006, between BioFuel Energy, LLC, the lenders party thereto and Greenlight APE, LLC, as administrative agent**
10.22		BioFuel Energy, LLC Deferred Compensation Plan for Select Employees**
10.23		BioFuel Energy, LLC Change of Control Plan**
10.24		BioFuel Energy Corp 2007 Equity Incentive Compensation Plan**
10.25		BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.1	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.2	Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10	.25.3	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document**
10.26		BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement**
10	.26.1	Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement**
10.27		Form of Tax Benefit Sharing Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto**
10.28		License Agreement dated June 9, 2006 between Delta-T Corporation and Buffalo Lake Energy, LLC** #
10.29		License Agreement dated April 28, 2006 between Delta-T Corporation and Pioneer Trail Energy, LLC** #
10.30		Letter Agreement dated July 18, 2006 between Irik P. Sevin and BioFuel Energy, LLC**
10.31		Assignment and Assumption of Option to Purchase Agreement dated April 6, 2007**
10	.31.1	Alta Land Option Agreement dated September 11, 2006**
10	.31.2	Amendment dated September 22, 2006 to Alta Land Option Agreement dated September 11, 2006**
10.32		Assignment and Assumption of Option to Purchase Agreement dated April 6, 2007**
10	.32.1	Alta Land Option Agreement dated September 18, 2006**

Number	Description
10.33	Form of Stockholders Agreement between BioFuel Energy Corp. and Cargill Biofuel Investments, LLC**
10.34	Form of Purchase Agreement between BioFuel Energy Corp. and the parties listed on the signature pages thereto**
21.1	List of Subsidiaries of BioFuel Energy Corp.**
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1)**
24.1	Powers of Attorney**

**	Previously filed.
#	Confidential treatment has been requested and granted for certain provisions of this exhibit.